   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997
                                                      REGISTRATION NO. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            KRAUSE'S FURNITURE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                            5710                           77-0310773
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYEE
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                          200 NORTH BERRY STREET, BREA
                             CALIFORNIA 92821-3903
                                 (714) 990-3100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PHILIP M. HAWLEY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            KRAUSE'S FURNITURE, INC.
                             200 NORTH BERRY STREET
                          BREA, CALIFORNIA 92821-3903
                                 (714) 990-3100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                  COPIES OF ALL COMMUNICATIONS TO BE SENT TO:

           JUDITH OLSON LASKER, ESQ.                           STEVEN D. PIDGEON, ESQ.
            KRAUSE'S FURNITURE, INC.                           MICHAEL B. MALEDON, ESQ.
            200 NORTH BERRY STREET,                               SNELL & WILMER LLP
          BREA, CALIFORNIA 92821-3903                             ONE ARIZONA CENTER
                  714-990-3100                               PHOENIX, ARIZONA 85004-0000
                      AND                                            602-382-6000
            MICHAEL J. CONNELL, ESQ.
            MORRISON & FOERSTER LLP
             555 WEST FIFTH STREET
       LOS ANGELES, CALIFORNIA 90013-1024
                  213-892-5200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

   =========================================================================================================================
TITLE OF EACH CLASS OF                                                                                          AMOUNT OF
SECURITIES                      AMOUNT TO BE       PROPOSED MAXIMUM OFFERING  PROPOSED MAXIMUM AGGREGATE      REGISTRATION
TO BE REGISTERED                REGISTERED(1)          PRICE PER UNIT(1)           OFFERING PRICE(1)             FEE(1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.001.....................   4,000,000 shares               $3.00                    $12,000,000                $3,540
   =========================================================================================================================

(1) Estimated solely for purpose of calculating the amount of the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq SmallCap Market on December 18, 1997 in accordance with Rule 457(c) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED DECEMBER   , 1997
PROSPECTUS

                                4,000,000 SHARES

                                [KRAUSE'S LOGO]

                                  COMMON STOCK
                            ------------------------

     Of the 4,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby, 1,903,889 shares are being offered by Krause's Furniture, Inc. (the "Company") and 2,096,111 shares are being offered by a stockholder of the Company (the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders." The Common Stock is quoted on the
Nasdaq SmallCap Market under the symbol "SOFA." On December   , 1997, the last
reported sale price of the Common Stock, as quoted on the Nasdaq SmallCap Market
was $          . See "Price Range of Common Stock." The Company has applied to list the Common Stock on the American Stock Exchange under the symbol "KFI." This listing is expected to be effective prior to completion of the offering, at which time the Common Stock will be withdrawn from the Nasdaq SmallCap Market.
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS," BEGINNING ON PAGE 9.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================

                                                                                        PROCEEDS TO
                                                                                          SELLING
                                   PRICE TO       PLACEMENT AGENT     PROCEEDS TO       STOCKHOLDER
                                    PUBLIC            FEES(1)        COMPANY(2)(3)        (2)(3)
------------------------------------------------------------------------------------------------------
 Per Share.................... $                 $                 $                 $
------------------------------------------------------------------------------------------------------
 Total........................ $                 $                 $                 $
======================================================================================================

(1) The Common Stock is being offered on an all or none basis by the Company and the Selling Stockholder primarily to selected institutional investors. Cruttenden Roth Incorporated (the "Placement Agent") has been retained to act, on a best efforts basis, as exclusive agent for the Company and the Selling Stockholder in connection with the arrangement of this transaction. The Company and the Selling Stockholder have agreed to pay the Placement Agent a fee in connection with the arrangement of this transaction and the Company has agreed to reimburse the Placement Agent for certain out-of-pocket expenses. The Company and the Selling Stockholder have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

(2) The termination date of the offering is January   , 1998, subject to
    extension by mutual agreement of the Company, the Selling Stockholder and the Placement Agent. Prior to the closing date of this best efforts, all or nothing offering, all investor funds will promptly be placed in escrow with
                   , as escrow agent for funds collected in connection with the offering (the "Escrow Agent"), in an escrow account established for the benefit of the investors. Upon receipt of notice from the Escrow Agent that investors have affirmed purchase of the Common Stock and deposited the requisite funds in the escrow account, the Company and the Selling Stockholder will deliver the shares of Common Stock to be credited to the accounts of the investors and will collect the investor funds from the Escrow Agent. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited with the Escrow Agent will promptly be returned to the investors. See "Plan of Distribution."

(3) Before deducting expenses payable by the Company estimated at $          .

                                CRUTTENDEN ROTH
                                  INCORPORATED

                THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1997

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, references to the "Company" are to Krause's Furniture, Inc. and its wholly owned subsidiaries.

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the anticipated performance of the Company's new management team,
(ii) the effect of the Company's remodeling and expansion program, (iii) the Company's efforts to improve efficiency, (iv) the Company's intention to capitalize on its brand names to increase sales and market share, and (v) the Company's efforts to improve its financial performance. These statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements as a result of certain of the factors set forth in "Risk Factors" and for the reasons described elsewhere in this Prospectus. All forward-looking statements and reasons why results may differ included in this Prospectus are made as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

                                  THE COMPANY

     The Company is a leading vertically integrated manufacturer and retailer of custom-crafted upholstered furniture and accessories. The Company operates 81 furniture showrooms under the Krause's (67 showrooms) and Castro Convertibles (14 showrooms) brand names in 12 states, with 41 of those showrooms in California and 13 in the New York City metropolitan area, including New Jersey and Connecticut. Customers can choose from more than 60 styles and 40 sizes of sofas, incliners, recliners, sectionals, sofabeds and chairs, which they can customize with 800 fabrics and 50 leathers. The Company believes it has developed a reputation for delivering high quality, custom-crafted upholstered furniture at prices comparable to those of mass-produced, sold-as-shown furniture. In recent periods, the Company has undergone significant changes, raising substantial new capital, hiring a new management team with extensive expertise in retailing, and changing the Company's business strategy from a factory-direct orientation to a retail-oriented approach with updated styles and fabrics offering greater appeal to its customer base.

                              RECENT DEVELOPMENTS

     In the spring of 1996, General Electric Capital Corporation ("GECC") and Philip M. Hawley, the former Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.), undertook an evaluation of the Company and determined that it had strong brand name recognition, good retail locations in strong markets, a demonstrated manufacturing capability and a unique niche. They perceived that the Company presented an opportunity for growth by remodeling existing showrooms, opening new showrooms in existing markets and penetrating new markets. Beginning in August 1996, GECC and certain other investors led by Mr. Hawley invested approximately $22 million in debt and equity in the Company. The Company hired new executives with retail experience and Mr. Hawley became its Chairman and Chief Executive Officer.

     Under the leadership of Mr. Hawley, the Company has embarked on a major remodeling and expansion program, and has developed a marketing and merchandising strategy designed to increase its appeal to its existing broad customer base by promoting the Company's wide selection of products, styles and fabrics, as well as quality and value. Under this program, the Company has remodeled 14 existing showrooms, established design centers in prominent locations within showrooms to highlight fabric selection, created decorated room settings, added new lighting and carpeting and integrated the Castro Convertibles brand name and products into its Krause's showrooms. The Company expects to complete the remodeling of an additional four showrooms by the end of this fiscal year (February 1, 1998), and plans to remodel approximately 24 additional showrooms in fiscal 1998. The Company has also taken significant steps to improve margins by increasing prices to competitive levels, reducing promotional discounting and improving manufacturing efficiencies and to reduce expenses by implementing budgetary controls, consolidating selling, general and administrative expenses and cutting costs, including revising its sales commission structure. Although results are preliminary, these new strategies, combined with improved economies in selected regions where the Company operates, are beginning to show positive financial results. For the nine months ended November 2, 1997, same-store sales (for showrooms opened a year or more) increased 4.3% compared to the nine-month period ended October 27, 1996, with remodeled store sales exceeding management's goal of 25%. In addition, gross profit increased from 48.8% to 51.1% of net sales in the first nine months of fiscal 1997 compared to the same period in fiscal 1996. Since the management change, the Company has also opened one new showroom featuring its new store design, expects to open two additional showrooms by the end of the current fiscal year and has plans to open approximately 18 showrooms in fiscal 1998.

                 INDUSTRY OPPORTUNITY AND COMPETITIVE STRENGTHS

     The Company believes a number of macroeconomic factors influence furniture sales, including existing home sales, housing starts, consumer confidence, availability of credit, interest rates and demographic trends. Management believes favorable fundamental trends in home building and demography will continue to drive long-term growth in the furniture industry. The domestic residential furniture industry is estimated to be $21 billion in shipments in 1997 up from approximately $20 billion in 1996 and is expected to increase 4.2% to $21.9 billion in 1998 according to the American Furniture Manufacturers Association. Upholstered furniture accounted for approximately $8.4 billion in shipments in 1996 according to the American Furniture Manufacturers Association.

     The furniture market is large and diversified. Because the market for custom crafted furniture is highly fragmented, the Company believes that manufacturers with strong brand name recognition, broad distribution and good value to price ratios are positioned to increase market share.

     The Company believes it possesses a number of strengths that enable it to compete effectively in its markets and that should help it gain market share, including the following:

     - Reputation for Value and Selection; Brand Names. The Company believes it has attained a reputation for high quality, custom-crafted furniture at prices comparable to those of mass-produced, sold-as-shown furniture. Over 25 and 65 years, respectively, Krause's and Castro Convertibles have developed a reputation for selection, quality, price and service. The Company believes that its reputation and strong brand recognition influence customer purchasing decisions and will help the Company expand its distribution in existing markets and penetrate new markets.

     - New, Experienced Management Team. The Company has recently hired a strong management team with extensive retailing experience, led by Philip M. Hawley, the former Chairman and Chief Executive Officer of The Broadway Stores, Inc. New management has adopted business and marketing strategies designed to leverage the Company's existing brand name recognition and distribution system and appeal to its existing broad customer base. The management team has a substantial equity stake in the Company.

     - Vertically Integrated Manufacturer and Distributor of Custom
       Furniture. The Company is a leading combined manufacturer and retailer of made-to-order upholstered furniture. This vertical integration enables the Company to manufacture high-quality, competitively priced custom upholstered furniture and deliver it to the customer usually within two to four weeks from the date ordered. Vertical integration also enables the Company to control the introduction of new products and to capture profits at both the manufacturing and retail level, with minimal inventory risk because the manufacturing process does not begin until a customer places an order. Further, the Company can use the available capacity of its manufacturing facility to accommodate planned sales growth.

     - Well Located Retail Distribution Network. As of November 30, 1997, the Company operated 81 showrooms, primarily in California and the New York City metropolitan area, and in selected other markets in the Southwest, Northwest and Midwest. The Company believes that its showrooms are in many markets that have favorable demographics and upward economic trends, and that a substantial majority of its showrooms are located in high traffic areas. In addition, many showrooms are near other furniture retailers, where the Company believes it can benefit from increased traffic of furniture customers and from comparison shopping, typically by shoppers who compare Company products to those of sold-as-shown retailers or premium-priced custom manufacturers.

     - Focus on Gross Margins and Cost Controls. In recent periods, the Company has taken a number of steps to improve its gross margin and reduce expenses by reducing discounts and other special pricing programs, improving its manufacturing processes, introducing budgetary controls, revising its sales commission structure, consolidating selling, general and administrative expenses and cutting costs. As a result, the Company has developed an organization focused on gross margin improvement, expense control and operating efficiency.

                               BUSINESS STRATEGY

     The Company intends to leverage its competitive strengths in order to increase its sales volumes, improve its overall financial performance and enhance its market position. The Company will seek to achieve these objectives through the following strategies:

     - Remodel Existing Showrooms. The Company has embarked upon a major remodeling program to update its showrooms, imbue a sense of fashion and excitement, and move away from the Company's traditional factory-direct orientation. The Company has developed new store layout, design and visual presentation themes to center attention on fabric selection and customization options, present merchandise by life style as complete room environments and enhance lighting and color in order to add drama and create excitement throughout its showrooms. Plans call for remodeling approximately 65 showrooms which will incorporate the new layout, design and visual presentation themes. To date, the Company has remodeled 14 showrooms and expects to remodel four additional showrooms by the end of the current fiscal year and approximately 24 more showrooms by the end of the 1998 fiscal year.

     - Add New Showrooms in Existing Markets. The Company plans to expand its presence in markets where it has an existing base of showrooms so that it can leverage its brand name recognition and marketing efforts as well as its existing distribution network and management. The Company estimates that it has between 40 to 50 opportunities to open showrooms in existing markets. To date, the Company has opened one new showroom and expects to open two additional showrooms by the end of the current fiscal year and approximately 18 more by the end of the 1998 fiscal year.

     - Relocate Under Performing Showrooms. The Company estimates that it has between 10 and 15 showrooms that are in good market areas but in poor locations within these market areas. As the leases on these showrooms expire, the Company plans to seek more suitable locations and incorporate into the new showrooms the same new layout, design and visual presentation themes that it has developed in the remodeling program.

     - Revamp Marketing and Sales Promotion. The Company has revamped its marketing and sales promotion with the goal of better defining its market niche and differentiating it from its competitors. A major focus of this effort is a shift away from a factory-direct orientation to that of customization and craftsmanship with emphasis on value rather than price. To this end, the Company has changed the name it does business under from Krause's Sofa Factory to Krause's Custom Crafted Furniture and has developed a new, modern logo. Another focus of this effort has been to create an advertising format and message and to use larger ads in an effort to better attract customers.

     - Develop New Products; Increase Sales of Complementary Products. The Company has put in place a new product development program, which will accomplish a freshening of showroom inventories and introduce a number of new styles designed to increase its appeal to customers; during the current fiscal year, eight new sofa styles have been introduced. In addition, although the Company intends to continue to focus on the manufacture and sale of upholstered products, as a part of its new merchandising approach it intends to increase the promotion and sale of other products, including accessories supplied by third parties such as tables, lamps, area rugs and wall decor, custom-made chairs and recliners. During fiscal 1996, accessories, custom-made chairs and recliners accounted for 2%, 4%, and 8%, respectively, of the Company's sales compared to the industry average (reported by the October 1997 issue of retail Ideas, a publication of Furniture/Today) of 12%, 10%, and 17%, respectively. These additional merchandise classifications will broaden the Company's offerings and should increase sales per square foot.

     - Leverage the Castro Franchise. In 1993, the Company acquired certain assets principally related to the retail operations of Castro Convertible Corporation, including the "Castro Convertibles" tradename and trademark and retail store locations. Castro Convertibles, which started business in 1931, has been known throughout the East Coast for its quality sofabed products and was an early pioneer in developing the tri-fold sofabed mechanism. The Company plans to leverage this strong brand awareness by adding a Castro Convertibles gallery in all of its Krause's remodeled and new showrooms.

     - Increase Showroom Productivity. For the year ended February 2, 1997, the Company's sales per square foot of selling space averaged $112. To further increase showroom productivity, the Company intends gradually to reduce the average size of its showrooms from approximately 12,100 square feet of selling space to approximately 10,000 square feet, which it believes is the optimal size to show and sell the Company's products. In addition, the Company intends to increase same-store sales by continuing to (i) roll out its remodeling and expansion program, which has produced higher same-store sales at the initial group of remodeled showrooms, (ii) add new products, including accessory products manufactured by third parties, and (iii) increase the effective sales prices of its products through reduced promotional discounting.

     The Company's executive offices are located at 200 North Berry Street, Brea, California 92821-3903; its telephone number is 714-990-3100, and its facsimile number is 714-990-3561. The Company was incorporated in Delaware in 1992. The Company's Common Stock is currently traded in the Nasdaq SmallCap Market under the symbol "SOFA". The Company has applied to list the Common Stock on the American Stock Exchange under the symbol "KFI." It is expected that this listing will be effective prior to completion of this offering.

                                  THE OFFERING

Common Stock Offered by the Company.........................  1,903,889 shares(1)
Common Stock Offered by the Selling Stockholder.............  2,096,111 shares(1)
Common Stock to be Outstanding After the Offering...........  20,924,428 shares(1)(2)
Use of Proceeds(1)..........................................  To remodel showrooms, to open new showrooms and for working
                                                              capital and other general
                                                              corporate purposes
American Stock Exchange Symbol..............................  KFI

---------------

     (1) The Company and the Selling Stockholder have reserved the right to withdraw any and all of their shares from the offering. If the Company withdraws its shares from the offering, it intends to use other sources of capital to complete its remodeling and growth plans and to provide working capital. The Company expects that its decision will be based on the relative cost of capital, the availability of internally generated funds, the desirability of having additional Company shares outstanding and other factors. The Company currently contemplates that other sources of capital would be available, although this situation could change while the offering is pending.

     (2) Based upon the number of shares outstanding on November 2, 1997, excluding 4,570,621 shares of Common Stock issuable upon exercise of outstanding options, deferred stock units and warrants. See "Description of Capital Stock."

                                  RISK FACTORS

     An investment in the Common Stock involves various risks, and investors should consider carefully the matters discussed under "Risk Factors." Among the significant risks are the following: the Company has reported losses from operations in each of the last five years, expects to incur a loss in the current fiscal year, and has a significant working capital deficiency; the Company may violate covenants in its loan agreements and be unable to obtain a waiver, which could restrict its ability to raise additional capital; the Company depends on a small number of suppliers, and disruptions in delivery of supplies could adversely affect the Company; and future performance of the Company is substantially dependant upon the success of its remodeling and expansion program.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following data as of February 2, 1997 and January 28, 1996 and for each of the three years in the period ended February 2, 1997 and for the month ended January 29, 1995 has been derived from consolidated financial statements appearing elsewhere herein that have been audited by Ernst & Young LLP, independent auditors. The following data as of December 31, 1994 and for the year then ended has been derived from audited consolidated financial statements not included herein. The following data as of and for the nine-month periods ended November 2, 1997 and October 27, 1996, and for the month ended January 30, 1994, is unaudited. This summary data should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                       THIRTY-NINE WEEKS ENDED               FISCAL YEAR ENDED                      MONTH ENDED
                      -------------------------   ----------------------------------------   -------------------------
                      NOVEMBER 2,   OCTOBER 27,   FEBRUARY 2,   JANUARY 28,   DECEMBER 31,   JANUARY 29,   JANUARY 30,
                         1997          1996         1997(4)       1996(4)         1994       1995(4)(5)      1994(5)
                      -----------   -----------   -----------   -----------   ------------   -----------   -----------
                                                 (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Results of
  Operations:
  Net sales.........    $85,569      $  82,738     $ 112,737     $ 122,319      $116,471       $ 7,179       $ 7,326
  Gross profit......     43,729         40,374        56,247        62,467        62,949         3,532         3,807
  Selling, general
    and
    administrative
    expense.........     48,103         52,173        68,694        71,855        65,347         6,763         5,848
  Loss from
    operations......     (4,374)       (11,799)      (12,447)       (9,388)       (2,398)       (3,231)       (2,041)
  Gain from sale of
    Mr. Coffee
    stock(2)........         --             --            --            --        12,115            --            --
  Income (loss)
    before
    extraordinary
    items...........     (5,609)       (12,374)      (13,389)       (8,715)        5,831        (3,221)       (2,185)
  Extraordinary
    items(3)........         --             --            --            --          (436)           --            --
  Net income
    (loss)..........     (5,609)       (12,374)      (13,389)       (8,715)        5,395        (3,221)       (2,185)
  Income (loss) per
    share(1):
    Income (loss)
      before
      extraordinary
      items.........       (.30)         (1.62)        (1.28)        (2.21)         1.08          (.87)         (.63)
    Extraordinary
      items.........         --             --            --            --         (0.08)           --            --
      Net income
         (loss).....    $  (.30)     $   (1.62)    $   (1.28)    $   (2.21)     $   1.00       $ (0.87)      $  (.63)
  Number of shares
    used in
    computing income
    (loss) per
    share(1)........     19,021          7,661        10,445         3,950         5,394         3,685         3,490

                          NOVEMBER 2,   OCTOBER 27,   FEBRUARY 2,   JANUARY 28,   DECEMBER 31,
                             1997          1996          1997          1996           1994
                          -----------   -----------   -----------   -----------   ------------
                                                     (IN THOUSANDS)
Balance Sheet Data:
  Total assets..........    $43,484       $47,402       $43,087       $46,866       $ 51,240
  Current assets........     18,081        20,339        17,553        18,602         21,784
  Current liabilities...     19,262        24,135        19,735        25,480         23,732
  Long-term debt(2).....     11,073         5,260         6,306         5,584             89
  Stockholders'
    equity..............     11,012        16,265        15,543        13,985         25,921

---------------

(1) Previously reported share and per share amounts have been restated to reflect a one-for-three reverse stock split effected August 1, 1995.

(2) In August 1994, the Company sold its ownership of 1,500,548 shares of Mr. Coffee common stock for cash of $23.3 million. Proceeds from this sale were used to retire debt of $18.3 million and pay income taxes of $2.1 million with the remainder used for working capital.

(3) Represents loss from early debt retirement.

(4) In April 1995, the Company changed from a calendar year-end to a fiscal year ending on the last Sunday in January as determined by the 52/53 week retail fiscal year. In connection with the change in fiscal periods, the Company reported a net loss of $3,221,000 for the month ended January 29, 1995. The fiscal year ended February 2, 1997 is a 53-week period and the fiscal year ended January 28, 1996 is a 52-week period.

(5) Average weekly sales (shipments) in January are lower than other months due to seasonally low order rates in the last three weeks of December. Therefore, the operating loss reported in January is higher than other months in the fiscal years presented.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, investors should carefully consider the following risk factors in evaluating an investment in the Common Stock offered hereby. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the anticipated performance of the Company's new management team, (ii) the effect of the Company's remodeling and expansion program, (iii) the Company's efforts to improve efficiency, (iv) the Company's intention to capitalize on its brand name to increase sales and market share, and (v) the Company's efforts to improve its financial performance. These statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements as a result of certain of the risk factors set forth below and for the reasons described elsewhere in this Prospectus. All forward-looking statements and reasons why results may differ included in this Prospectus are made as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

LACK OF PROFITABLE OPERATIONS; ACCUMULATED AND WORKING CAPITAL DEFICITS

     The Company has reported losses from operations in each of the past five years and for the thirty-nine week period ended November 2, 1997. The Company had an accumulated deficit of $40.0 million at November 2, 1997. If losses from operations continue, they could adversely affect the market price for the Common Stock and the Company's ability to maintain existing financing and obtain new financing and increase the risks of owning shares of Common Stock. At November 2, 1997, the Company had a working capital deficiency of approximately $1.2 million and current liabilities at November 2, 1997 were $19.3 million. In future periods the Company will dedicate a substantial portion of the net cash provided by operations to these working capital deficiencies and to repay indebtedness. There can be no assurance that the Company will achieve profitability or overcome its deficits.

CAPITAL REQUIREMENTS; RESTRICTIONS ON COMPANY'S ABILITY TO OBTAIN ADDITIONAL CAPITAL

     Although the Company has raised approximately $22 million in private offerings of subordinated debt and equity since August 1996, it may need more capital in the future to finance its strategic objectives if borrowings under the Company's revolving and standby credit facilities and internally generated cash are insufficient. The Company expects its existing capital resources, borrowings under its revolving and standby credit facilities, internally generated cash and proceeds from this offering will enable it to fund its plan to remodel and upgrade approximately 24 showrooms and open approximately 18 new showrooms during fiscal 1998 at a projected cost of approximately $6.7 million. However, if this is not the case, the Company will need to obtain additional capital. The Company has reserved the right to withdraw any and all of its shares from the offering; if the Company withdraws its shares from the offering, it will increase the likelihood that the Company will need to obtain additional capital to fund its remodeling and expansion plans. There can be no assurance that any additional equity or debt financing will be available when needed or that, if available, such financing will be obtained on terms favorable to the Company or the stockholders.

     The Company's existing secured revolving credit facility provides for borrowings of up to $10.0 million, is subject to maturity in January 2000, imposes borrowing base limitations, and restricts it from incurring future additional indebtedness from third parties in an amount in excess of $5.0 million. Consequently, if the Company needs any significant additional infusion of capital, it may have to issue additional equity. Such additional capital, if raised, is likely to dilute the interest of the Company's stockholders. The revolving credit agreement further requires the Company to maintain financial covenants regarding working capital, net worth and earnings before interest, taxes, depreciation and amortization. Substantially all of the Company's assets are pledged as collateral for repayment of existing indebtedness. The Company's working capital deficiency and collateral pledge may make it more difficult for the Company to obtain additional financing on advantageous terms, if at all.

     Additionally, the restrictions described above could significantly impair the Company's ability to raise additional capital by issuing either additional equity or debt.

LEVERAGE AND ABILITY TO SERVICE FIXED CHARGES

     At November 2, 1997, the Company had $11.1 million of long-term debt and had a negative tangible net worth (stockholders' equity less intangible assets) of $4.9 million. For the thirty-nine weeks ended November 2, 1997, earnings before interest, taxes, depreciation and amortization were negative $2.3 million. A high percentage of the Company's operating expenses are relatively fixed, including approximately $1.6 million per month in lease payments.

     The Company's high level of debt and debt service requirements will have several important effects on its future operations, including the following: (i) the Company will need to devote significant cash to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse economic and industry conditions and competition; (ii) the Company's leveraged position will increase its vulnerability to competitive pressures; (iii) the financial covenants and other restrictions contained in certain agreements relating to the Company's indebtedness will require the Company to meet certain financial performance tests which increase over time and will restrict its ability to borrow additional funds, to dispose of assets, to issue preferred stock or to pay cash dividends on or repurchase Common Stock; and (iv) funds available for working capital, capital expenditures, acquisitions and general corporate purposes will be limited.

     Any default under the documents governing indebtedness of the Company could have a significant adverse effect on the market value of the Common Stock. From time to time the Company has found it necessary to seek waivers and amendments from its lenders because it could not meet financial covenants or other restrictions in its credit agreements. The Company's future financial performance may again fail to keep it in compliance with these covenants and restrictions, and there can be no assurance that any waivers will be available in the future. If the Company defaults on its obligations under any of its indebtedness, the lenders could elect to declare all amounts borrowed, together with accrued interest, due and payable. If the Company could not pay these amounts, the lenders could proceed against any collateral securing those obligations due to them. There can be no assurance that in that event, the Company's assets securing those obligations would be sufficient to repay the indebtedness or that there would be any assets in excess of the indebtedness to benefit other creditors or holders of Common Stock.

NO ASSURANCE OF SUCCESSFUL IMPLEMENTATION OF BUSINESS STRATEGIES

     The Company's near-term business strategies include (i) revamping marketing and sales promotion with the goal of better defining the Company's market niche and differentiating the Company from its competitors; (ii) developing new products, which will accomplish a freshening of inventories and see the introduction of a number of new styles, designed to increase customer appeal;
(iii) remodeling showrooms and adding new showrooms in existing market areas; and (iv) enhancing and leveraging the strength of its brand names. The Company's inability to achieve any of these goals could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Business Strategy."

     Certain internal and external factors directly affect the Company's business, including the following: the availability of suitable showroom locations in existing markets; the capacity of management to complete remodeling at the planned pace; the availability of financing for expansion and remodeling; and general economic conditions, including employment levels, business conditions, interest rates and tax rates in the Company's market areas. While the Company believes that current economic conditions favor growth in the markets it serves, various factors, including those listed above, could reduce sales or increase operating expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that various factors will not adversely effect the Company's business in the future or will not prevent the Company from successfully implementing its business strategies.

DEPENDENCE UPON CHIEF EXECUTIVE OFFICER AND KEY PERSONNEL

     The Company's future performance will depend to a large extent upon the efforts of Philip M. Hawley and other members of its executive management team. The loss of the services of Mr. Hawley or other key members of the team could have an adverse effect on the Company. In August 1996, the Company entered into an Employment Agreement with Mr. Hawley, pursuant to which the Company agreed to employ Mr. Hawley for a term ending on August 25, 1999. See
"Management -- Employment Agreements."

COMPETITION

     The home furnishings industry is highly competitive and fragmented, and includes competition from traditional furniture retailers, department stores and discount and warehouse outlets. Certain companies which compete directly with the Company have greater financial and other resources than the Company. The Company competes on a national level with Ethan Allen Inc., Levitz Furniture, Leather Center, Inc., Expressions and traditional department stores, among others. The Company also competes on a regional basis. In New York, New Jersey and Chicago, the Company's primary competitor is Jennifer Convertibles, Inc., and in the Western United States the Company's primary regional competitors include Homestead House, Inc., The Leather Factory and Norwalk Furniture Corporation (the latter of which also competes in the Midwest market). In Houston, Texas, the Company's primary regional competitor is Star Furniture Company. Expressions, Norwalk Furniture Corporation and Ethan Allen Inc., like the Company, manufacture their own upholstered products and offer custom-crafted furniture similar to that provided by the Company. Levitz Furniture primarily addresses the low to middle end "as shown" market, whereas traditional department stores typically focus on the middle to upper end "as shown" market.

CYCLICAL NATURE OF THE FURNITURE INDUSTRY

     The home furnishings industry historically has been cyclical, fluctuating significantly with general economic cycles. After economic downturns, the home furnishings industry tends to recover more slowly than the general economy. The Company believes that the industry is significantly influenced by economic conditions generally and particularly by consumer behavior and confidence, the level of personal discretionary spending, housing activity, interest rates and credit availability. A prolonged economic downturn would have a material adverse effect on the Company.

DEPENDENCE ON REGIONAL ECONOMIES

     The Company's markets are concentrated in California and the New York City metropolitan area, where 49% and 19%, respectively, of the Company's sales in the nine-month period ended November 2, 1997 originated. Consequently, an economic downturn in either of those states would likely have a disproportionately negative impact on the financial condition of the Company. Management believes the economic indicator most relevant to its operations is consumer confidence. In October 1997, the consumer confidence index, as reported by the Conference Board, for the Middle Atlantic Region, which includes New York, was 102.1, while the index for the Pacific Region, which includes California, was 121.9, both of which are lower than the average index for the United States as a whole, which was 123.4.

DEPENDENCE ON SUPPLIERS

     The Company obtains its raw materials and some manufactured products from various outside sources and generally has had no difficulty obtaining them. However, the Company is dependent on the continued supply from relatively few suppliers of certain products, components and raw materials, including fabrics, leather, foam, and sleeper and motion mechanisms. Specifically, the Company's 10 largest suppliers account for approximately 57.5% of its aggregate purchases in the nine-month period ended November 2, 1997. During the nine-month period ended November 2, 1997, approximately 13.3% of certain products and raw materials purchases consisted of leather purchased from a supplier, constituting approximately 87.2% of the leather purchases made by the Company during this period, and approximately 9.3% of these purchases consisted of pre-cut wood components purchased from a supplier, constituting nearly all of the pre-cut wood component purchases made by the Company. The Company has no supply contract with either of these large suppliers, but instead makes each purchase under a separate purchase order. Both leather and pre-cut wood components are commodities the Company believes it can readily obtain from alternative sources, and from time to time the Company has purchased such commodities from alternative sources. Nevertheless, if the Company could not develop alternative sources of supply of leather, pre-cut wood components or certain other raw materials and products when needed, or could not obtain sufficient single-source products, components and raw materials when needed, the resulting loss of production capability, would adversely affect the Company's results of operations.

     In addition, commodity raw materials are subject to fluctuations in price. Because raw materials make up a substantial part of the cost of goods sold by the Company, price fluctuations could have a material adverse effect on the Company's results of operations. Although the Company has historically absorbed gradual increases in raw material prices, there can be no assurance that the Company will continue to be able to do so in the future. In addition, sharp increases in material prices are more difficult to pass through to the customer in a short period of time and may negatively impact the short-term financial performance of the Company. See "Business -- Manufacturing."

RELIANCE ON MANUFACTURING FACILITY AND COMPUTER SYSTEM; VULNERABILITY TO EARTHQUAKES

     The Company's sole manufacturing plant, as well as the central processing facility for the computer system that contains the Company's business records and links the showrooms to Company headquarters is located in Southern California, an area prone to earthquakes. An earthquake or other natural disaster or work stoppage or other event affecting the normal operations of the business could seriously impair the Company's capacity to continue its manufacturing and retail operations. While the Company intends to implement a disaster recovery system to lessen the impact of such a disaster or other work stoppage, there can be no assurance that the Company will successfully put such a system into operation.

     In addition, the Company is pursuing replacing its computer system with a new enterprise resource planning system to improve order configuration, manufacturing scheduling and distribution processes. In the event that the Company undertakes to replace its current computer system, failure to promptly implement and integrate its system could have a material adverse affect on the Company.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     Because the Company sells most of its products on a made-to-order basis with a two-to-four week delivery cycle, it typically operates with about 30 days of backlog. As a result, quarterly sales and operating results generally depend on the volume and timing of orders and the Company's ability to fulfill orders within a quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand for the Company's products in relation to the Company's expectations would have an immediate adverse impact on the Company's business, operating results and financial condition. In addition, the Company plans to increase certain cash expenditures in connection with the remodeling of existing showrooms and the opening of new showrooms. To the extent that such expenditures precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected. In addition, because the Company's operating results are affected by a variety of factors, including consumer tastes, housing activity, interest rates, credit availability and general economic conditions in its selected markets, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In that event, the price of the Common Stock would likely be materially adversely affected.

CONTROL BY PRINCIPAL STOCKHOLDERS

     The current management, directors and other principal stockholders of the Company own in the aggregate approximately 70% of the issued and outstanding capital stock of the Company on a fully-diluted basis. Furthermore, the Company has entered into a Stockholders Agreement with certain of its stockholders which provides, in part, that the stockholders who are parties to the Stockholders Agreement will vote their shares in any election of directors in a manner that assures the election of directors designated by each of them. The Stockholders Agreement also prohibits the Company from taking certain actions, such as mergers, liquidations or dissolutions, without the approval of the member of the Board of Directors designated by GECC. See "Certain Transactions" and "Description of Capital Stock -- Stockholders Agreement." It is unlikely that any principal stockholder or group of public stockholders acting in concert would be in the position to influence corporate policy, particularly where any such policy could have a detrimental effect on GECC or others of the public stockholders. These factors may have the effect of delaying, deferring or preventing a change in control of the Company.

POSSIBLE LIMIT ON USE OF OPERATING LOSS CARRYFORWARDS RESULTING FROM CHANGE IN CONTROL

     As of February 2, 1997, the Company had approximately $30 million of federal net operating loss carryforwards, which were estimated to be approximately $32 million prior to filing of the Company's tax return for fiscal 1996, including approximately $10 million which is currently limited by Section 382 of the Internal Revenue Code of 1986, as amended. Also, Section 382 would further limit the Company's use of its operating loss carryforwards if the cumulative ownership change during any three-year period exceeds 50%. As a result of transactions occurring through November 2, 1997 and contemplated by this offering, the Company will have experienced a cumulative ownership change of approximately 42% as defined in Section 382. These factors may have the effect of delaying, deferring or preventing a change in control of the Company.

MARKET FOR THE COMPANY'S COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

     The Company's Common Stock has been reported and traded on the Nasdaq SmallCap Market, and the Company intends to list its shares on the American Stock Exchange. Nevertheless, there can be no assurances as to the extent or nature of the market for the Company's Common Stock (which is currently thinly traded) or as to the price at which the Company's Common Stock will trade. The market price of the Company's Common Stock may be significantly affected by various factors such as quarterly variations in the Company's operating results, changes in revenue growth rates for the Company as a whole or for specific geographic areas or products, earnings estimates or changes in estimates by market analysts, speculation in the press or analyst community, the announcement of new products or product enhancements by the Company or its competitors and general market conditions or market conditions specific to particular industries. Further, there have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. General market declines or volatility in the future could adversely affect the price of the Common Stock. There can be no assurance that the Common Stock will maintain its current market price. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities. Due to sporadic trading, the Company does not believe that an established trading market exists for its Common Stock.

MAINTAINING LISTING ON AMERICAN STOCK EXCHANGE

     The Company intends to list its shares for trading on the American Stock Exchange prior to the consummation of this offering. The American Stock Exchange may at its discretion suspend or delist the securities of a company without notice if, in the opinion of the exchange, certain circumstances apply, including any one of the following: the financial condition and/or operating results of the company appear to be unsatisfactory; it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on the exchange inadvisable; the company has sold or otherwise disposed of its principal operating assets, or has ceased to be an operating company; the company has failed to comply with the listing requirements of the exchange; or any other event has occurred or condition exists that makes further trading on the exchange unwarranted. Because many of these circumstances lie beyond the control of the Company, and because the American Stock Exchange may determine at its discretion whether cause for suspension or delisting exists, there is a risk that the Company may no longer be able to list its shares for trading on the American Stock Exchange or any other stock exchange or market system. In that event, the price of the Common Stock would be materially, adversely affected and the ability of investors to sell their shares of the Common Stock could be seriously impaired.

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of this offering, the Company will have 20,924,428 shares of Common Stock outstanding. Of these shares, 8,036,154 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 12,888,274 shares are "restricted securities," as that term is defined under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of securities that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date of such sale. In addition, a person who has not been an "affiliate" of the Company at any time during the 90 days preceding a sale and who has beneficially owned the securities proposed to be sold for at least two years would be entitled to sell such securities under Rule 144 without regard to the foregoing limitation. Upon completion of the offering, executive officers, directors and certain stockholders of the Company, who will beneficially own 4,690,558 shares of Common Stock in the aggregate, have agreed not to offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock for a period of 120 days, after the date of the Prospectus without prior written consent of Cruttenden Roth Incorporated.

     In addition to the shares of Common Stock currently outstanding, the Company also has outstanding options, warrants, and deferred stock units to purchase an aggregate of 4,570,621 shares of Common Stock. In connection with prior financings and subject to future contingencies, warrants to purchase an additional 1,560,000 shares of Common Stock may become issued by the Company. See "Description of Capital Stock" and "Certain Transactions."

ANTITAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS AND DELAWARE LAW

     Certain provisions of the Company's Certificate of Incorporation and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for stockholders to participate in tender offers, including tender offers at a price above the then current market value of the Company's Common Stock. See "Description of Capital Stock -- Section 203 of the Delaware General Corporation Law." Such provisions may also inhibit fluctuations in the market price of Company Common Stock that could result from takeover attempts. In addition, while the Company currently has no plans to issue any preferred stock, the Company's Certificate of Incorporation, as amended, authorizes the Board of Directors to issue up to 666,667 shares of Preferred Stock without further stockholder approval. Issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of the Company. The issuance of additional series of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Board of Directors also has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of Preferred Stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividends before dividends would be declared to holders of Common Stock, and the right to the redemption of such shares, together with a premium, prior to the redemption of the Common Stock, or such other preferred provisions as the Board of Directors may in its sole discretion deem appropriate. Holders of Common Stock have no redemption rights or other preferences.

GOVERNMENTAL REGULATION

     The Company's operations must meet federal, state and local regulatory standards in the areas of safety, health and environmental pollution and waste control. If the Company fails to comply with these regulations, the Company could be subject to liability ranging from monetary fines and charges to injunctive actions, any of which would adversely affect the Company. Future changes in these regulations could also have a material adverse effect on the Company.

DILUTION

     Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the offering price. Additional dilution will occur upon exercise of outstanding options or warrants. See "Dilution."

ABSENCE OF DIVIDENDS

     The Company has not paid cash dividends on its Common Stock and does not anticipate that it will do so in the foreseeable future. Furthermore, dividends are subject to limitations and restrictions under the terms of the Company's indebtedness to various institutional lenders, including a prohibition on the payment of dividends without the prior written consent of the lenders.

                                USE OF PROCEEDS

     The net proceeds from the sale of the 1,903,889 shares of Common Stock
offered by the Company hereby is estimated to be $          (after deducting the
Placement Agent's fees and the estimated offering expenses). The principal purpose of this offering is to fund the remodeling of existing showrooms, to fund the opening of new showrooms and for other general corporate purposes. Projected capital expenditures in 1998 to remodel approximately 24 existing showrooms and to open approximately 18 new showrooms, which will be leased, is $6.7 million. Pending the application of the net proceeds, the Company intends to pay down its secured revolving credit notes, which bear a current interest rate of 9.5%.

     The Company will not receive any of the net proceeds from the sale of Common Stock being offered by the Selling Stockholder.

                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its Common Stock and anticipates that all earnings will be retained for use in its business. The payment of any future dividends will be at the discretion of the Board of Directors and will continue to be subject to certain limitations and restrictions under the terms of the Company's indebtedness to various institutional lenders, including a prohibition on the payment of dividends without the prior written consent of such lenders.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock trades on the Nasdaq Small-Cap Market under the ticker symbol SOFA. The following table sets forth the high and low prices for the Company's Common Stock for the first three quarters during the 1997 fiscal year and for the fourth quarter through December 17, 1997 and for each quarter during the 1996 (53 weeks ended February 2, 1997) and 1995 (52 weeks ended January 28, 1996) fiscal years. Quotations are as reported by Nasdaq, adjusted for periods prior to August 1, 1995 to reflect a one for three reverse stock split, effective on that date.

                                          1997                1996                1995
                                     ---------------     ---------------     ---------------
                  QUARTER            HIGH       LOW      HIGH       LOW      HIGH       LOW
        ---------------------------  -----     -----     -----     -----     -----     -----
        First......................  $2.06     $1.25     $2.56     $ .88     $6.75     $4.87
        Second.....................   1.81      1.48      1.63       .69      6.37      3.00
        Third......................   4.19      1.50      2.19       .50      4.37      2.00
        Fourth.....................   3.25      2.63      2.13      1.00      3.00      1.63

     As of November 2, 1997, there were approximately 370 holders of record of the Company's Common Stock.

     The Company intends to list its shares on the American Stock Exchange prior to the consummation of this offering and cease trading of its shares on the Nasdaq Small-Cap Market.

                                    DILUTION

     As of November 2, 1997, the net tangible book value per share of the Company's Common Stock was negative $.26. Net tangible book value per share represents the amount of the Company's tangible assets, less the amount of its liabilities, divided by the number of shares of Common Stock outstanding.

     After giving effect to the issuance of the 1,903,889 shares of Common Stock
offered hereby at an offering price of $          per share and after deduction
of the Placement Agent's fees and the estimated offering expenses payable by the Company, and the receipt of the proceeds therefrom and assuming no exercise of any outstanding stock options or warrants, the net tangible book value per share
of Common Stock as of November 2, 1997 would have been $          . This would
result in dilution to the new investors of $          per share, which is
greater than the public offering price. The following table illustrates the per share dilution:

    Public offering price per share(1).................................              $ --
    Net tangible book deficit per share as of November 2, 1997.........    $(.26)
    Increase in net tangible deficit per share attributable to the sale
      by the Company of the shares offered hereby......................       --
    Pro forma net tangible book deficit per share after the
      offering(2)......................................................                --
                                                                                     ----
    Dilution of net tangible book value per share to new investors.....              $ --
                                                                                     ====

---------------

(1) Before deducting the Placement Agent's fees and estimated offering expenses to be paid by the Company.

(2) Assumes no exercise of the warrants or options to purchase Common Stock that were outstanding at November 2, 1997. Outstanding options, all of which were issued under option plans prior to November 2, 1997, cover the purchase of
    an aggregate of           shares at a weighted average exercise price of
    $          . If these options are exercised, they will be dilutive to the
    Company's stockholders, including the new investors. Outstanding warrants
    include warrants to purchase an aggregate of           shares at an average
    exercise price of $          . If these warrants are exercised, they will be
    dilutive to the Company's shareholders, including the new investors.

     Giving effect to the exercise of all warrants and options referenced, with the exception of anti-dilutive warrants and options, the adjusted net tangible book value of the Common Stock as of November 2, 1997 after the offering would
have been $          . This would result in dilution to the new investors of
$          .

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of November 2, 1997, and as adjusted to give effect to the sale of 1,903,889 shares of Common Stock offered by the Company and the application of net proceeds therefrom. See "Use of Proceeds." The table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                        NOVEMBER 2, 1997
                                                                    ------------------------
                                                                     ACTUAL      AS ADJUSTED
                                                                    --------     -----------
                                                                         (IN THOUSANDS)
    Current portion of notes payable..............................  $     41      $      41
    Long-term notes payable:
      Secured revolving credit notes..............................     4,094             --
      Subordinated notes payable to stockholders, net of $1,884 of
         unamortized debt discount................................     6,617          6,617
      Other notes, excluding current portion......................       362            362
                                                                    --------       --------
         Total long-term notes payable............................    11,114          7,020
                                                                    --------       --------
    Stockholders' equity:
      Preferred stock, $.001 par value; 666,667 shares authorized,
         no shares outstanding....................................        --             --
      Common stock, $.001 par value; 35,000,000 shares authorized,
         19,020,539 shares outstanding (20,924,428 shares
         outstanding as adjusted)(1)..............................        19             21
      Capital in excess of par value..............................    50,952             --
      Accumulated deficit.........................................   (39,959)       (39,959)
                                                                    --------       --------
         Total stockholders' equity...............................    11,012             --
                                                                    --------       --------
         Total capitalization.....................................  $ 22,167      $      --
                                                                    ========       ========

---------------

(1) Excludes 2,043,958 shares issuable upon exercise of options, 2,502,047 shares issuable upon exercise of warrants and 24,616 shares issuable pursuant to deferred stock rights. See "Description of Capital Stock."

                           BACKGROUND OF THE COMPANY

     The Company is a combination of two pre-existing furniture manufacturing and retailing businesses. Krause's Custom Crafted Furniture Corp., formerly known as Krause's Sofa Factory ("Krause's"), was started in San Diego, California in 1973. In April 1991, the Company acquired a controlling interest in Krause's, and in October 1993, the Company acquired the remaining minority interest in Krause's.

     Castro Convertible Corporation, which was started in 1931, has developed a reputation throughout the East Coast for its quality sofabed products and was an early pioneer in developing the tri-fold sofabed mechanism. The Company acquired certain assets related to the retail operations of Castro Convertible Corporation including the "Castro Convertibles" tradename and trademark and retail store locations in May 1993.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following data as of February 2, 1997 and January 28, 1996 and for each of the three years in the period ended February 2, 1997 and for the month ended January 29, 1995 has been derived from consolidated financial statements appearing elsewhere herein that have been audited by Ernst & Young LLP, independent auditors. The following data as of December 31, 1994, 1993 and 1992 and for each of the two years in the period ended December 31, 1993 have been derived from audited consolidated financial statements not included herein. The following data as of and for the nine-month periods ended November 2, 1997 and October 27, 1996, and for the month ended January 30, 1994, is unaudited. This summary data should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                                THIRTY-NINE WEEKS ENDED
                                                                                   FISCAL YEAR ENDED
                                ------------------------   ------------------------------------------------------------------
                                NOVEMBER 2,  OCTOBER 27,   FEBRUARY 2,  JANUARY 28,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                   1997         1996         1997(4)      1996(4)        1994          1993          1992
                                -----------  -----------   -----------  -----------  ------------  ------------  ------------
                                                          (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Results of Operations:
  Net sales...................   $  85,569    $  82,738     $ 112,737    $ 122,319     $116,471      $ 96,894      $ 87,045
  Gross profit................      43,729       40,374        56,247       62,467       62,949        50,792        45,688
  Selling, general and
    administrative expense....      48,103       52,173        68,694       71,855       65,347        58,644        51,670
  Loss from operations........      (4,374)     (11,799)      (12,447)      (9,388)      (2,398)       (7,852)       (5,982)
  Gain from sale of Mr. Coffee
    stock(2)..................          --           --            --           --       12,115            --            --
  Income (loss) before
    extraordinary items.......      (5,609)     (12,374)      (13,389)      (8,715)       5,831        (9,751)       (3,641)
  Extraordinary items(3)......          --           --            --           --         (436)         (221)        3,330
  Net income (loss)...........      (5,609)     (12,374)      (13,389)      (8,715)       5,395        (9,972)         (311)
  Income (loss) per share(1):
    Income (loss) before
    extraordinary items.......        (.30)       (1.62)        (1.28)       (2.21)        1.08         (3.88)        (1.84)
    Extraordinary items.......          --           --            --           --        (0.08)        (0.09)         1.68
    Net income (loss).........   $    (.30)   $   (1.62)    $   (1.28)   $   (2.21)    $   1.00      $  (3.97)     $  (0.16)
  Number of shares used in
    computing income (loss)
    per share(1)..............      19,021        7,661        10,445        3,950        5,394         2,510         1,982


                                      MONTH ENDED
                                ------------------------
                                JANUARY 29,  JANUARY 30,
                                1995(4)(5)     1994(5)
                                -----------  -----------

Results of Operations:
  Net sales...................    $ 7,179     $   7,326
  Gross profit................      3,532         3,807
  Selling, general and
    administrative expense....      6,763         5,848
  Loss from operations........     (3,231)       (2,041)
  Gain from sale of Mr. Coffee
    stock(2)..................         --            --
  Income (loss) before
    extraordinary items.......     (3,221)       (2,185)
  Extraordinary items(3)......         --            --
  Net income (loss)...........     (3,221)       (2,185)
  Income (loss) per share(1):
    Income (loss) before
    extraordinary items.......       (.87)         (.63)
    Extraordinary items.......         --            --
    Net income (loss).........    $ (0.87)    $    (.63)
  Number of shares used in
    computing income (loss)
    per share(1)..............      3,685         3,490

                   NOVEMBER 2,     OCTOBER 27,     FEBRUARY 2,     JANUARY 28,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                      1997            1996            1997            1996             1994             1993             1992
                   -----------     -----------     -----------     -----------     ------------     ------------     ------------
                                                                   (IN THOUSANDS)
Balance Sheet
  Data:
  Total assets...    $43,484         $47,402         $43,087         $46,866         $ 51,240         $ 64,749         $ 47,730
  Current
    assets.......     18,081          20,339          17,553          18,602           21,784           24,081           16,405
  Current
   liabilities...     19,262          24,135          19,735          25,480           23,732           25,485           20,008
  Long-term
    debt(2)......     11,073           5,260           6,306           5,584               89           17,700           15,500
  Stockholders'
    equity.......     11,012          16,265          15,543          13,985           25,921           20,626           11,170

---------------

(1) Previously reported share and per share amounts have been restated to reflect a one-for-three reverse stock split effected August 1, 1995.

(2) In August 1994, the Company sold its ownership of 1,500,548 shares of Mr. Coffee common stock for cash of $23.3 million. Proceeds from this sale were used to retire debt of $18.3 million and pay income taxes of $2.1 million with the remainder used for working capital.

(3) Represents gain or loss from early debt retirement.

(4) In April 1995, the Company changed from a calendar year-end to a fiscal year ending on the last Sunday in January as determined by the 52/53 week retail fiscal year. In connection with the change in fiscal periods, the Company reported a net loss of $3,221,000 for the month ended January 29, 1995. The fiscal year ended February 2, 1997 is a 53-week period and the fiscal year ended January 28, 1996 is a 52-week period.

(5) Average weekly sales (shipments) in January are lower than other months due to seasonally low order rates in the last three weeks of December. Therefore, the operating loss reported in January is higher than other months in the fiscal years presented.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the anticipated performance of the Company's new management team, (ii) the effect of the Company's remodeling and expansion program, (iii) the Company's efforts to improve efficiency, (iv) the Company's intention to capitalize on its brand names to increase sales and market share, and (v) the Company's efforts to improve its financial performance. These statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including but not limited to the reasons discussed in "Risk Factors" and elsewhere in this Prospectus.

     The Company has reported losses from operations in each of the past five fiscal years and for the thirty-nine weeks ended November 2, 1997 due to inefficiencies within its operations and due to an industry-wide softness in retail sales. As a result of such losses, the Company had an accumulated deficit of $39,959,000 and a working capital deficiency of $1,181,000 at November 2, 1997. The Company expects to incur a net loss in its fourth quarter of 1997.

     The Company's management, which underwent a substantial restructuring after the 1996 financings, discussed below under "Liquidity and Capital Resources," has developed a strategic plan for the business which provides, among other things, for remodeling existing showrooms to provide a more appealing setting for customers, adding new showrooms in existing markets, increasing product prices to competitive levels, reducing promotional discounting, reconfiguring selling commissions, remerchandising, refocusing advertising, improving the manufacturing processes and reducing expenses through budgetary controls. Many of these plans were implemented since the latter part of fiscal 1996 and are expected to contribute significantly to reducing losses and ultimately returning the Company to profitability; however, there can be no assurance that the Company will achieve profitability.

     Management believes that the Company has sufficient sources of financing to continue operations throughout fiscal 1998. However, the Company's long-term success is dependent upon management's ability to successfully execute its strategic plan and, ultimately, to achieve sustained profitable operations.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain items from the Company's Consolidated Statement of Operations as a percentage of net sales.

                                  THIRTY-NINE WEEKS ENDED               FISCAL YEAR ENDED                      MONTH ENDED
                                 -------------------------   ----------------------------------------   -------------------------
                                 NOVEMBER 2,   OCTOBER 27,   FEBRUARY 2,   JANUARY 28,   DECEMBER 31,   JANUARY 29,   JANUARY 30,
                                    1997          1996          1997          1996           1994          1995          1994
                                 -----------   -----------   -----------   -----------   ------------   -----------   -----------
Net sales.......................     100.0%        100.0%        100.0%        100.0%        100.0%         100.0%        100.0%
Cost of sales...................      48.9          51.2          50.1          48.9          46.0           50.8          48.0
                                    ------        ------        ------        ------        ------         ------        ------
Gross profit....................      51.1          48.8          49.9          51.1          54.0           49.2          52.0
Operating expenses:
  Selling.......................      47.4          52.7          51.1          49.3          45.9           75.9          67.4
  General and administrative....       7.9           9.5           9.0           8.7           9.3           17.1          11.3
  Amortization of goodwill......       0.9           0.9           0.9           0.8           0.9            1.2           1.2
                                    ------        ------        ------        ------        ------         ------        ------
                                      56.2          63.1          61.0          58.8          56.1           94.2          79.9
                                    ------        ------        ------        ------        ------         ------        ------
Loss from operations............      (5.1)        (14.3)        (11.1)         (7.7)         (2.1)         (45.0)        (27.9)
Interest expense................      (1.4)         (0.9)         (1.1)         (0.6)         (1.8)          (0.2)         (3.5)
Other income....................      (0.1)         0 .3           0.3           0.1          10.8            0.3           1.6
                                    ------        ------        ------        ------        ------         ------        ------
Income (loss) before income
  taxes and extraordinary
  items.........................      (6.6)        (14.9)        (11.9)         (8.2)          6.9          (44.9)        (29.8)
Provision (benefit) for income
  taxes.........................        --            --            --          (1.1)          1.9             --            --
                                    ------        ------        ------        ------        ------         ------        ------
Income (loss) before
  extraordinary items...........      (6.6)        (14.9)        (11.9)         (7.1)          5.0          (44.9)        (29.8)
Extraordinary items.............        --            --            --            --          (0.4)            --            --
                                    ------        ------        ------        ------        ------         ------        ------
Net income (loss)...............      (6.6)%       (14.9)%       (11.9)%        (7.1)%         4.6%         (44.9)%       (29.8)%
                                    ======        ======        ======        ======        ======         ======        ======
STORE (SHOWROOM) DATA
Stores open at beginning of
  period........................        82            83            83            89            87             89            87
Stores opened during period.....         1             1             1             4            10             --            --
Stores closed during period.....         2             1             2            10             8              1            --
                                    ------        ------        ------        ------        ------         ------        ------
Stores open at end of period....        81            83            82            83            89             88            87
Average sales per showroom(1)...   $ 1,063       $   997       $ 1,361       $ 1,432        $1,373        $    82       $    84
Same-store sales increase
  (decrease)(2).................       4.3%         (9.9)%        (6.0)%        (2.9)%        11.7%          (8.6)%        (1.1)%

---------------

(1) Based upon the weighted average number of stores open during the period indicated.

(2) Same store sales are calculated by excluding the net sales of any store for any month of the period if the store was not open during the same month of the prior period. A store opened at any time during the month is deemed to have been open for the entire month.

     THIRTY-NINE WEEKS ENDED NOVEMBER 2, 1997 COMPARED TO THIRTY-NINE WEEKS ENDED OCTOBER 27, 1996

     Net Sales. Net sales for the thirty-nine weeks ended November 2, 1997 were $85,569,000 versus $82,738,000 for the comparable period of fiscal 1996, an increase of $2,831,000 or 3.4%. The sales increase was primarily attributable to an increase in same-store sales of 4.3% partially offset by a decrease attributable to the operation of two fewer stores in the 1997 period. Sales for the thirty-nine weeks ended October 27, 1996 were adversely impacted by a shortage of raw materials, resulting from insufficient cash prior to the August and September 1996 financings to purchase such raw materials which were required for production and shipments.

     Gross Profit. Gross profit was 51.1% of net sales for the thirty-nine weeks ended November 2, 1997 and was 48.8% of net sales in the comparable period of fiscal 1996. The increase in gross profit resulted primarily from increased product prices and reduced promotional discounting.

     Selling Expenses. Selling expenses were $40,558,000 or 47.4% of net sales for the thirty-nine weeks ended November 2, 1997 and were $43,556,000 or 52.7% of net sales in the comparable period of fiscal 1996. The decrease of $2,998,000 in selling expenses was primarily due to a decrease of $1,630,000 in variable selling payroll, resulting from a new commission structure, and decreases of $1,589,000 and $325,000 in store non-
payroll expenses and delivery expenses, respectively, resulting primarily from tighter cost controls offset by increased advertising costs of $824,000.

     General and Administrative Expenses. General and administrative expenses for the thirty-nine weeks ended November 2, 1997 were $6,780,000 compared to $7,852,000, for the comparable period of fiscal 1996, a decrease of $1,072,000. This decrease was primarily as a result of lower professional fees, contract labor costs and computer rental and maintenance costs offset in part by higher payroll related costs.

     Interest Expense. Interest expense for the thirty-nine weeks ended November 2, 1997 increased by $395,000 over the comparable period of fiscal 1996 due to higher average debt outstanding.

     Income Taxes. The Company paid no taxes and no tax benefits were available for either of the thirty-nine week periods of fiscal 1997 or 1996.

     Net Loss. As a result of the above factors, the net loss was $5,609,000 for the thirty-nine weeks ended November 2, 1997 as compared to a net loss of $12,374,000 for the comparable period of fiscal 1996. Net loss per share in the 1997 period was $.30 based on 19,021,000 shares outstanding. In the comparable 1996 period the net loss per share was $1.62 based on 7,661,000 average shares outstanding.

     53 WEEKS ENDED FEBRUARY 2, 1997 (FISCAL 1996) AS COMPARED TO 52 WEEKS ENDED JANUARY 28, 1996 (FISCAL 1995)

     Net Sales. Sales were $112,737,000 in fiscal 1996, a decrease of 7.8% from sales in fiscal 1995; same store sales decreased 6.0% between years. The sales decrease was due to a combination of factors including (i) an industrywide softness in retail sales, (ii) insufficient cash during the first eight months of fiscal 1996 to timely purchase raw materials needed for the manufacture of customer orders, and (iii) the Company's decision in the third quarter of fiscal 1996 to raise prices to competitive levels and reduce promotional discounting.

     Gross Profit. Gross profit was 49.9% of net sales in fiscal 1996 as compared to 51.1% in fiscal 1995. Lower gross profit in fiscal 1996 resulted from extensive promotional discounting during the first half of 1996 and changes in the mix of products sold. As noted above, the Company increased product prices and reduced promotional discounting in the second half of fiscal 1996 which contributed to an overall improvement in gross profit from 47.1% for the 26 weeks ended July 28, 1996 to 52.7% for the 27 weeks ended February 2, 1997.

     Selling Expenses. Selling expenses for fiscal 1996 were $57,573,000, representing a decrease of $2,684,000 from fiscal 1995. Selling expenses were 51.1% of net sales in fiscal 1996 as compared to 49.3% in fiscal 1995. Selling expenses increased as a percentage of sales primarily due to fixed showroom expenses applied to lower sales volume. Also, commissions, delivery expenses and advertising expenses were higher as a percentage of sales, offset in part by certain expenses which were lower as a result of having fewer stores operating in fiscal 1996. Showroom pre-opening expenses are a component of the Company's selling expenses. The Company has historically capitalized these expenses and amortized them over periods ranging from 12-24 months subsequent to the opening of the showroom. In future periods the Company intends to amortize these expenses for new showrooms over a period of not more than 12 months subsequent to opening of the showroom. Management believes that had it reduced the amortization period to a minimum of 12 months in any of the periods presented in the consolidated financial statements, such reduction would not have had a material effect on the Company's consolidated financial position or results of operations.

     General and Administrative Expenses. General and administrative expenses increased as a percentage of sales from 8.7% to 9.0% due primarily to a lower sales base in fiscal 1996; however, in total dollars, general and administrative expenses decreased by $477,000 due principally to general cost reductions offset somewhat by higher employee termination expenses and professional fees.

     Interest Expense. Interest expense in fiscal 1996 increased by $509,000, due principally to higher average debt outstanding compared to the prior year.

     Income Taxes. Income tax benefits of $1,327,000 in fiscal 1995 represent refundable income taxes available from carryback of 1995 losses. There were no carryback benefits recorded in fiscal 1996 and none are available in future periods.

     As of February 2, 1997, the Company has federal net operating loss carryforwards of approximately $32 million which begin to expire in 2003, if not utilized. As a result of various equity transactions, one of the Company's subsidiaries has experienced change of ownership as defined in the Internal Revenue Code. As a result of these ownership changes and other provisions of the Internal Revenue Code, utilization of approximately $10 million of these net operating loss carryforwards is limited to the future income of one of the Company's subsidiaries and is further limited to approximately $1 million per year on a cumulative basis. As of February 2, 1997, approximately $3 million of the limited losses were available. In addition, the Company had state net operating loss carryforwards of approximately $14 million which begin to expire in the year 1997, if not utilized.

     The valuation allowance for deferred tax assets totaled $8,310,000 at January 28, 1996 and $13,643,000 at February 2, 1997. The valuation allowance increased since the realization of net deferred tax assets is uncertain.

     Net Loss. Although net loss in fiscal 1996 increased to $13,389,000 from $8,715,000 in fiscal 1995, an increase of 54%, net loss per share decreased to $1.28 in fiscal 1996 as compared to $2.21 in fiscal 1995, a decrease of 42%. The change is due primarily to the increase in the weighted average number of Company shares outstanding from 3,950,000 in fiscal 1995 to 10,445,000 in fiscal 1996 attributable to the issuance of 14,912,000 shares of the Company's Common Stock in connection with the August and September 1996 financings discussed below under Liquidity and Capital Resources.

    52 WEEKS ENDED JANUARY 28, 1996 (FISCAL 1995) AS COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Sales. Sales were $122,319,000 in fiscal 1995, an increase of 5.0% from sales in 1994. The sales increase was primarily from sales of stores opened in late 1994 and early 1995, which were offset somewhat by a decrease in sales of stores open more than one year. Management believes that the sales increase was not significantly attributable to increases in prices or increases in sales volume for goods sold in existing stores or to the introduction of new products being sold in comparable stores. During fiscal 1995, the Company opened four new stores, relocated four stores and closed ten underperforming stores. A comparable store sales decline of 2.9% was primarily the result of general economic conditions in fiscal 1995 compared to 1994.

     Gross Profit. Gross profits in fiscal 1995 were 51.1% compared to 54.0% in 1994. Lower gross profits in fiscal 1995 were due to price discounting and clearance merchandise sales necessary to generate sales due to increased competition and generally poor economic conditions in the Company's two major markets, California and New York. In addition, the Company provided approximately $760,000 to reduce certain showroom inventory to its estimated net realizable value in fiscal 1995. During the fourth quarter of fiscal 1995, the Company experienced a shortage of fabric for expected production. This fabric out-of-stock position caused a disruption in operations, which had the effect of increasing labor costs per unit and thereby reducing profits. Profit erosion also occurred since additional discounts were given to customers due to delivery delays. The out-of-stock position returned to normal levels in fiscal 1996.

     Selling Expenses. Selling expenses were $60,257,000 in fiscal 1995, an increase of approximately 12.7% from 1994. Selling expenses were 49.3% of sales compared to 45.9% in 1994. The increase in total selling expenses was principally attributable to higher sales incentives and operating costs associated with new stores. Variable selling expenses and advertising expenses as a percentage of sales are expected to decline in future periods.

     General and Administrative Expenses. General and administrative expenses declined by $289,000 and as a percentage of sales declined to 8.7% from 9.3%. Exclusive of employee severance costs in fiscal 1995 of approximately $800,000, general and administrative expenses were 8% of sales. General and administrative expenses, exclusive of employee severance costs, declined by over $1,000,000 principally from reductions in payroll and related expenses.

     Interest Expense. Interest expense decreased by $1,419,000 in fiscal 1995 due to significantly less debt outstanding. In August and September 1994, the Company paid off approximately $18,300,000 million of debt with proceeds from the sale of its investment in Mr. Coffee.

     Investment in Mr. Coffee. The Company's investment in Mr. Coffee was accounted for by the equity method which resulted in equity in earnings of $316,000 in 1994. The Company sold its investment in Mr. Coffee in August 1994.

     Income Taxes. Income tax benefits of $1,327,000 represent refundable income taxes available from the carryback of fiscal 1995 losses.

    MONTH ENDED JANUARY 29, 1995 COMPARED TO MONTH ENDED JANUARY 30, 1994

     Results of operations for the month of January are not indicative of results for the full year since January has the lowest average weekly shipments of any month due to seasonally low orders during the last three weeks of December. The late December orders are normally shipped in January when the sale is recorded. The low January sales and profits are not sufficient to cover certain fixed selling expenses and general and administrative expenses, which resulted in substantial operating losses during the respective periods.

     Net Sales. Net sales for January 1995 were $7,179,000 which was a decrease of approximately 2.0% from net sales in January 1994. The decrease was primarily attributable to a lower backlog position in the 1995 period.

     Gross Profit. Gross profit was 49.2% of net sales in January 1995 compared to 52.0% in January 1994. The lower gross profits resulted from more product discounting and higher freight costs associated with proportionately higher sales in the East and a higher level of customer credits.

     Selling Expenses. Selling expenses were $5,446,000 in January 1995 and $4,935,000 in January 1994. The increase was principally due to higher advertising expenses in 1995 offset by lower selling expenses attributable to lower sales volume.

     General and Administrative Expenses. General and administrative expenses increased by $404,000 to $1,317,000 in January 1995 from the prior year period. General administrative expenses were higher in the 1995 period principally because of higher personnel costs and employee termination expenses.

     Interest Expense. Interest expense decreased by $246,000 in January 1995 compared to January 1994 due principally to significantly less debt outstanding in 1995.

     The Company's investment in Mr. Coffee was accounted for by the equity method and the Company recorded equity in earnings from Mr. Coffee of $93,000 in January 1994. The Company sold its investment in Mr. Coffee in August 1994.

     Net Loss. As a result of the above factors, the net loss was $3,221,000 in January 1995 compared to a net loss of $2,185,000 in January 1994. Net loss per share in January 1995 was $.87 based on 3,685,000 average shares outstanding. In the comparable 1994 period, the net loss per share was $.63 on 3,490,000 average shares outstanding.

     Income Taxes. The Company paid no taxes and no tax benefits were available for the January 1995 or 1994 operating losses.

LIQUIDITY AND CAPITAL RESOURCES

     In recent periods, the Company has utilized its working capital to cover operating deficits and to finance the remodeling and expansion of its showrooms. In the balance of the fourth quarter of 1997 and in fiscal 1998, management plans to remodel and upgrade approximately 28 existing showrooms, as well as add approximately 20 additional showrooms, at an aggregate cost of approximately $7.7 million. Management expects to fund such capital expenditures by internally generated cash, by borrowings under the Company's revolving and standby credit facilities, and by the proceeds to the Company of the sales of its shares, if any, in this offering.

The Company is not contractually committed to make these capital expenditures and could slow its expansion and remodeling program if the Company experiences any liquidity shortages.

     In May 1996, the Company raised approximately $3 million through the issuance of convertible notes to certain related party investors. In August and September 1996, GECC and certain other investors led by Mr. Hawley invested $15.7 million in the Company. In connection with this financing, the Company (i) issued approximately $13.7 million of Common Stock, of which $5 million was purchased by GECC and approximately $3 million was issued to the holders of convertible notes in cancellation thereof; and (ii) issued to GECC a 10% promissory note in the principal amount $5 million, together with a warrant to purchase 1.4 million shares at $.001 per share. Also in connection with this financing, the holders of shares of the Company's pre-existing Preferred Stock agreed to convert their shares into approximately 1.2 million shares of Common Stock. See "Certain Transactions."

     In August 1997, the Company raised $3 million through the issuance of 9.5% promissory notes to GECC and Japan Omnibus Ltd. ("JOL") in the principal amounts of $2.5 million and $.5 million, respectively, together with warrants to purchase 600,000 and 140,000 shares of Common Stock, respectively, at a purchase price of $1.25 per share. In connection with this investment, GECC and JOL also granted to the Company a standby credit facility under which the Company may, at its option, subject to the attainment of certain financial covenants, borrow up to an additional $3.5 million. In the event that the Company borrows funds under the standby credit facility, the Company will issue to GECC and JOL additional warrants to purchase 400,000 and 160,000 shares of Common Stock, respectively, at $1.25 per share. The Company expects to borrow the full $3.5 million of this standby credit facility in late December 1997. See "Certain Transactions."

     Also in August 1997, the Company renegotiated the terms of its existing revolving line of credit with Congress Financial Corporation (Western) by making a change in the advance rate that will provide greater borrowing capacity. The credit facility currently has a maximum commitment of $10 million, subject to borrowing base limitations. The credit facility expires January 20, 2000, accrues interest at a rate of prime plus 1%, and is secured by substantially all of the Company's assets. Under the credit facility, the Company is required to maintain certain financial covenants and is prohibited from incurring additional indebtedness from third parties in an amount in excess of $5 million. In addition, the credit facility requires the Company to maintain certain financial covenants regarding working capital, net worth and earnings. As of November 2, 1997, the Company was out of compliance with one of these covenants but has obtained a waiver. The Company may be in violation of one of these covenants as of February 1, 1998 and anticipates being able to obtain a similar waiver, as necessary, at that time. However, there can be no assurance that future financial performance will result in compliance with these restrictions or that waivers will be obtained if the Company fails to maintain compliance. See "Risk Factors -- Leverage and Ability to Service Debt." As of November 2, 1997, the Company had unused borrowing capacity under its credit facility of approximately $3.6 million.

     The Company believes that the net proceeds from this offering, if any, combined with borrowings under its credit facilities and internally generated funds, will be sufficient to fund its requirements for working capital and capital expenditures through the end of fiscal year 1998. However, the Company may need to raise additional funds to finance its remodeling and expansion program through either debt or equity financing, and there can be no assurance that the Company's financial performance will generate significant funds. Further, the Company has reserved the right to withdraw any and all of its shares from the offering. If the Company withdraws its shares from the offering, it intends to use other sources of capital to complete its remodeling and growth plans and to provide working capital. The Company expects that its decision will be based on the relative cost of capital, the availability of internally generated funds, the desirability of having additional Company shares outstanding and other factors. The Company currently contemplates that other sources of capital would be available, although this situation could change.

     The aggregate annual maturities of long-term debt during each of the five fiscal years subsequent to February 2, 1997 are approximately as follows:
$41,000 in 1997, $74,000 in 1998, $4,111,000 in 1999, $2,098,000 in 2000, and
$1,286,000 in 2001. Management anticipates such payments will be made out of operating cash flow.

     Cash Flow -- Thirty-Nine Weeks Ended November 2, 1997. During the thirty-nine weeks ended November 2, 1997, cash and cash equivalents decreased by $977,000. Operating activities used net cash of $4,498,000, principally from a cash loss from operations of $3,021,000, an increase in inventories of $2,486,000 and a decrease in customer deposits of $408,000 partially offset by decreases in prepaid expenses and other assets of $424,000 and accounts receivable of $340,000 and an increase in Accounts Payable and Other Liabilities of $653,000. Investing activities during the period included capital expenditures of $1,498,000, nearly all of which was used to remodel certain retail showrooms. Financing activities during the period consisted principally of net borrowings of $2,095,000 under the Company's revolving credit facility and $3,000,000 borrowed from GECC and JOL. Management plans to continue its program of remodeling and upgrading showrooms as well as to add new showrooms in existing markets; the Company expects to incur costs of approximately $3,200,000 related to this program in fiscal 1997 and $6,750,000 in fiscal 1998.

     1996 Cash Flow. During fiscal 1996, cash and cash equivalents decreased by $109,000. Operating activities used net cash of $14,315,000, principally from a cash loss from operations of $10,210,000 (the cash loss from operations for the first half of fiscal 1996 was $8,638,000 and $1,572,000 for the second half) and decreases in accounts payable and other liabilities of $6,081,000, offset principally by a decrease in inventories of $614,000 and collections of income tax refund receivables of $1,467,000. Investing activities during the year included capital expenditures of $806,000, principally for additions to leasehold improvements at certain retail showrooms. Financing activities during fiscal 1996 were comprised principally of proceeds from issuances of common stock of $10,669,000 less expenses of $448,000, proceeds of $2,950,000 from issuances of convertible and demand notes (subsequently converted into common stock, together with interest of $116,000) and the issuance of a subordinated note of $5,000,000, offset by net payments of $3,516,000 under the Company's revolving credit facility.

     1995 Cash Flow. During fiscal 1995 cash and cash equivalents decreased by $616,000. Operating activities used net cash of $3,177,000, principally from a cash loss from operations of $4,752,000 offset by a net change in operating assets and liabilities of $1,575,000. Inventories and other operating assets were reduced by $3,389,000 and $147,000, respectively, while accounts payable and accrued liabilities were reduced by $1,961,000. Investing activities during the year included capital expenditures of $1,883,000, primarily related to the opening of four new showrooms and remodeling of four showrooms partially offset by $1,039,000 of proceeds from the sale-leaseback of a showroom in Texas. Financing activities in fiscal 1995 of $3,405,000 were principally net borrowings under Krause's revolving credit agreement which was entered into in January 1995.

YEAR 2000 ISSUES

     During fiscal 1997, the Company initiated a plan to implement new business information systems, which will address all year 2000 issues, as well as enhance Company operations. This implementation may result in significant capital expenditures during fiscal 1998 and 1999. In the event that this implementation is not completed prior to the year 2000, the Company has a contingency plan, pursuant to which, existing systems will be modified to eliminate remaining year 2000 issues. Expenditures related to this contingency plan will be expensed as incurred and are not expected to have a significant impact on the Company's results of operations.

CHANGE IN AUDITOR

     As previously disclosed, the Board of Directors of the Company, upon the recommendation of the Audit Committee of the Board on September 19, 1997, terminated the Company's relationship with Ernst & Young LLP and engaged Arthur Andersen LLP as its new independent accountants to audit the Company's consolidated financial statements. The reports of Ernst & Young LLP on the Company's consolidated financial statements for the most recent two years ended February 2, 1997 did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During this two-year period and thereafter there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. The Company has authorized Ernst & Young LLP to respond fully to inquiries from Arthur Andersen LLP concerning all matters relating to prior audits conducted by Ernst & Young LLP.

     The Company interviewed Arthur Andersen LLP before making its decision. During this interview Company representatives sought information concerning the potential auditor's familiarity with accounting matters affecting the furniture manufacturing and furniture retail industries and the Company. No specific advice was sought. The Company did not perceive that there were any differences with regard to substantive accounting issues between Arthur Andersen LLP and the Company's prior auditors.

     The Company has supplied a copy of this disclosure to both Ernst & Young LLP and Arthur Andersen LLP and neither has indicated to the Company that it objects or disagrees with this disclosure.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. Equity instruments, such as options and warrants are excluded if antidilutive in the calculation of diluted earnings per share. Since the effect of stock options is already excluded in the computation of net loss per share, the adoption of Statement 128 will not result in any change in the loss per share amounts reported for the thirty-nine weeks ended November 2, 1997 or October 27, 1996.

     Effective in fiscal 1998, the Company will be required to adopt Statements of Financial Accounting Standards (SFAS) No. 129 "Capital Structure," SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The impact of adoption of these pronouncements is not expected to be material to the Company's financial position or results of operations.

QUARTERLY OPERATING RESULTS

     The following tables set forth certain unaudited consolidated financial information for each of the four quarters in fiscal 1996 and the first three quarters of fiscal 1997. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the audited consolidated financial statements and includes all necessary adjustments, consisting only of normal recurring adjustments, that management considered necessary for a fair presentation of the unaudited quarterly results when read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                            STATEMENT OF OPERATIONS

                                                                     QUARTER ENDED
                            -----------------------------------------------------------------------------------------------
                            NOVEMBER 2,     AUGUST 3,     MAY 4,     FEBRUARY 2,     OCTOBER 27,    JULY 28,     APRIL 28,
                                1997           1997        1997        1997(1)          1996          1996          1996
                            ------------    ----------    -------    ------------    -----------    ---------    ----------
                                                                    (IN THOUSANDS)
Net sales.................    $ 30,159       $ 27,768     $27,642      $ 29,999        $26,865       $ 26,236     $ 29,637
Cost of sales.............      14,560         14,005      13,275        14,126         12,781         13,860       15,723
                               -------        -------     -------       -------        -------        -------      -------
Gross profit..............      15,599         13,763      14,367        15,873         14,084         12,376       13,914
Operating costs and
  expenses:
  Selling ................      13,698         13,832      13,028        14,017         14,081         15,006       14,469
  General and
    administrative........       2,191          2,293       2,296         2,249          2,084          3,072        2,696
  Amortization of
    goodwill..............         255            255         255           255            255            255          255
                               -------        -------     -------       -------        -------        -------      -------
                                16,144         16,380      15,579        16,521         16,420         18,333       17,420
                               -------        -------     -------       -------        -------        -------      -------
Loss from operations......        (545)        (2,617)     (1,212)         (648)        (2,336)        (5,957)      (3,506)
Interest expense..........        (467)          (370)       (340)         (448)          (296)          (304)        (182)
Other income (expense)....         (35)            (8)        (15)           81            111             45           51
                               -------        -------     -------       -------        -------        -------      -------
Net loss..................    $ (1,047)      $ (2,995)    $(1,567)     $ (1,015)       $(2,521)      $ (6,216)    $ (3,637)
                               =======        =======     =======       =======        =======        =======      =======

---------------

(1) All quarters are for a period of 13 weeks except the quarter ended February 2, 1997 which is for a period of 14 weeks.

     The Company's operating results are subject to various risks and uncertainties, including risks and uncertainties related to management's ability to implement its business strategy, the Company's ability to service fixed charges and to raise additional capital, economic conditions, competitive pressures, availability and cost of supplies, the composition, timing and volume of orders, overhead costs, manufacturing or production difficulties, certain nonrecurring charges and other factors. Accordingly, the Company's operating results may vary materially from quarter to quarter. Because a high percentage of the Company's operating expenses are relatively fixed, if anticipated sales and shipments in any quarter do not occur as expected, the Company's operating results may be adversely affected and fall significantly short of expectations. Any unanticipated decline in growth of the Company's net revenue, without a corresponding and timely reduction in the growth of operating expenses, could have an adverse effect on the Company's business, operating results and financial condition. There can be no assurance that, in the event of any shortfall of sales or reduction in gross margin in a quarter, the Company will be able to control expenses sufficiently or promptly to meet profitability objectives for that quarter. See "Risk Factors" for a discussion of other factors that may adversely affect the Company's operating results in any given quarter.

                                    BUSINESS

THE COMPANY

     The Company is a leading vertically integrated manufacturer and retailer of made-to-order upholstered furniture and accessories. The Company operates 81 furniture showrooms under the Krause's (67 showrooms) and Castro Convertibles (14 showrooms) brand names in 12 states, with 41 of those showrooms in California and 13 in the New York City metropolitan area, including New York, New Jersey and Connecticut. Customers can choose from more than 60 styles and 40 sizes of sofas, incliners, recliners, sectionals, sofabeds and chairs, which they can customize with 800 fabrics and 50 leathers. The Company believes that it has developed a reputation for delivering high quality, custom-crafted furniture at prices comparable to those of mass-produced sold-as-shown furniture. In recent periods, the Company has undergone significant changes, raising substantial new capital, hiring a new management team with extensive expertise in retailing, and changing the Company's business strategy from a factory-direct orientation to a retail-oriented, fashion conscious approach.

RECENT DEVELOPMENTS

     In the Spring of 1996, GECC and Philip M. Hawley, the former Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.), undertook an evaluation of the Company and determined that it had strong brand name recognition, good retail locations in strong markets, demonstrated manufacturing capability and a unique niche. They perceived that the Company presented an opportunity for growth by remodeling existing showrooms, opening new showrooms in existing markets and penetrating new markets. Beginning in August 1996, GECC and certain other investors led by Mr. Hawley invested approximately $22 million in equity and debt in the Company. The Company hired new executives with retail experience and Mr. Hawley became its Chairman and Chief Executive Officer.

     Under the leadership of Mr. Hawley, the Company has adopted a major expansion and remodeling program, and has developed a marketing and merchandising strategy that is designed to increase its appeal to its existing broad customer base by promoting the Company's wide selection of products, styles and fabrics, as well as quality and value. Under this program, the Company has remodeled 14 existing showrooms, established design centers in prominent locations within showrooms to highlight fabric selection, created decorated room settings, added new lighting and carpeting, and integrated the Castro Convertibles brand name and products into its remodeled Krause's showrooms. The Company expects to complete an additional four remodels by the end of this fiscal year (February 1, 1998), and plans to remodel approximately 24 additional showrooms in fiscal 1998. The Company has also taken significant steps to improve margins by increasing prices to competitive levels, reducing promotional discounting and improving manufacturing efficiencies and to reduce expenses by implementing budgeting controls, consolidating selling, general and administrative expenses and cutting costs, including revising its sales commission structure. Although results are preliminary, these new strategies, combined with improved economies in selected regions where the Company operates, have begun to show positive financial results. For the nine months ended November 2, 1997, same-store sales (for showrooms opened a year or more) increased 4.3% compared to the nine-month period ended October 27, 1996, with remodeled store sales exceeding management's goal of 25%. In addition, gross profit increased from 48.8% to 51.1% of net sales in the first nine months of fiscal 1997 compared to the same period in fiscal 1996. Since the management change, the Company has also opened one new showroom featuring its new store design, expects to open two additional showrooms by the end of the current fiscal year, and has plans to open approximately 18 showrooms in fiscal 1998.

INDUSTRY OPPORTUNITY AND COMPETITIVE STRENGTHS

     The Company believes a number of macroeconomic factors influence furniture sales, including existing home sales, housing starts, consumer confidence, availability of credit, interest rates and demographic trends. Management believes favorable fundamental trends in home building and demography will continue to drive long-term growth in the furniture industry. The domestic residential furniture industry is estimated to be $21 billion in shipments in 1997 up from approximately $20 billion in 1996 and is expected to increase 4.2% to

$21.9 billion in 1998 according to the American Furniture Manufacturers Association. Upholstered furniture accounted for approximately $8.4 billion in shipments in 1996, according to the American Furniture Manufacturers Association.

     The furniture market is large and diversified. Because the market for custom crafted furniture is highly fragmented, the Company believes that manufacturers with strong brand name recognition, broad distribution and good value to price ratio are positioned to increase market share.

     Reputation for Value and Selection; Brand Names. The Company believes that it has attained a reputation for high quality, custom-crafted furniture at prices comparable to those of mass-produced, sold-as-shown furniture. Over 25 and 65 years, respectively, Krause's and Castro Convertibles have developed a reputation for selection, quality, price and service. The Company believes that its reputation and strong brand recognition influence customer purchasing decisions and will help the Company expand its distribution in existing markets and penetrate new markets.

     New, Experienced Management Team. The Company recently hired a strong management team with extensive retailing experience, led by Philip M. Hawley, the former Chairman and Chief Executive Officer of The Broadway Stores, Inc. New management has adopted business and marketing strategies designed to leverage the Company's existing brand name recognition and distribution system and appeal to its existing broad customer base. The management team has a substantial equity stake in the Company.

     Vertically Integrated Manufacturer and Distributor of Custom Furniture. The Company is a leading combined manufacturer and retailer of made-to-order upholstered furniture. This vertical integration enables the Company to manufacture high-quality, competitively priced custom upholstered furniture and deliver it to the customer usually within two to four weeks from the date ordered. Vertical integration also enables the Company to capture profits at both the manufacturing and retail level, with minimal inventory risk. Further, the Company can use the available capacity of its manufacturing facility to accommodate planned sales growth.

     Well Located Retail Distribution Network. As of November 30, 1997, the Company operated 81 showrooms, primarily in California and the New York City metropolitan area, and in selected other markets in the Southwest, Northwest and Midwest. The Company believes that its showrooms are in many markets that have favorable demographics and upward economic trends, and that a substantial majority of its showrooms are located in high traffic areas. In addition, many showrooms are near other furniture retailers, where the Company believes it can benefit from increased traffic of furniture customers and from comparison shopping, typically by shoppers who compare Company products to those of sold-as-shown retailers or premium-priced custom manufacturers.

     Focus on Gross Margins and Cost Controls. In recent periods, the Company has taken a number of steps to improve its gross margin and reduce expenses by reducing discounts and other special pricing programs, improving its manufacturing processes, introducing budgeting controls, revising its sales commission structure, consolidating selling, general and administrative expenses and cutting costs. As a result, the Company has developed an organization focused on gross margin improvements, expense control and operating efficiency.

BUSINESS STRATEGY

     The Company intends to leverage its competitive strengths in order to increase its sales volumes, improve its overall financial performance and enhance its market position. The Company will seek to achieve these objectives by pursuing the following strategies:

     - Remodel Existing Showrooms. The Company has embarked upon a major remodeling program to update its showrooms, imbue a sense of fashion and excitement and move away from the Company's traditional factory-direct orientation. The Company has developed new store layout, design and visual presentation themes to center attention on fabric selection and customization options, present merchandise by life style as complete room environments and enhance lighting and color in order to add drama and create excitement throughout its showrooms. Plans call for remodeling approximately 65 showrooms which will incorporate the new layout, design and visual presentation themes. To date, the Company has remodeled 14 showrooms and expects to remodel four additional showrooms by the end of the current fiscal year and approximately 24 more showrooms by the end of the 1998 fiscal year.

     - Add New Showrooms in Existing Markets. The Company plans to expand its presence in markets where it has an existing base of showrooms so that it can leverage its brand name recognition and marketing efforts as well as its existing distribution network and management. The Company estimates that it has between 40 to 50 opportunities to open showrooms in existing markets. To date, the Company has opened one new showroom and expects to open two additional showrooms by the end of the current fiscal year and approximately 18 more by the end of the 1998 fiscal year.

     - Relocate Under-Performing Showrooms. The Company estimates that it has between 10 and 15 showrooms that are in good market areas but in poor locations within these market areas. As the leases on these showrooms expire, the Company plans to seek more suitable locations and incorporate into the new showrooms the same new layout, design and visual presentation themes that it has developed in the remodeling program.

     - Revamp Marketing and Sales Promotion. The Company has revamped its marketing and sales promotion with the goal of better defining its market niche and differentiating it from its competitors. A major focus of this effort is a shift away from a factory-direct orientation to that of customization and craftsmanship with emphasis on value rather than price. To this end, the Company has changed the name it does business under from Krause's Sofa Factory to Krause's Custom Crafted Furniture and has developed a new, modern logo. Another focus of this effort has been to create an advertising format and message and to use larger ads in an effort to better attract customers.

     - Develop New Products; Increase Sales of Complementary Products. The Company has put in place a new product development program, which will accomplish a freshening of showroom inventories and introduce a number of new styles designed to increase its appeal to customers; during the current fiscal year, eight new sofa styles have been introduced. In addition, although the Company intends to continue to focus on the manufacture and sale of upholstered products, as a part of its new merchandising approach it intends to increase the promotion and sale of other products, including accessories supplied by third parties such as tables, lamps, area rugs and wall decor, custom-made chairs and recliners. During fiscal 1996, accessories, custom-made chairs and recliners accounted for 2%, 4%, and 8%, respectively, of the Company's sales compared to the industry average (reported by the October 1997 issue of retail Ideas, a publication of Furniture/Today) of 12%, 10%, and 17%, respectively. These additional merchandise classifications will broaden the Company's offerings and should increase sales per square foot.

     - Leverage the Castro Franchise. In 1993, the Company acquired certain assets principally related to the retail operations of Castro Convertible Corporation, including the "Castro Convertibles" tradename and trademark and retail store locations. Castro Convertibles, which started business in 1931, has been known throughout the East Coast for its quality sofabed products and was an early pioneer in developing the tri-fold sofabed mechanism. The Company plans to leverage this strong brand awareness by adding a Castro Convertibles gallery in all of its Krause's remodeled and new showrooms.

     - Increase Showroom Productivity. For the year ended February 2, 1997, the Company's sales per square foot of selling space averaged $112. To further increase showroom productivity, the Company intends gradually to reduce the average size of its showrooms from approximately 12,100 square feet of selling space to approximately 10,000 square feet, which it believes is the optimal size to show and sell the Company's products. In addition, the Company intends to increase same-store sales by continuing to (i) roll out its remodeling and expansion program, which has produced higher same-store sales at the initial group of remodeled showrooms, (ii) add new products, including accessory products manufactured by third parties, and (iii) increase the effective sales prices of its products through reduced promotional discounting.

SHOWROOMS AND MERCHANDISING

     Showrooms. The Company sells its products exclusively through leased retail showrooms in 12 states. Retail showrooms in California, Colorado, Arizona, Nevada, Texas, New Mexico, Washington and Illinois operate under the name KRAUSE'S CUSTOM CRAFTED FURNITURE, KRAUSE'S SOFA FACTORY(R) or KRAUSE'S SOFAS(R). The Company intends to convert all of these showrooms to operate under the name KRAUSE'S CUSTOM CRAFTED FURNITURE. Retail showrooms in New York, New Jersey, Connecticut and Florida are operated under the name CASTRO CONVERTIBLES(R). Showroom locations are selected on the basis of strictly defined criteria, including expected population growth, desirable target consumer demographics and psychographics, high visibility with easy access from major thoroughfares, adequate parking facilities and proximity to other furniture retailers.

     Selling space in retail showrooms varies in size from 1,400 square feet to 23,400 square feet, with an average size of 12,100 square feet. The typical showroom displays approximately 50 to 60 styles in coordinated furniture groupings to illustrate the diversity and availability of contemporary and traditional upholstered furniture.

     When a customer makes a selection, a sales associate collects a down payment and immediately enters the order in the Company's computer system through a terminal at the showroom. The order, reflecting the customer's exact specifications of style, color, size, configuration and fabric, is then sent to the Company's facility in Brea, California for manufacturing.

     Expansion and Remodeling. The Company recently adopted a major expansion and remodeling program. Key components of this program include establishing design centers in prominent locations within showrooms to highlight fabric selection, creating decorated room settings, adding new lighting and carpeting, developing consistent and highly visible signage, and integrating the Castro Convertibles brand name and products into its Krause's Custom Crafted Furniture showrooms. As part of this program, the Company has remodeled 14 showrooms to date and has plans to remodel approximately 28 additional showrooms by the end of fiscal 1998. The remodeled showrooms are designed to present a more appealing environment to the consumer, emphasizing the Company's wide array of styles and fabric selections, and highlight the consumer's ability to customize furniture selections to suit individual taste. Remodeled showrooms feature prominently displayed design centers to highlight fabric selection, decorated room settings, and new lighting and carpeting. The Company anticipates that it will recover the cost of remodels in approximately one year through increased sales after the remodel.

     The Company will also seek to expand its presence in existing markets to increase sales and market share. This will enable the Company to leverage its brand name recognition and take advantage of the advertising umbrella and infrastructure that currently exists. It will also focus on areas with strong demographics and economic performance. The Company has opened one new store since it began its expansion program, expects to open two additional stores by the end of the current fiscal year and intends to open approximately 18 additional showrooms during fiscal 1998. In addition, as leases expire on showrooms that are not located in prime retail areas, but are in favorable markets, the Company will seek to move those showrooms to more suitable locations.

     Merchandising and Advertising. The Company has begun new merchandising programs designed to further leverage and enhance the strength of the Krause's and Castro Convertibles brand names. In addition to implementing its expansion and remodeling program designed to enhance the Company's appeal to its existing broad customer base, the Company intends to further enhance and leverage the strength of the Krause's and Castro Convertibles brand names through new advertising and merchandising programs that emphasize the selection, features and value of its products. The Company will seek to use its strong brand awareness initially to increase its share of existing markets and ultimately to penetrate new markets. As an integral part of its new and remodeled Krause's Custom Crafted Furniture showrooms, the Company is adding a section dedicated to its Castro Convertibles products to further leverage this product line and brand name.

     The Company primarily advertises through print media, both in newspapers and by direct mail. It also employs targeted radio advertising in selected markets. The Company has freshened the appearance of its advertising to give more consistent placement of the Krause's and Castro Convertibles brand names, to play down the Company's previous factory-direct image, and to appeal to a more fashion-conscious buyer. While the Company plans to continue to display prices in its advertising, it has reduced the prominence of promotional pricing in favor of highlighting the selection, style and value of its products.

PRODUCTS

     The Company focuses on manufacturing and retailing high-quality, affordably priced made-to-order upholstered furniture. Its product line consists primarily of upholstered (covered in woven fabric or leather) sofas, sofabeds, chairs and sectionals. Customers of the Company may choose from a selection of approximately 60 different styles, 40 sizes, 800 fabrics and 50 leather choices. Except for a few styles of occasional and reclining chairs which the Company purchases from outside vendors, the Company manufactures virtually all of the upholstered furniture offered in its showrooms.

     In addition to its exclusive upholstered furniture line, the Company retails an assortment of tables, area rugs, lamps and wall decor, custom-made chairs and recliners. These furniture products and accessories, which are supplied to the Company by outside vendors, complement the Company's upholstered furniture products and help to create the room setting displays. Because the Company typically views sales of these furniture products and accessories as incremental to, rather than in lieu of, sales of the Company's own upholstered furniture products, the Company intends to increase the promotion and sale of these complimentary furniture products and accessories. Merchandise purchased from other suppliers currently accounts for approximately 10% of net sales.

     In order to be responsive to changing customer demands, the Company will develop new products more aggressively. Since the 1996 financings, the Company has introduced eight new sofa styles. In addition, the Company is committed to periodically update its inventory of 800 fabrics by replacing slow-moving, out-of-style fabrics with more contemporary designs.

     Because of its made-to-order strategy, the Company does not require a substantial inventory of finished goods, whether they are manufactured by it or purchased from outside sources.

MANUFACTURING

     The Company's manufacturing facilities in Brea, California produce upholstered furniture for both Krause's and Castro Convertibles showrooms. Manufacturing generally begins with the purchase of kits containing wooden frame components. These components are chiefly hardwood, but also include softwood and some engineered lumber. Outside mills make the components, first kiln-drying the lumber for extra strength and straightness, then cutting the component pieces to Company specifications for each different style, working to precise standards. Company artisans, using pneumatic and power tools, assemble the wooden parts into frames for different furniture models. All corners are blocked and glued for added strength and proper distribution of weight and stress.

     The Company primarily uses a one-piece frame method in which workers build the entire frame before any upholstering occurs. This method makes the frame stronger and leads to a more finely tailored appearance. Workers complete the frames by installing metal springs, which contribute to the continued comfort, durability and appearance of the upholstered furniture. Some Castro Convertibles models have a frame that can be disassembled for delivery through the narrow doorways and hallways of New York area apartments.

     The first step in the upholstering process is cutting and sewing the fabric chosen by the customer. The sewn fabric is sent to the assembly line where workers construct the frame and upholster the seats, backs and arms. The Company employs quilters as well as special seamstresses to sew zippers, bolster covers, ruffles, skirts and pleats.

     Upholstering takes place along an assembly line. Several individuals work on each frame, each specializing in an area of responsibility -- springs, outside body, seat, arm, inside body and so on. While the frame is upholstered, seat cushions are filled with the customer's selection of either down, standard foam or a

Foreverflex(R) insert (the Company's proprietary seating material). The Foreverflex(R) cushion insert is a high-density foam cushion which is injection molded with springs suspended within the foam. An outside supplier makes the Foreverflex(R) cushion insert to strict Company specifications and provides a lifetime guarantee. Every piece of finished upholstered furniture undergoes a quality control inspection during production and again prior to shipment from the factory to the local distribution center.

     The Company generally has adequate inventories of raw materials and other supplies on hand to fill customer orders, and expects its suppliers to satisfy its requirements shortly before materials are used in production.

     The Company builds approximately 500 pieces of upholstered furniture per day in a single shift. This output represents approximately 75% of single shift manufacturing capacity. The level of production primarily reflects customer orders, because the Company does not manufacture units for inventory.

     When an order has completed the manufacturing or outside purchasing process, it is shipped to a regional warehouse for the final preparation and delivery to the customer. The Company uses outside delivery services, as well as its own personnel in certain areas, for deliveries.

BACKLOG

     The Company turns its manufacturing backlog approximately every 23 to 28 days. Backlog as of November 2, 1997 was approximately $10.0 million compared to $12.1 million at the end of October 1996.

SUPPLIERS AND MATERIALS

     Many suppliers currently provide the Company with the materials used in manufacturing its upholstered furniture products. The Company's ten largest suppliers provided it with 57.5% of its purchased raw materials during the nine-month period ended November 2, 1997, including one such supplier that provided approximately 13.3% and another that provided 9.3% of such purchases. The Company is dependent on the continued supply of components and raw materials, including frame components, fabrics, leather, foam and sofabed and motion mechanisms. Management constantly seeks new suppliers and better prices through competitive bidding and the qualification of alternative sources of supply. If the Company could not develop alternative sources of supply when needed or failed to obtain sufficient single-source products, components and raw materials, the resulting loss in production capability would adversely affect the Company's sales and operating results.

TRADEMARKS AND PATENTS

     The Company holds trademarks and patents registered in the United States for some of its products and processes. The Company has a registered trademark in the United States for the Krause's Sofa Factory(R) and Castro Convertibles(R)names and logos and the name Foreverflex(R). The Company has applied for a trademark for the name Krause's Custom Crafted Furniture. Trademarks, which the Company considers important to its business, have expiration dates ranging from May 13, 2002 to November 30, 2004, but each is renewable in perpetuity. The Company also has other trademarks, both registered and unregistered, that the Company believes are not material to its business or to any ongoing product lines.

GOVERNMENT REGULATIONS

     The Company's facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and from hazardous substances. The Company is also subject to the federal Occupational Safety and Health Act and other laws and regulations affecting the safety and health of employees in the production areas of its facilities. Management believes that it is in compliance in all material respects with all applicable environmental and occupational safety regulations.

EMPLOYEES

     The majority of the Company's employees are not unionized and many have worked for the Company for more than 10 years. A union contract which expires in May 1998 covers approximately 50 retail employees in the greater New York area. At November 2, 1997, the total work force numbers approximately 960, with approximately 355 working in manufacturing, 535 in retail and warehousing operations, and 70 in administration.

COMPETITION

     The home furnishings industry is highly competitive and fragmented, and includes competition from traditional furniture retailers, department stores and discount and warehouse outlets. Certain companies which compete directly with the Company have greater financial and other resources than the Company. The Company competes on a national level with Ethan Allen Inc., Levitz Furniture, Leather Center, Inc., Expressions and traditional department stores, among others. The Company also competes on a regional basis. In New York, New Jersey and Chicago, the Company's primary competitor is Jennifer Convertibles, Inc., and in the Western United States the Company's primary regional competitors include Homestead House, Inc., The Leather Factory and Norwalk Furniture Corporation (the latter of which also competes in the Midwest market). In Houston, Texas, the Company's primary regional competitor is Star Furniture Company. Expressions, Norwalk Furniture Corporation and Ethan Allen Inc., like the Company, manufacture their own upholstered products and offer "made-to-order" customization similar to that provided by the Company. Levitz Furniture primarily addresses the low to middle end "as shown" market, whereas traditional department stores typically focus on the middle to upper end "as shown" market.

PROPERTIES

     The Company maintains its administrative offices and manufacturing plant in a leased 250,000 sq. ft. facility at 200 North Berry Street, Brea, California. The lease has a remaining term of 11 years with four five-year options and grants the Company certain options to purchase the facility. The Company also leases approximately 275,000 sq. ft. for warehouse and distribution facilities. The Company leases all its retail showrooms, with rents either fixed or with fixed minimums coupled with contingent rents based on the Consumer Price Index or a percentage of sales. The Company's 81 showrooms occupy approximately 980,000 sq. ft. of selling space.

LEGAL PROCEEDINGS

     On May 27, 1994, the Company was served with a complaint in the case captioned Miriam Brown v. Mr. Coffee, inc. et al. (Civil Action No. 13531), in the Delaware Court of Chancery, New Castle County. The complaint names the Company, Mr. Coffee and certain individuals including Jean R. Perrette and Kenneth W. Keegan, both former directors and officers of the Company, as defendants in a purported class action lawsuit. The complaint alleges that the individuals named as co-defendants breached their fiduciary duties as directors of Mr. Coffee by, among other things, their alleged efforts to entrench themselves in office and prevent Mr. Coffee's public shareholders from maximizing the value of their holdings, engaging in plans and schemes unlawfully to thwart offers and proposals from third parties, and approving or causing the Company and others to agree to vote in favor of a merger with Health o meter Products, Inc. The Company is alleged to have participated in and advanced the alleged breaches. The plaintiff originally sought to enjoin the merger; however, plaintiff withdrew such action and the merger was completed in August 1994. The Company and the Mr. Coffee directors filed motions to dismiss the complaint on August 11, 1994. On October 9, 1996, the plaintiff filed a second amended complaint. All defendants subsequently joined in filing a motion to dismiss the complaint. The plaintiff seeks compensatory damages and costs and disbursements in connection with the action, including attorneys' and experts' fees, and such other further relief as the court deems just and proper.

     For a number of reasons, including the extensive solicitation and negotiation process which preceded the acceptance by Mr. Coffee's Board of Directors of the Health o meter offer, the Company believes that the plaintiff's allegations are without merit. Management believes that any liability in the event of final adverse determination of any of this matter would not be material to the Company's consolidated financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names, ages and positions of the Company's directors and officers are as follows:

                NAME                  AGE                            POSITION
------------------------------------  ---     -------------------------------------------------------
Philip M. Hawley....................  72      Chairman of the Board and Chief Executive Officer
Thomas M. DeLitto...................  44      Vice Chairman of the Board
Robert A. Burton....................  57      Senior Vice President and Chief Financial Officer
Herbert J. Friedman.................  47      Senior Vice President of Merchandising, Product
                                              Development, Marketing and Stores
K. James McTaggart..................  35      Senior Vice President of Manufacturing and Distribution
Klaus Tabar.........................  44      Senior Vice President of Real Estate and Construction
Kamal G. Abdelnour..................  61      Director
Jeffrey H. Coats....................  40      Director
Peter H. Dailey.....................  67      Director
John A. Gavin.......................  66      Director

     Philip M. Hawley has been Chairman of the Board and Chief Executive Officer since August 1996. He served as Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) from 1977 to 1993. Mr. Hawley is also a director of Johnson & Johnson, Weyerhauser Company and Aeromovel, U.S.A.

     Thomas M. DeLitto has been Vice Chairman of the Board since December 1994 and a director since June 1991. He was Chief Executive Officer from April 1995 to August 1996, President and Chief Executive Officer from July 1992 to December 1994, and Executive Vice President and Chief Operating Officer from June 1991 to July 1992. Mr. DeLitto has been a Director and President of Permal Capital Management, Inc., a wholly owned subsidiary of Worms & Co., Inc. (a wholly owned subsidiary of Worms & Cie., a principal shareholder of the Company), since October 1990; in this capacity he oversees operations of that company's direct investment activities. Mr. DeLitto has served as Executive Vice President of Worms & Co., Inc. since February 1996.

     Robert A. Burton has been Senior Vice President and Chief Financial Officer since December 1996. Mr. Burton was an independent financial consultant from January 1995 to November 1996, and from November 1987 to December 1994 he was Senior Vice President and Chief Financial Officer of John Breuner Company, a home furnishings company. John Breuner Company filed for bankruptcy in October 1993 and emerged in July 1994.

     Herbert J. Friedman has been Senior Vice President of Merchandising, Product Development, Marketing and Stores since September 1996. Mr. Friedman was Senior Vice President of Strategic Planning from April 1995 to September 1996 and Vice President of Merchandising from June 1989 to April 1995.

     K. James McTaggart has been Senior Vice President of Manufacturing and Distribution since April 1996. Mr. McTaggart was Vice President of Distribution and Logistics from February 1996 to March 1996. Mr. McTaggart was formerly the Vice President of Distribution/Logistics at Stanley-Works-Door Systems from March 1995 to February 1996, and served in other positions in Stanley Works-Door-Systems from November 1985 to March 1995.

     Klaus Tabar is Senior Vice President of Real Estate and Construction. Mr. Tabar was Senior Vice President of Real Estate and Store Construction from September 1996 to April 1997 and Senior Vice President of Real Estate and Administration from April 1996 to September 1996. He joined the Company as Vice President of Real Estate in January 1989.

     Kamal G. Abdelnour has been a director since September 1996. He had been a director from February 1993 to August 1996 when he resigned in connection with the Company's recapitalization.

Mr. Abdelnour has been President and Chief Executive Officer of ATCO Development, Inc. ("ATCO") since 1980. ATCO is engaged in the business of investments, real estate ownership and management, and export sales. Since 1989, Mr. Abdelnour has served as a director of Permal Capital Management, Inc., a wholly-owned subsidiary of Worms & Co., Inc., which is a wholly owned subsidiary of Worms & Cie., a principal shareholder of the Company.

     Jeffrey H. Coats has been a Director since August 1996. He has been a Managing Director of GE Capital Equity Capital Group, Inc., a wholly owned subsidiary of GECC, since April 1996. He was also a Managing Director of GE Capital Corporate Finance Group, Inc., a wholly owned subsidiary of GECC, from June 1987 to April 1993. From March 1994 to April 1996, Mr. Coats was President of Maverick Capital Equity Partners, LLC and from April 1993 to January 1994, he was Managing Director and a Partner of Veritas Capital, Inc., both of which are investment firms. Mr. Coats is the Chairman of the Board of The Hastings Group, Inc., a clothing retailer, which filed for bankruptcy in October 1995. The Hastings Group, Inc. currently is in the process of formulating a plan of liquidation under Chapter 11.

     Hon. Peter H. Dailey has been a director since September 1996. He is also the Chairman of the Board and Chief Executive Officer of Memorex Telex, NV, a world-wide technology company headquartered in Amsterdam, the Netherlands and has served in those roles since April 1996. He served as Ambassador to Ireland from 1982 to 1984, and was special Presidential envoy to NATO countries. From 1985 to 1988, Mr. Daily served as counselor to the Director of the Central Intelligence Agency. From 1985 to 1992 he was a member of President's Advisory Committee on Arms Control and Disarmament. He also serves as founder and Chairman of the Board of Enniskerry Financial, Inc., a private investment company founded in 1968, and has been a principal of Gavin, Dailey and Partners, an international capital and consulting firm, since 1991. Mr. Dailey is a member of the Board of Directors of Chicago Title and Trust Company, Sizzler, Inc., Pinkerton's, Inc., and Jacobs Engineering Group, Inc. Prior to returning to government service he served as a director of the Walt Disney Co. and the Interpublic Group of Companies. Memorex Telex Corp., the U.S. Subsidiary of Memorex Telex, NV, filed for bankruptcy in 1996 and is in the process of liquidation.

     Hon. John A. Gavin has been a director since September 1996. He founded and has been the Chairman of Gamma Services Corporation and a principal of Gavin, Dailey and Partners, both international capital and consulting firms, since 1968 and 1991, respectively. He has also been affiliated with Hicks, Muse, Tate and Furst (Latin America) as Managing Director since 1995. Mr. Gavin is a member of the Board of Directors of Atlantic Richfield Company, Dresser Industries, Pinkerton's, Inc., International Wire Group and KAP Resources.

     All Directors are elected annually and serve until the next annual meeting of stockholders or until the election and qualification of their successors. Nomination and election of the Board of Directors of the Company is subject to a Stockholders Agreement. See "Capital Stock -- Stockholders Agreement." At present, all directors have been elected pursuant to the Stockholders Agreement. In this regard, Jeffrey H. Coats is the GECC designee, Thomas M. DeLitto is the designee of the Permal group of stockholders and Kamal G. Abdelnour, Peter H. Dailey and John A. Gavin are the Joint Designees. Mr. Abdelnour has also been elected as a director of the Company in accordance with a contractual undertaking by the Company to nominate him. This contract was entered into at the time the Company issued and sold shares of capital stock to ATCO Holdings Limited (See "Principal and Selling Stockholders").

     In December 1997, a Succession Agreement was entered into by the Company and the following stockholders: Philip M. Hawley, its Chairman, his sons John F. Hawley and Dr. Philip M. Hawley, Jr., GECC and Permal Capital Management. The parties to the Succession Agreement agreed that if Philip M. Hawley ceases to serve on the Board of Directors, the stockholder parties would take all necessary action to ensure that John F. Hawley is elected to serve as a director.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has created an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee is composed of Philip M. Hawley, Thomas M. DeLitto and Jeffrey H. Coats, and except to the extent prohibited by law has all power and authority to manage the business and affairs of the Company on behalf of the Board of Directors as may be necessary between regular meetings of the Board. The Audit Committee is composed of John A. Gavin, Peter H. Dailey and Kamal G. Abdelnour, and is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee, which is composed of Kamal G. Abdelnour, John A. Gavin and Peter H. Dailey, recommends to the Board of Directors compensation for the Company's key employees and administers certain employee benefit plans. The Nominating Committee is composed of Philip M. Hawley, Thomas M. DeLitto, Jeffrey H. Coats and Kamal G. Abdelnour, and is charged with reviewing the qualifications of and recommending candidates to the Board of Directors for election as directors of the Company. The Nominating Committee also acts on other matters pertaining to membership on the Board of Directors, including terms of tenure and compensation for Directors and issues involving potential conflict of interests. It also reviews the qualifications of, and recommends to the Board of Directors individuals for senior management positions with the Company.

DIRECTOR COMPENSATION

     All directors were reimbursed for travel and other expenses related to their activities as directors during fiscal year 1996, and will continue to be so reimbursed in fiscal year 1997 and beyond. The four non-employee directors other than Jeffrey H. Coats were each paid a fee of $3,333 and were each granted deferred stock units valued at $10,000 under the Company's 1997 Stock Incentive Plan (see "Stock Plans" below) for services rendered as directors during fiscal year 1996. Each non-employee director (other than Mr. Coats) will also be paid a fee of $10,000, payable quarterly, for his services during fiscal year 1997. Also, additional deferred stock units valued at $10,000 will be granted to each non-employee director (other than Mr. Coats) in office on December 31, 1997 and on December 31 of each year thereafter during the term of the 1997 Stock Incentive Plan.

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid by the Company during fiscal 1996, 1995, and 1994 to (i) each of the individuals serving as the Company's Chief Executive Officer during fiscal 1996, (ii) the four other most highly compensated executive officers of the Company during fiscal 1996, and
(iii) up to two additional individuals who would have been among the Company's four most highly compensated executive officers, but for the fact that they were not serving as executive officers of the Company at the end of fiscal 1996 (collectively referred to as the "Named Executive Officers").

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                 ANNUAL                ---------------
                                              COMPENSATION               SECURITIES       ALL OTHER
                                       ---------------------------       UNDERLYING      COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR     SALARY($)   BONUS($)   OPTIONS/SARS(#)      ($)(1)
-------------------------------------  ----     -------     ------     ---------------   ------------
Philip M. Hawley(2)..................  1996     101,959                   1,234,000
  Chairman of the Board and Chief
  Executive Officer
Thomas M. DeLitto(3).................  1996                                  11,154           3,333
  Vice Chairman; Former Chief          1995                                   1,666           9,375
  Executive Officer                    1994                                   1,666          15,000
Herbert J. Friedman..................  1996     152,301                      50,000
  Senior Vice President of             1995     136,770      1,200            1,000
  Merchandising,
  Product Development, Marketing and   1994     130,192
  Stores
Klaus Tabar..........................  1996     141,645     34,030           50,000
  Senior Vice President of             1995     117,899     13,505            1,000
  Real Estate and Construction         1994      98,461     12,750
K. James McTaggart...................  1996     121,953                      45,000
  Senior Vice President of
  Manufacturing and Distribution
Stephen P. Anderson(4)...............  1996     266,635                                     249,000
  Former President                     1995     203,846
                                       1994      50,000
Robert G. Sharpe(5)..................  1996     166,878                                     366,068
  Former Executive Vice President,     1995     157,278     30,000
  Corporate Development and Treasurer  1994     149,187     30,000

---------------

(1) Other annual compensation represents directors' fees for Mr. DeLitto and severance benefits for Messrs. Anderson and Sharpe.

(2) Philip M. Hawley commenced employment with the Company, becoming Chairman of the Board and Chief Executive Officer of the Company in August 1996. Mr. Hawley's base salary is at the rate of $225,000 per year. See "Employment Agreements."

(3) Mr. DeLitto resigned as Chief Executive Officer of the Company in August 1996. Permal Capital Management, Inc. received payments from the Company in consideration for the performance of executive management services of Mr. DeLitto who is President of Permal Capital Management, Inc. See "Certain Transactions."

(4) Mr. Anderson resigned his employment with the Company effective January 26, 1997.

(5) Mr. Sharpe resigned his employment with the Company effective January 31, 1997.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options and deferred stock units granted during fiscal 1996 to the Named Executive Officers.

                                                                                       POTENTIAL REALIZABLE
                                                                                              VALUE
                                          % OF TOTAL                                    AT ASSUMED ANNUAL
                          NUMBER OF      OPTIONS/SARS                                         RATES
                          SECURITIES      GRANTED TO                                      OF STOCK PRICE
                          UNDERLYING     EMPLOYEES IN    EXERCISE OR                       APPRECIATION
                         OPTIONS/SARS       FISCAL       BASE PRICE     EXPIRATION       FOR OPTION TERM
         NAME             GRANTED(#)       YEAR(1)         ($/SH)          DATE         5%($)       10%($)
-----------------------  ------------    ------------    -----------    ----------    ---------    ---------
Philip M. Hawley.......    1,234,000         74.9%           1.00         08/26/06    2,010,056    3,200,678
Thomas M. DeLitto......        5,000           .3%            .78         07/31/06        6,353       10,116
                               6,154           .4%           1.62         01/19/07       16,239       25,858
Klaus Tabar............       50,000          3.0%           1.62         01/19/07      131,940      210,093
Herbert J. Friedman....       50,000          3.0%           1.62         01/19/07      131,940      210,093
K. James McTaggart.....        5,000           .3%           1.06         03/11/06        8,633       13,747
                              40,000          2.4%           1.62         01/19/07      105,552      168,074
Stephen P. Anderson....           --            --             --               --           --           --
Robert G. Sharpe.......           --            --             --               --           --           --

---------------

(1) The Company granted options for a total of 45,000 shares of Common Stock and 24,616 deferred stock units to directors and 1,572,000 shares of Common Stock to employees of the Company during 1996. Options for 417,000 shares of Common Stock were granted to employees in fiscal 1997. All of the options and deferred stock units were granted under the 1997 Stock Incentive Plan.

YEAR-END OPTION/SAR VALUES

     The following table sets forth information concerning the value of unexercised options and deferred stock units held by the Named Executive Officers as of February 2, 1997, the end of the Company's 1996 fiscal year. No Named Executive Officers exercised any options during fiscal 1996.

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING                 VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
                                                    AT FISCAL YEAR-END             AT FISCAL YEAR-END(1)
                                               -----------------------------   -----------------------------
                    NAME                       EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
---------------------------------------------  -----------     -------------   -----------     -------------
Philip M. Hawley.............................    308,500          925,500       $ 308,500        $ 925,500
Thomas M. DeLitto............................     11,152            5,000           2,308            6,100
Klaus Tabar..................................     16,111           51,089              --           19,000
Herbert J. Friedman..........................     10,387           50,873              --           19,000
K. James McTaggart...........................      1,667           43,333           1,567           18,333
Stephen P. Anderson(2).......................     35,557           17,777              --               --
Robert G. Sharpe(2)..........................     17,332            4,333              --               --

---------------

(1) Based on the closing price of Common Stock as quoted on the Nasdaq SmallCap Market of $2.00 on January 31, 1997, the last trading day in fiscal 1996.

(2) Options for Messrs. Anderson and Sharpe expired in April 1997.

1997 MANAGEMENT COMMITTEE INCENTIVE AWARD PROGRAM

     The 1997 Management Committee Incentive Award Program (the "Management Plan") was adopted by the Board of Directors to provide bonuses to certain management employees of the Company if the Company meets certain financial objectives. The Management Plan currently provides that such employees will earn eight percent of their respective base salaries if the Company's earnings before interest, taxes, depreciation and amortization reach $1,100,000 during the last six months of fiscal year 1997. In addition, such employees will earn an additional one percent of their respective base salaries for each $100,000 that such earnings before interest, taxes, depreciation and amortization exceed $1,100,000. Also certain management employees may receive up to seven percent of their base salaries based on their personal achievements. The Management Plan is administered by the Compensation Committee.

STOCK PLANS

     1997 Stock Incentive Plan

     The 1997 Stock Incentive Plan (the "1997 Plan") was approved by the Board of Directors in January 1997 and the stockholders in May 1997. The 1997 Plan extends for 10 years, but may be terminated at an earlier date. The 1997 Plan provides for the issuance of awards covering up to 1,000,000 shares of Common Stock to employees, officers, directors and consultants.

     Awards under the 1997 Plan can consist of options, stock appreciation rights, dividend equivalent rights, restricted stock, performance shares, deferred stock units or other stock based awards. The Compensation Committee of the Board of Directors, which includes only non-employee directors as its members, has been designated to administer the 1997 Plan. The administrator has the power to select employees, officers, directors and consultants to receive awards, to make awards, to determine the terms upon which awards are made, to approve agreements with recipients of awards, to amend awards, to interpret the 1997 Plan and to take other actions not inconsistent with the express terms of the 1997 Plan.

     Directors who are not employees of the Company (other than one non-employee director who has indicated that he cannot accept an award because of his current employment by a principal stockholder), receive automatic grants of deferred stock units covering shares having a fair market value of $10,000 for each year of service as a director. These awards provide deferred compensation to directors equivalent to an investment in an equivalent amount of the Company's Common Stock, based upon the fair market value of the Company's shares on the date the award is effective. Payout of the award is made in stock following a director's retirement from the Board of Directors or death. Normally the payment occurs in five annual installments, but a director may elect to receive a single payment. If a change in control of the Company occurs, the director's deferred stock unit account will be paid in cash.

     The Compensation Committee in its capacity as administrator of the 1997 Plan has broad authority to determine the type and amount of all other awards. All awards must be set forth in an agreement. If awards are intended to qualify as ISO's, they must conform to the requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The committee may establish award exchange programs or permit early exercise of awards. In general, awards may not have a term of more than 10 years, and in some cases must have shorter terms. ISO's may not be transferable except upon death or disability and then only to a limited extent. Other awards can be transferable to the extent provided in the award agreement. All option and other awards intended to qualify as performance based compensation under the Code must be issued at fair market value on the date of grant or award. The Committee is permitted to issue other awards at prices it finds appropriate. The Company is permitted to withhold shares or other awards to compensate it for withholding or other taxes. The Committee also can issue new options to replace options canceled for this purpose. The Committee determines the vesting or other timing of the exercise of an award and the extent to which a recipient of an award or his or her successor can exercise an award following termination of employment.

     The 1997 Plan provides for adjustments in the case of stock splits, reverse stock splits, stock dividends and other similar events. In the event of a merger or sale of substantially all of the Company's assets in connection with a dissolution of the Company, awards under the 1997 Plan will become fully vested, unless they are assumed by a successor or are otherwise replaced as is provided in the 1997 Plan. The Committee has authority to authorize full vesting if a change of control occurs.

     1994 Directors Stock Option Plan

     The 1994 Directors Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors and approved by the shareholders in 1994. The Directors Plan was terminated by the Board of Directors in

January 1997, and no more options may be granted under the Directors Plan. Options outstanding under the Directors Plan remain in full force and effect.

     Prior to its termination, the Directors Plan provided for the automatic grant of an option to each non-employee director upon his or her election to the Board, entitling the optionee to purchase up to a total of 4,000 shares of Common Stock, at an exercise price equal to the fair market value for such shares as of the date of grant. On each anniversary of such first election, provided that the individual continued to serve as a director, he or she automatically received an additional grant of an option for the same number of shares, exercisable again at the fair market value as of the date of the grant.

     Each option granted under the Directors Plan may be exercised in whole or in part at any time beginning upon conclusion of one year following the date of grant until the expiration or earlier termination of the option. During his or her lifetime, only the director who was the recipient of the option grant may exercise the option. If a director is terminated with cause, as defined in the Directors Plan, his or her option ceases to be exercisable and terminates upon the effective date of termination. If a director ceases to serve on the Board and his or her departure from the Board is not for cause, as defined, the option is exercisable for a period of 90 days following the date when the director's tenure on the Board ceases, but in no event later than the date of expiration of the option in accordance with the terms of the Directors Plan. In the event a director ceases to serve on the Board as a result of disability, as defined in the Directors Plan, or if the director's death occurs while serving on the Board or within 90 days following the date when he or she ceases to so serve, the option must be exercised within 12 months following the date when the director no longer is serving on the Board, subject to earlier expiration in accordance with the terms of the Directors Plan. Options under the Directors Plan expire 10 years from their respective date of grant, unless subject to earlier termination.

     If any change, such as a stock split or dividend, is made in the Company's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, an appropriate adjustment will be made in the exercise price of, and the number of shares subject to, all outstanding options under the Directors Plan.

     In the event of a proposed dissolution or liquidation of the Company, each option outstanding under the Directors Plan will terminate immediately prior to consummation of such proposed action. In the event of a sale of all or substantially all of the assets of the Company or subsidiary of the Company or the merger of the Company or one of its subsidiaries with or into another corporation, unless each outstanding option will be assumed or an equivalent option will be substituted by the successor corporation in the transaction or by a parent or subsidiary of such successor corporation, the optionee shall have the right to exercise the option as to all of the shares subject thereto, including shares as to which the option would not otherwise be exercisable. In this case, the option will be fully exercisable for a period of 30 days from the date of such notice, and the option will terminate upon the expiration of such period.

     1990 Employees Stock Option Plan

     The 1990 Employees Stock Option Plan (the "Employees Plan") was adopted by the Board of Directors and approved by the stockholders in 1990. The Employees Plan was terminated by the Board of Directors in January 1997, and no more options may be granted under the Employees Plan. Options outstanding under the Employees Plan remain in full force and effect.

     Prior to its termination, under the Employees Plan, the Company was able to grant incentive stock options ("ISOs") and nonstatutory stock options ("NSOs") only to employees, including officers, of the Company and its subsidiaries. The exercise price of all options granted under the Employees Plan is equal to 100% of the fair market value of the Company's Common Stock on the date of grant, provided that options granted to any person who owned more than 10% of the voting power of all classes of capital stock of the Company at the date of grant provided for an exercise price of not less than 110% of the fair market value of the Company's Common Stock on the date of grant. Options are exercisable in amounts and over specified periods of time as determined by the Compensation Committee at the time of grant. The foregoing notwithstanding, all options shall vest and be exercisable over a period not exceeding 10 years, provided that for persons owning more than 10% of the total combined voting power of all classes of capital stock of the

Company, the maximum term is not more than five years from the date of grant. During his or her lifetime, only the employee or officer who is the recipient of the option grant may exercise the option. If an employee or officer is terminated with cause, as defined in the Employees Plan, his or her option ceases to be exercisable and terminates upon the effective date of termination. If an employee's or officer's employment terminates and such termination is not for cause, as defined, the option is exercisable for a period of 90 days following the date when the termination occurs, but in no event later than the date of expiration of the option in accordance with the terms of the Employees Plan. In the event an employee's or officer's employment terminates as a result of disability, as defined in the Employees Plan, or if the employee's or officer's death occurs while employed or within 90 following the date when he or she ceases to be so employed, the option must be exercised within 12 months following the date when the employee or officer becomes disabled or dies, subject to earlier expiration in accordance with the terms of the Employees Plan.

     If any change, such as a stock split or dividend, is made in the Company's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, an appropriate adjustment will be made in the exercise price of, and the number of shares subject to, all outstanding options under the Employees Plan. In the event of a merger or a consolidation of the Company with any other corporation in which the Company is not the surviving corporation and in which the surviving corporation does not assume the obligations of the Company under the Employees Plan, all options outstanding under the Employees Plan will be automatically accelerated and become exercisable. Any options not exercised prior to the merger or consolidation will lapse.

     In the event of a proposed dissolution or liquidation of the Company, each option outstanding under the Employees Plan will terminate immediately prior to consummation of such proposed action. In the event of a sale of all or substantially all of the assets of the Company or subsidiary of the Company or the merger of the Company or one of its subsidiaries with or into another corporation, unless each outstanding option will be assumed or an equivalent option will be substituted by the successor corporation in the transaction or by a parent or subsidiary of such successor corporation, the optionee shall have the right to exercise the option as to all of the shares subject thereto, including shares as to which the option would not otherwise be exercisable. In this case, the option will be fully exercisable for a period of 30 days from the date of such notice, and the option will terminate upon the expiration of such period.

     Krause's Stock Option Plans

     Krause's also has in effect several stock option plans which were established prior to the time it was acquired by merger by the Company. Those plans were terminated by the Board of Directors in January 1997, and no more options may be granted under them. There are currently options to purchase an aggregate of 11,880 shares of the Company's Common Stock outstanding to two employees which will continue in full force and effect. The options were originally granted for the purchase of Krause's stock, but were converted into options to purchase the Company's Common Stock in connection with the merger.

EMPLOYMENT AGREEMENTS

     In August 1996, the Company entered into an Employment Agreement with Philip M. Hawley pursuant to which the Company agreed to employ Mr. Hawley for a term ending on August 25, 1999, and to pay Mr. Hawley a base salary at the rate of $225,000 per year and provide benefits. If Mr. Hawley's employment is terminated by the Company without cause (as defined in the Employment Agreement) he is entitled to receive his full base salary and benefits for the remaining term of the Employment Agreement. If Mr. Hawley resigns from the Company upon a change in control (as defined in the Employment Agreement) he is entitled to a lump sum payment equal to the greater of (i) the remaining amounts that would be payable to him under the Employment Agreement and (ii) $225,000. Furthermore, the Company agreed to grant Mr. Hawley an option to purchase 1,234,000 shares of Common Stock at an exercise of price of $1.00 per share with vesting over three years. In the event of a change in control, the right to exercise the options would accelerate. Mr. Hawley is also entitled to all other benefits of employment available to executive officers of the Company generally, including bonuses, retirement, vacation, deferred compensation, employee discount, and various health related benefits.

     The Company has entered into agreements with Messrs. Friedman and Tabar, as well as several other officers and employees of the Company, providing for the payment of severance benefits equal to such officers' or employees' monthly salary plus benefits for up to 12 months if terminated without cause.

                              CERTAIN TRANSACTIONS

     During 1997, 1996 and 1995 a number of transactions occurred between the Company and its subsidiaries and certain directors and their affiliates. The Company believes that each such arrangement was as fair as could have been obtained from unaffiliated persons.

     1996 Notes. From May 13, 1996 to June 19, 1996, various investors loaned an aggregate of $2,950,000 to the Company. Among the investors were Permal Capital Management, Inc., an indirect subsidiary of Worms & Cie ($50,000 principal amount), ATCO Development, Inc. ($150,000), Mr. DeLitto, the Company's Vice Chairman of the Board ($25,000), and Mr. Sharpe ($25,000) and Mr. Perrette ($250,000), each a former officer of the Company. In addition, on May 21, 1996 and July 2, 1996, JOL loaned to the Company $1,500,000 and $500,000, respectively. All indebtedness pursuant to these loans (collectively, the "1996 Notes") was payable on demand and bore interest at the annual rate of 10% for the first year only. All amounts outstanding under the 1996 Notes were retired in connection with the 1996 Securities Purchase Agreement described below.

     1996 Securities Purchase Agreement. On August 26, 1996, and September 4, 1996, the Company entered into a securities purchase agreement (the "Securities Purchase Agreement") whereby the Company raised an aggregate of $18,735,000 in debt and equity. Pursuant to the Securities Purchase Agreement:

     - The Company sold 10,669,000 shares of Common Stock to certain investors, at a price of $1.00 per share. Purchasers included GECC (5,000,000 shares), ATCO Holdings Ltd. (500,000 shares), certain affiliates of Worms & Cie (500,000 shares), Mr. Hawley, the Company's Chairman of the Board and Chief Executive Officer and various trusts established for the benefit of relatives of Mr. Hawley (1,080,000 shares), and Mr. DeLitto, the Company's Vice Chairman of the Board (25,000 shares).

     - The Company issued 3,066,251 shares of Common Stock to the holders of the 1996 Notes in consideration for retirement of all amounts outstanding under the 1996 Notes, including accrued interest. Shares were issued at a rate of one share per $1.00 of debt retired.

     - GECC made a loan to the Company in the original principal amount of $5,000,000. This indebtedness was evidenced by a note (the "Original Note") bearing interest at the rate of 10% per annum and payable in full on or before August 31, 2001. Pursuant to the 1997 Supplemental Securities Agreement (described below), this note was replaced with a note bearing interest at 9.5% per annum and payable in full on August 31, 2002. In connection with the issuance of the Original Note, the Company issued to GECC warrants to purchase a total of 1,400,000 shares of Common Stock at an exercise price of $.001 per share, expiring August 31, 2006. In the event that the Company fails to meet certain financial covenants, including failure to repay this loan, the Securities Purchase Agreement provides, in part, that GECC may take action to appoint additional members of the Board of Directors such that GECC will control the majority of the Board.

     - The Company converted all outstanding shares of Series A Preferred Stock into 1,176,950 shares of Common Stock. The holders of the Preferred Stock who received shares of Common Stock included certain affiliates of Worms & Cie and JOL.

     - The Company entered into a Registration Rights Agreement with all investors that received shares of Common Stock pursuant to the Securities Purchase Agreement. See "Description of Capital Stock -- Registration Rights Agreement."

     - The Company entered into a Shareholders Agreement with investors. See "Description of Capital Stock -- Shareholders Agreement." Pursuant to the Shareholders Agreement, Mr. Hawley was appointed Chief Executive Officer and named Chairman of the Board. Also pursuant to the Shareholders Agreement, (i) Mr. Coats, a managing Director of GE Capital Equity Capital Group, a wholly-owned subsidiary of GECC, was appointed to the Board, and (ii) Mr. DeLitto, the President of Permal Capital Management, Inc., was appointed to the Board.

     The price of $1.00 per share for shares of Common Stock issued pursuant to the Securities Purchase Agreement was negotiated at arm's length between the Company and GECC, the lead investor, prior to August 19, 1996, the date of the public announcement regarding the proposed GECC financing. The average of the high and low sales prices on the Nasdaq SmallCap Market for the Company's Common Stock during the two weeks prior to August 19, 1996, was $0.91 per share. The average of the high and low sales prices on the Nasdaq SmallCap Market for the Company's Common Stock on August 26, 1996, and on September 10, 1996, the closing dates of the transactions, was $1.66 and $1.47, respectively.

     1997 Supplemental Securities Purchase Agreement. On August 14, 1997, the Company concluded a supplemental agreement to the Securities Purchase Agreement (the "Supplemental Agreement"). Pursuant to the Supplemental Agreement:

     - The Company sold subordinated notes to GECC and JOL in the principal amounts of $2,500,000 and $500,000, respectively (together, the "1997 Notes"). The 1997 Notes bear interest at a rate of 9.5%, payable quarterly. Principal is payable in six semi-annual installments, commencing February, 2000. In addition, GECC and JOL were issued warrants to purchase 600,000 shares of Common Stock and 140,000 shares of Common Stock, respectively, at a purchase price of $1.25 per share. In the event that the Company fails to meet certain financial covenants, including failure to repay this loan, the Securities Purchase Agreement provides, in part, that GECC may take action to appoint additional members of the Board of Directors such that GECC will control the majority of the Board.

     - The Company arranged for a standby credit facility under which the Company may at its option, subject to attainment of certain financial covenants, borrow up to an additional $3,500,000 (the "Standby Notes") from GECC and JOL under the same terms and conditions of the 1997 Notes. In the event that the Company borrows funds pursuant to the Standby Notes, the Company will issue to GECC and JOL additional warrants to purchase 400,000 and 160,000 shares of Common Stock, respectively, at $1.25 per share.

     - The Company issued to GECC and JOL warrants to purchase in the aggregate up to an additional 1,000,000 shares of Common Stock at a price of $0.01 per share (the "Performance Warrants"). The Performance Warrants first become exercisable in April 2000 and will be canceled if the Company meets certain economic performance targets for fiscal 1999.

     - The Company issued a new 9.5% Subordinated Note due August 31, 2002 (the "Replacement Note") in the principal amount of $5,501,091 to replace the Original Note (which bore interest at 10% per annum and was payable in full on or before August 31, 2001) in the principal amount of $5 million and certain additional notes in aggregate principal amount of $501,091 reflecting accrued interest. The Replacement Note is payable semiannually on a straight line basis over three years beginning February 2000.

     Private Label Credit Card Program with Monogram Credit Card Bank of Georgia (an Affiliate of GECC). In April 1997, the Company entered into an agreement with Monogram Credit Card Bank of Georgia ("Monogram"), an affiliate of GECC, pursuant to which Monogram provides a customized credit program to the Company. Under this program, approved customers of the Company are able to purchase products on credit through a credit card issued by Monogram. Monogram purchases each credit from the Company and bears the risk of loss on such credit purchases. The program is for an initial term of five years and will automatically renew for consecutive five-year terms unless terminated by either party at least six months prior to the end of any such five-year term.

     Transactions with Permal Capital Management, Inc. (a wholly owned subsidiary of Worms & Co., Inc., since October 1990). In 1996 and 1995, Permal Capital Management, Inc. ("PCMI") provided various management services for the Company and its subsidiaries, for which PCMI received $58,333 and $100,000, respectively. PCMI's executive management services for the Company included assistance with regard to executive management, financial consulting and strategic planning during the year. Thomas M. DeLitto, President of PCMI, served as President and Chief Executive Officer of the Company from January to December 1994, served as Chief Executive Officer from April 1995 to August 1996 and is currently Vice Chairman of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of November 2, 1997, and is adjusted to reflect the sale of the shares offered hereby by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) the Selling Stockholder, and (v) all directors and executive officers as a group.

                                           SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                  OWNED                                   OWNED AFTER
                                          PRIOR TO OFFERING(1)        NUMBER OF            OFFERING
                                          ---------------------        SHARES         -------------------
  NAME AND ADDRESS OF BENEFICIAL OWNER     NUMBER       PERCENT     BEING OFFERED      NUMBER     PERCENT
----------------------------------------  ---------     -------     -------------     ---------   -------
GECC....................................  7,000,000(2)    33.3%              --       7,000,000     30.5%
  260 Long Ridge Road
  Stamford, CT 06927
Worms & Cie.............................  5,120,232(3)    26.5        2,096,111(5)    3,024,121     14.3
  c/o Worms & Co.
  900 Third Avenue
  New York, NY 10022
Japan Omnibus Ltd.......................  2,236,111(4)    11.7        2,096,111(5)      140,000        *
  Tropic Isle Building
  Road Town, Tortola
  British Virgin Islands
John F. Hawley and Barbara H. Hawley, as
  Trustees..............................  1,376,472(6)     7.2               --       1,376,472      6.6
  515 South Figueroa Street
  Los Angeles, CA 900071
ATCO Holdings Limited...................  1,115,923        5.9               --       1,115,923      5.3
  c/o ATCO Development, Inc.
  11777 Katy Freeway
  Houston, TX 77079
Philip M. Hawley........................    647,000(7)     3.3               --         647,000      3.0
Thomas M. DeLitto.......................    105,700(8)       *               --         105,700        *
Robert A. Burton........................         --         --               --              --       --
Herbert J. Friedman.....................     17,481(9)       *               --          17,481        *
K. James McTaggart......................      4,333(10)      *               --           4,333        *
Klaus Tabar.............................     22,337(11)      *               --          22,337        *
Stephen P. Anderson(13).................         --         --               --              --       --
Robert G. Sharpe(13)....................     55,378          *               --          55,378        *
Kamal G. Abdelnour......................     43,892(12)      *               --          43,892        *
Jeffrey H. Coats........................         --         --               --              --       --
Peter H. Dailey.........................     11,154(14)      *               --          11,154        *
John A. Gavin...........................     11,154(14)      *               --          11,154        *
All directors and executive officers as
  a group (12 persons)..................    918,429        4.6               --         918,429      4.2

---------------

  *  Less than one percent

 (1) Outstanding warrants and options held by each of the principal stockholders, directors and executive officers which are exercisable currently or within 60 days of the date of this table are deemed to be outstanding shares of Common Stock for their respective calculations.

 (2) Includes warrants to purchase 2,000,000 shares of Common Stock.

 (3) Worms & Cie, through JOL, PCMI and certain other affiliates, is deemed to be the beneficial owner of 4,854,421 shares of Common Stock and warrants to purchase 265,811 shares of Common Stock, which amounts include 1,288,040 shares and 29,020 warrants held by two former directors of the Company, and exclude 105,700 shares, options and warrants held by Mr. DeLitto and shown separately below. The two former directors and Mr. DeLitto are directors and officers of affiliates of Worms & Cie. Worms & Cie. disclaims ownership of the shares held by these individuals.

 (4) Includes a warrant to purchase 140,000 shares of Common Stock.

 (5) JOL is the sole Selling Stockholder. Because JOL is deemed to be an affiliate of Worms & Cie, shares beneficially owned by JOL are also included as shares beneficially owned by Worms & Cie.

 (6) As trustees for various Hawley Trusts, John F. Hawley and Barbara H. Hawley are deemed to be beneficial owners of such shares.

 (7) Includes options to purchase 617,000 shares of Common Stock.

 (8) Includes options to purchase 9,998 shares of Common Stock, 6,154 deferred stock units and a warrant to purchase 14,510 shares of Common Stock.

 (9) Includes options to purchase 11,260 shares of Common Stock.

(10) Includes options to purchase 3,333 shares of Common Stock.

(11) Includes options to purchase 17,200 shares of Common Stock.

(12) Includes options to purchase 5,000 shares of Common Stock, 6,154 deferred stock units and a warrant to purchase 32,738 shares of Common Stock.

(13) Resigned in January 1997.

(14) Consists of options to purchase 5,000 shares of Common Stock and 6,154 deferred stock units.

                              PLAN OF DISTRIBUTION

     The Common Stock is being offered for sale by the Company and the Selling Stockholder on a best efforts, all or nothing basis, primarily to selected institutional investors. Cruttenden Roth Incorporated, the Placement Agent, has been retained pursuant to a placement agency agreement to act as the exclusive agent for the Company and the Selling Stockholder in connection with the arrangement of offers and sales of the Common Stock on a best efforts basis.

     The Placement Agent is not obligated to take for itself (or purchase) any of the Shares offered hereby and does not intend to do so. It is anticipated that the Placement Agent will obtain indications of interest from potential investors for the amount of the offering and that effectiveness of the Registration Statement will not be requested until indications of interest have been received for the amount of the offering. No investor funds will be accepted until indications of interest have been received for the amount of the offering, and no investor funds will be accepted prior to effectiveness of the Registration Statement. Confirmations and definitive prospectuses will be distributed to all investors at the time of pricing, informing investors of the closing date, which will be scheduled for three business days after pricing. After the Registration Statement is declared effective and prior to the closing date, all investor funds will promptly be placed in escrow with
                    , as Escrow Agent, in an escrow account established for the benefit of the investors. The Escrow Agent will invest such funds in accordance with Rule 15c2-4 promulgated under the Exchange Act. Prior to the closing date, the Escrow Agent will advise the Company and the Selling Stockholder that payment for the purchase of the Shares offered hereby has been affirmed by the investors and that the investors have deposited the requisite funds in the escrow account at the Escrow Agent. Upon receipt of such notice, the Company and the Selling Stockholder will deliver the shares of Common Stock to be credited to the accounts of the investors and will collect the necessary funds from the Escrow Agent. Investor funds, together with interest thereon, if any, will be collected by the Company and the Selling Stockholder through the facilities of the Escrow Agent on the scheduled closing date. The offering will not continue after the closing date. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited in the escrow account will promptly be returned.

     The Company and the Selling Stockholder have agreed (i) to pay to the Placement Agent 9.0% of the proceeds of the Shares being sold by each of them in this offering as the selling commission, and (ii) to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to reimburse the Placement Agent up to $100,000 for certain expenses incurred by them in connection with the offering.

     The Company has agreed that for a period of 180 days from the date of this Prospectus it will not, and certain officers, directors and affiliates of the Company and the Selling Stockholder have agreed that for a period of 120 days from the date of the Prospectus they will not, offer, sell or otherwise dispose of any shares of capital stock or equity securities of the Company or any securities convertible into, or exchangeable or exercisable for, Common Stock (excluding those shares being sold pursuant to this offering), without the prior written consent of the Placement Agent.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock") and 666,667 shares of Preferred Stock par value $.001 per share (the "Preferred Stock"). As of November 2, 1997, there were 19,020,539 shares of Common Stock issued and outstanding. No shares of Preferred Stock are issued and outstanding.

COMMON STOCK

     The holders of Common Stock (but not warrant holders or optionees) are entitled to dividends and distributions, if any, with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefor. Holders of Common Stock are entitled to one vote per share and are not entitled to cumulative voting in the election of directors. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to prior distribution rights of holders of Preferred Stock, if any, then outstanding.

PREFERRED STOCK

     The Company's Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, number of shares constituting a series and the designation of such series. Although the Company currently does not have any plans to issue shares of Preferred Stock or to designate any new series of Preferred Stock, there can be no assurance that the Company will not do so in the future. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and could have certain anti-takeover effects.

WARRANTS AND STOCK OPTIONS

     As of November 2, 1997, the Company had warrants outstanding to purchase an aggregate of 2,502,047 shares of its Common Stock. Of these warrants, 1,400,000 warrants were issued to GECC at a exercise price of $.001 per share. The remaining 1,102,047 warrants have exercise prices ranging from $1.32 to $15.00 per share with expiration dates ranging from May 1998 to June 2005. The warrants generally provide for certain anti-dilution adjustments. In addition, in connection with the August 1997 financing, the Company agreed to issue warrants to GECC and JOL to purchase up to 1,560,000 shares of Common Stock upon the occurrence of certain events. See "Certain Transactions." The Company also has 24,616 shares of Common Stock issuable upon payment of deferred stock units and options outstanding to purchase an additional 2,043,958 shares of Common Stock.

REGISTRATION RIGHTS

     After this offering, holders of 7,244,612 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to a certain Registration Rights Agreement dated as of August 26, 1996, as amended, among such holders and the Company (the "Registration Rights Agreement"). Under the terms of the Registration Rights Agreement, if the Company hereafter proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of Common Stock therein. Stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act with respect to their shares of Common Stock, and the Company is required to use best efforts to effect up to two such registrations during any 12-month period. This right is not exercisable prior to August 31, 1999, unless certain conditions are satisfied. Further, these rights are subject to certain conditions and limitations, among them the right of the underwriter of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within 180 days following the offering of the Company's securities in another public offering.

STOCKHOLDERS AGREEMENT

     As of August 26, 1996, in connection with the GECC financing described under "Certain Transactions" above, the Company entered into a stockholders agreement (the "Stockholders Agreement") with several investors, including GECC as well as certain other existing stockholders. The Stockholders Agreement provides, among other things, for certain restrictions on the transfer of shares by those stockholders who are parties to the Stockholders Agreement and confers rights of first offer to GECC in the event certain of the stockholders wish to sell their shares. Furthermore, the Stockholders Agreement allows for GECC to name one director to the Board of Directors of the Company, allows the Permal Group (as defined in the Stockholders Agreement) to designate another director, provides that Philip M. Hawley will be a third director, and provides that the three remaining directors (the "Joint Designees") will be selected by Mr. Hawley and the directors who are designated by GECC and the Permal Group. At each meeting of the stockholders of the Company held for the purpose of electing directors, the stockholders who are parties to the Stockholders Agreement (with the exception of certain trusts) are required to vote to cause the GECC designee, the Permal Group designee, Mr. Hawley and the Joint Designees to be elected as directors. In addition, the Company is prohibited from taking certain actions unless the GECC designee on the Board of Directors approves such action. Such restricted actions include mergers; liquidations and dissolutions; acquisitions of all or a substantial portion of the business or the assets of another person; the entering into of a joint venture or partnership arrangement; expansion into new lines of business; the sale, lease or transfer of any assets of the Company or any of its subsidiaries except for sales of inventory in the ordinary course of business and the subleasing of vacant retail space; the adoption or change of any material accounting policy; the creation of any additional indebtedness (with certain exceptions); the granting of liens against the Company's assets; the payment of dividends or the redemption of capital stock; the making or commitment to make any capital expenditure in any year in excess of $50,000; the issuance or sale of any shares of capital stock or rights to purchase capital stock; the entering into, adoption, amendment or termination of any employment or consulting agreement or the hiring of any person who will report directly to the Chief Executive Officer or to whom total compensation would be in the excess of $110,000 per year; the adoption or amendment of any employment benefit plan; the amendment of the Company's charter documents; a change in independent certified accountants or actuaries; the registration of any security under the Securities Act or the granting of any registration rights therefor; certain related party transactions; changes to the Company's annual business plan; and any action which is required by law to be approved by the Board of Directors.

     The Stockholders Agreement further provides that each member of the Permal Group will vote all of its shares in the same manner that GECC votes its shares with respect to each matter subject to the vote or consent of stockholders of the Company. In the event GECC or any member of the Permal Group, pursuant to a common plan, were to enter into any agreement to sell to any person or group in one transaction or series of related transactions in which such group would sell in excess of 3,000,000 shares, then each of the other stockholders party to the Stockholders Agreement would have the right to participate in such sale. The Stockholders Agreement will terminate at such time as GECC is no longer the beneficial owner of at least 2,000,000 of the outstanding shares of Common Stock or at such earlier time as may be agreed by GECC and the Permal Group. Furthermore, the Stockholders Agreement will terminate as to any member of the Hawley Group on the later of (i) six months after Mr. Hawley ceases to be a Director of the Company and (ii) August 31, 1999.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), an anti-takeover law that restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder),
Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First National Bank of Boston.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon by Morrison & Foerster LLP, Los Angeles, California. Certain matters in connection with this offering will be passed upon for the Placement Agent by Snell & Wilmer L.L.P., Phoenix, Arizona.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Krause's Furniture, Inc. as of February 2, 1997 and January 28, 1996, and for the fiscal years ended February 2, 1997, January 28, 1996, and December 31, 1994, and for the month ended January 29, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein. The consolidated financial statements and schedule referred to above are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act, and accordingly files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York New York 10048. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock is currently traded on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     PAGE NO.
                                                                                     --------
Report of Ernst & Young LLP, Independent Auditors..................................     F-1
Consolidated Balance Sheet at February 2, 1997 and January 28, 1996................     F-2
Consolidated Statement of Operations for the years ended February 2, 1997, January
  28, 1996 and December 31, 1994...................................................     F-3
Consolidated Statement of Stockholders' Equity for the period from January 1, 1994
  to February 2, 1997..............................................................     F-4
Consolidated Statement of Cash Flows for the years ended February 2, 1997, January
  28, 1996 and December 31, 1994...................................................     F-5
Consolidated Statement of Operations for the months ended January 29, 1995 and
  January 30, 1994 (unaudited).....................................................     F-6
Consolidated Statement of Cash Flows for the months ended January 29, 1995 and
  January 30, 1994 (unaudited).....................................................     F-7
Notes to Consolidated Financial Statements.........................................     F-8
Unaudited Consolidated Balance Sheet at November 2, 1997...........................    F-18
Unaudited Consolidated Statement of Operations for the thirty-nine weeks ended
  November 2, 1997 and October 27, 1996............................................    F-19
Unaudited Consolidated Statement of Stockholders' Equity for the thirty-nine weeks
  ended November 2, 1997...........................................................    F-20
Unaudited Consolidated Statement of Cash Flows for the thirty-nine weeks ended
  November 2, 1997 and October 27, 1996............................................    F-21
Notes to Unaudited Consolidated Financial Statements...............................    F-22

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Krause's Furniture, Inc.

     We have audited the accompanying consolidated balance sheets of Krause's Furniture, Inc. as of February 2, 1997 and January 28, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal years ended February 2, 1997, January 28, 1996 and December 31, 1994, and for the month ended January 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The Company has reported losses from operations in each of the past five years, projects that it will incur a net loss for the year ending February 1, 1998 and may be required to obtain a waiver as of February 1, 1998 with respect to compliance with covenants contained in its revolving credit agreement. Management's plan for meeting obligations as they become due is summarized in
Note 2 to the consolidated financial statements.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Krause's Furniture, Inc. at February 2, 1997 and January 28, 1996, and the consolidated results of its operations and its cash flows for the fiscal years ended February 2, 1997, January 28, 1996 and December 31, 1994, and the month ended January 29, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Orange County, California
March 28, 1997,
except for Note 2, as to which the date is December 17, 1997

                            KRAUSE'S FURNITURE, INC.

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        FEBRUARY 2,     JANUARY 28,
                                                                           1997            1996
                                                                        -----------     -----------
                                              ASSETS
Current assets:
  Cash and cash equivalents...........................................   $   1,227       $   1,336
  Accounts receivable, net of allowance for doubtful accounts of $327
     ($291 at January 28, 1996).......................................       1,120             786
  Inventories.........................................................      14,013          14,627
  Prepaid expenses....................................................       1,193             386
  Income tax refund receivable........................................          --           1,467
                                                                          --------        --------
     Total current assets.............................................      17,553          18,602
Property, equipment, and leasehold improvements, net..................       6,389           6,738
Goodwill, net.........................................................      15,386          16,406
Leasehold interests, net..............................................       1,504           1,830
Other assets..........................................................       2,255           3,290
                                                                          --------        --------
                                                                         $  43,087       $  46,866
                                                                          ========        ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................   $   7,506       $  12,036
  Accrued payroll and related expenses................................       1,468           1,696
  Other accrued liabilities...........................................       5,099           4,715
  Customer deposits...................................................       5,621           7,014
  Notes payable.......................................................          41              19
                                                                          --------        --------
     Total current liabilities........................................      19,735          25,480
Long-term liabilities:
  Notes payable.......................................................       6,306           5,584
  Other...............................................................       1,503           1,817
                                                                          --------        --------
     Total long-term liabilities......................................       7,809           7,401
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $.001 par value; 666,667 shares authorized; no shares outstanding (117,694 at January 28, 1996)
     at stated value..................................................          --           7,523
  Common stock, $.001 par value; 35,000,000 shares authorized,
     19,020,539 shares outstanding (4,120,810 at January 28, 1996)....          19               4
  Capital in excess of par value......................................      49,874          27,419
  Accumulated deficit.................................................     (34,350)        (20,961)
                                                                          --------        --------
     Total stockholders' equity.......................................      15,543          13,985
                                                                          --------        --------
                                                                         $  43,087       $  46,866
                                                                          ========        ========

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       FISCAL YEARS ENDED
                                                          ---------------------------------------------
                                                          FEBRUARY 2,     JANUARY 28,      DECEMBER 31,
                                                             1997             1996             1994
                                                          -----------     ------------     ------------
Net sales.............................................     $ 112,737        $122,319         $116,471
Cost of sales.........................................        56,490          59,852           53,522
                                                           ---------       ---------        ---------
Gross profit..........................................        56,247          62,467           62,949
Operating expenses:
  Selling.............................................        57,573          60,257           53,460
  General and administrative..........................        10,101          10,578           10,867
  Amortization of goodwill............................         1,020           1,020            1,020
                                                           ---------       ---------        ---------
                                                              68,694          71,855           65,347
                                                           ---------       ---------        ---------
Loss from operations..................................       (12,447)         (9,388)          (2,398)
Interest expense......................................        (1,230)           (721)          (2,140)
Other income..........................................           288              67              109
Gain from sale of Mr. Coffee stock....................            --              --           12,115
Equity in earnings of Mr. Coffee......................            --              --              316
                                                           ---------       ---------        ---------
Income (loss) before income taxes and extraordinary
  item................................................       (13,389)        (10,042)           8,002
Provision (benefit) for income taxes..................            --          (1,327)           2,171
                                                           ---------       ---------        ---------
Income (loss) before extraordinary item...............       (13,389)         (8,715)           5,831
Extraordinary loss from debt retirement, net of income
  tax benefit of $291.................................            --              --             (436)
                                                           ---------       ---------        ---------
Net income (loss).....................................     $ (13,389)       $ (8,715)        $  5,395
                                                           =========       =========        =========
Income (loss) per share:
  Income (loss) before extraordinary item.............     $   (1.28)       $  (2.21)        $   1.08
  Extraordinary loss..................................            --              --            (0.08)
                                                           ---------       ---------        ---------
  Net income (loss)...................................     $   (1.28)       $  (2.21)        $   1.00
                                                           =========       =========        =========
Number of shares used in computing income
  (loss) per share....................................        10,445           3,950            5,394
                                                           =========       =========        =========

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                              CONVERTIBLE                            CAPITAL
                            PREFERRED STOCK       COMMON STOCK      IN EXCESS                      TOTAL
                           -----------------    ----------------     OF PAR      ACCUMULATED    STOCKHOLDERS'
                           SHARES    AMOUNT     SHARES    AMOUNT      VALUE        DEFICIT         EQUITY
                           ------    -------    ------    ------    ---------    -----------    ------------
Balance at December 31,
  1993...................    547     $11,856    10,469     $ 10      $23,180      $ (14,420)      $ 20,626
Conversion of Series A
  preferred stock........    (63)     (1,401)      636        1        1,400             --             --
Repurchase of common
  stock..................     --          --       (55)      --         (105)            --           (105)
Issuance of common stock
  related to exercise of
  stock options..........     --          --         5       --            5             --              5
Net income...............     --          --        --       --           --          5,395          5,395
                            ----      ------    ------      ---      -------       --------        -------
Balance at December 31,
  1994...................    484      10,455    11,055       11       24,480         (9,025)        25,921
Net loss.................     --          --        --       --           --         (3,221)        (3,221)
                            ----      ------    ------      ---      -------       --------        -------
Balance at January 29,
  1995...................    484      10,455    11,055       11       24,480        (12,246)        22,700
Conversion of Series B
  preferred stock........   (119)     (2,674)    1,190        1        2,673             --             --
Reverse stock split......   (235)         --    (8,163)      (8)           8             --             --
Conversion of Series A
  preferred stock........    (12)       (258)       39       --          258             --             --
Net loss.................     --          --        --       --           --         (8,715)        (8,715)
                            ----      ------    ------      ---      -------       --------        -------
Balance at January 28,
  1996...................    118       7,523     4,121        4       27,419        (20,961)        13,985
Conversion of Series A
  preferred stock........   (118)     (7,523)    1,177        1        7,522             --             --
Exchange of notes payable
  and related interest
  for common stock.......     --          --     3,066        3        3,063             --          3,066
Issuance of common stock
  for cash, net of
  expenses of $448.......     --          --    10,669       11       10,210             --         10,221
Issuance of common stock
  purchase warrant.......     --          --        --       --        1,400             --          1,400
Compensation expense on
  stock option grant.....     --          --        --       --          293             --            293
Repurchase of common
  stock..................     --          --       (12)      --          (33)            --            (33)
Net loss.................     --          --        --       --           --        (13,389)       (13,389)
                            ----      ------    ------      ---      -------       --------        -------
Balance at February 2,
  1997...................     --     $    --    19,021     $ 19      $49,874      $ (34,350)      $ 15,543
                            ====      ======    ======      ===      =======       ========        =======

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      FISCAL YEARS ENDED
                                                         ---------------------------------------------
                                                         FEBRUARY 2,     JANUARY 28,      DECEMBER 31,
                                                            1997             1996             1994
                                                         -----------     ------------     ------------
Cash flows from operating activities:
Net income (loss)....................................     $  (13,389)     $    (8,715)     $    5,395
  Adjustments to reconcile net income (loss) to net
     cash used by operating activities:
     Depreciation and amortization...................          2,561            2,760           3,501
     Deferred income taxes...........................             --              920            (920)
     Gain from sale of Mr. Coffee stock..............             --               --         (12,115)
     Other non-cash charges..........................            618              283           1,153
  Change in assets and liabilities:
     Accounts receivable.............................           (334)             404             340
     Inventories.....................................            614            3,389          (2,567)
     Prepaid expenses and other assets...............            229            1,210          (1,153)
     Income tax refund receivable....................          1,467           (1,467)             --
     Accounts payable and accrued liabilities........         (4,688)          (2,166)              6
     Customer deposits...............................         (1,393)             205            (517)
                                                           ---------        ---------       ---------
       Net cash used by operating activities.........        (14,315)          (3,177)         (6,877)
                                                           ---------        ---------       ---------
Cash flows from investing activities:
  Capital expenditures...............................           (806)          (1,883)         (2,323)
  Proceeds from sale-leaseback.......................             --            1,039              --
  Proceeds from sale of Mr. Coffee stock.............             --               --          23,258
                                                           ---------        ---------       ---------
       Net cash provided (used) by investing
          activities.................................           (806)            (844)         20,935
                                                           ---------        ---------       ---------
Cash flows from financing activities:
  Net borrowings (payments) on short-term notes......            390              (18)         (1,093)
  Proceeds from long-term borrowings.................        142,612          141,371             100
  Principal payments on long-term debt...............       (138,178)        (137,948)        (17,700)
  Proceeds from issuance of common stock.............         10,221               --              --
  Other..............................................            (33)              --             (50)
                                                           ---------        ---------       ---------
       Net cash provided (used) by financing
          activities.................................         15,012            3,405         (18,743)
                                                           ---------        ---------       ---------
Net decrease in cash.................................           (109)            (616)         (4,685)
Cash and cash equivalents at beginning of year.......          1,336            1,952           6,302
                                                           ---------        ---------       ---------
Cash and cash equivalents at end of year.............     $    1,227      $     1,336      $    1,617
                                                           =========        =========       =========
Supplemental disclosures of cash flow information --
  Cash paid during the year for:
  Interest...........................................     $      466      $       543      $      915
  Income taxes.......................................              9               --           2,100
Noncash investing and financing activities:
  Preferred stock converted into common stock........          7,523            2,932           1,401
  Exchange of notes payable and related accrued
     interest for common stock.......................          3,066               --              --
  Issuance of common stock purchase warrant..........          1,400               --              --

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     MONTH ENDED     MONTH ENDED
                                                                     JANUARY 29,     JANUARY 30,
                                                                        1995            1994
                                                                     -----------     -----------
                                                                                     (UNAUDITED)
Net sales..........................................................    $ 7,179         $ 7,326
Cost of sales......................................................      3,647           3,519
                                                                       -------         -------
Gross profit.......................................................      3,532           3,807
Operating expenses:
  Selling..........................................................      5,446           4,935
  General and administrative.......................................      1,317             913
                                                                       -------         -------
                                                                         6,763           5,848
                                                                       -------         -------
Loss from operations...............................................     (3,231)         (2,041)
Equity in earnings of Mr. Coffee...................................         --              93
Interest expense...................................................        (12)           (258)
Other income.......................................................         22              21
                                                                       -------         -------
Net loss...........................................................    $(3,221)        $(2,185)
                                                                       =======         =======
Net loss per share.................................................    $  (.87)        $  (.63)
                                                                       =======         =======
Number of shares used in computing loss per share..................      3,685           3,490

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     MONTH ENDED     MONTH ENDED
                                                                     JANUARY 29,     JANUARY 30,
                                                                        1995            1994
                                                                     -----------     -----------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
Net loss...........................................................    $(3,221)        $(2,185)
  Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation and amortization.................................        217             321
     Equity in earnings of Mr. Coffee..............................         --             (93)
  Change in assets and liabilities:
     Accounts receivable...........................................         81            (160)
     Inventories...................................................       (759)         (1,396)
     Prepaid expenses and other assets.............................       (719)           (196)
     Accounts payable and accrued liabilities......................        343          (1,899)
     Customer deposits.............................................      3,113           2,349
     Income taxes payable..........................................         --              42
                                                                       -------         -------
       Net cash used by operating activities.......................       (945)         (3,217)
                                                                       -------         -------
Cash flows from investing activities:
  Capital expenditures.............................................       (764)            (60)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.........................      2,092              --
  Principal payments on long-term debt.............................        (48)             --
                                                                       -------         -------
     Net cash provided by financing activities.....................      2,044              --
                                                                       -------         -------
Net increase (decrease) in cash....................................        335          (3,277)
Cash and cash equivalents at beginning of month....................      1,617           6,302
                                                                       -------         -------
Cash and cash equivalents at end of month..........................    $ 1,952         $ 3,025
                                                                       =======         =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest......................................................    $    --         $   351
  Noncash investing and financing activities:
     Note receivable reduction in exchange for common stock and
      warrants.....................................................         --              50

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The consolidated financial statements include the accounts of Krause's Furniture, Inc., (the "Company") and its wholly owned subsidiaries, including the Company's principal subsidiary, Krauses Sofa Factory ("Krauses"). In April 1995, the Company changed its fiscal year from a calendar year-end to a fiscal year ending on the last Sunday of January as determined by the 52/53 week retail fiscal year. The Company's 1996 fiscal year (53 weeks) ended February 2, 1997. All significant intercompany transactions and balances have been eliminated.

     On August 1, 1995, the Company effected a one-for-three reverse split of its common and preferred stock. Except for share amounts prior to August 1, 1995 appearing in the accompanying consolidated statement of stockholders' equity, all share and per share data presented in this report have been restated to reflect the reverse split.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Certain reclassifications of previously reported financial information were made to conform to the fiscal 1996 presentation.

  Business

     Krause's manufactures made-to-order sofas, sofabeds, loveseats and chairs, and sells these products (as well as externally-sourced products) through its own chain of retail showrooms, and two licensed dealerships. As of February 2, 1997 there were 82 company-owned showrooms, all of which are leased, located in 12 states.

  Cash and cash equivalents

     Cash and cash equivalents include U.S. Treasury bills, government agency securities and commercial paper with original maturities of less than three months, carried at cost, which approximates fair value.

  Fair values of financial instruments

     Fair values of cash and cash equivalents approximate cost due to the short period of time to maturity. The fair values of the secured revolving credit note, the subordinated note, and other notes are based on borrowing rates currently available to the Company for loans with similar terms or maturity and approximate the carrying amounts reflected in the accompanying consolidated financial statements.

                            KRAUSE'S FURNITURE, INC.

  Inventories

     Inventories are carried at the lower of cost or market using the first-in, first-out method and are comprised of the following:

                                                               FEBRUARY 2,     JANUARY 28,
                                                                  1997             1996
                                                               -----------     ------------
                                                                      (IN THOUSANDS)
        Finished goods.......................................    $10,693         $ 12,345
        Work in progress.....................................        254              297
        Raw materials........................................      3,066            1,985
                                                                 -------          -------
                                                                 $14,013         $ 14,627
                                                                 =======          =======

  Showroom pre-opening expenses

     Showroom pre-opening expenses are capitalized and amortized over periods of up to 12 (previously 12-24) months subsequent to opening of the showroom.

  Closed store expenses

     Future expenses, such as rent and real estate taxes, net of estimated sublease recovery, relating to closed showrooms are charged to operations upon a formal decision to close the showroom.

  Property, equipment and leasehold improvements

     Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life or the term of the lease. Depreciation and amortization expense was $1,073,000 in fiscal 1996, $1,100,000 in fiscal 1995, and $928,000 in fiscal 1994. Property, equipment and leasehold improvements are summarized as follows:

                                                               FEBRUARY 2,     JANUARY 28,
                                                                  1997             1996
                                                               -----------     ------------
                                                                      (IN THOUSANDS)
        Leasehold improvements...............................    $ 9,241         $  8,985
        Construction in progress.............................        463              214
        Machinery and equipment..............................      2,962            2,855
        Office and store furniture...........................        872              923
                                                                 -------          -------
                                                                  13,538           12,977
        Less accumulated depreciation and amortization.......     (7,149)          (6,239)
                                                                 -------          -------
                                                                 $ 6,389         $  6,738
                                                                 =======          =======

     During late 1994 and early 1995, the Company constructed a showroom in Dallas, Texas on leased land. The building was sold in May 1995 for $1,039,000 to an unrelated party and leased back for a period of 250 months. The sale resulted in a gain of $364,000, which was deferred and is being amortized over the term of the lease.

  Goodwill

     Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is being amortized on a straight-line basis over 20 years. Accumulated amortization amounted to $4,940,000 as of February 2, 1997 and $3,920,000 as of January 28, 1996.

                            KRAUSE'S FURNITURE, INC.

     Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based upon its analysis, management believes that no impairment of the carrying value of its long-lived assets inclusive of goodwill exists at February 2, 1997. The Company's analysis at February 2, 1997 is based on an estimate of future undiscounted cash flows using forecasts contained in the Company's operating plan. Should the results of the operating plan not be achieved, future analyses may indicate insufficient future undiscounted net cash flows to recover the carrying value of the Company's long-lived assets, in which case the carrying value of such assets should be written down to fair value. The Company's historical results of operations and its cash flows in fiscal years 1996, 1995, and 1994 indicate that it is at least reasonably possible that such circumstances could arise in fiscal 1997.

  Leasehold interests

     Leasehold interests represent the present value of the excess of fair market value lease rates on certain retail facility leases as compared to the stated lease rates contained in the leases as determined at the date the leases were acquired. Amortization of leasehold interests is on a straight-line basis over the remaining lease terms. Accumulated amortization amounted to $1,819,000 as of February 2, 1997 and $1,493,000 as of January 28, 1996.

  Revenue recognition

     Sales are recorded when goods are delivered to the customer. The Company provides for estimated customer returns and allowances by reducing sales or by a charge to operations, as appropriate, in the period of the sale.

  Advertising expenses

     Advertising costs, which are principally newspaper ads, mail inserts and radio spots, are charged to expense as incurred. Advertising expenses in the fiscal years ended February 2, 1997, January 28, 1996 and December 31, 1994, were $11,184,000, $11,181,000 and $10,029,000, respectively.

  Warranty costs

     Estimated amounts for future warranty obligations for furniture sold are charged to operations in the period the products are sold.

  Income taxes

     The Company provides for income taxes under the liability method. Accordingly, deferred income tax assets and liabilities are computed for differences between financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income; valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized.

  Income (loss) per share

     Per share amounts for 1994 were computed based on the weighted average number of common and common equivalent shares outstanding. Common equivalent shares arise from dilutive stock options and warrants and convertibility of preferred stock into common stock. Loss per share for 1996 and 1995 were computed based on the weighted average number of common shares outstanding during each period since common stock equivalents were antidilutive. If the conversions of preferred stock during the years ended

                            KRAUSE'S FURNITURE, INC.

February 2, 1997 and January 28, 1996, had occurred at the beginning of the years, the net loss per share for the fiscal years 1996 and 1995 would have been $1.20 and $2.11, respectively.

  Credit risk

     Finance options are offered to customers through non-affiliated third parties, at no material risk to the Company. Non-financed retail consumer receivables are collected during the normal course of operations. There is no significant concentration of credit risk and credit losses have been minimal.

 2. OPERATIONS

     The Company has reported losses from operations in each of the past five years. As a result of such losses, the Company had an accumulated deficit of $34,350,000 and a working capital deficiency of $2,182,000 at February 2, 1997. In each of the three quarters subsequent to February 2, 1997, the Company has reported unaudited net losses that aggregate $5,609,000 for the thirty-nine weeks ended November 2, 1997. As a result of such losses, the Company reported an unaudited accumulated deficit of $39,959,000 and an unaudited working capital deficiency of $1,181,000 at November 2, 1997. The Company expects to incur a net loss in its fourth quarter of fiscal 1997.

     On August 26, 1996 and September 10, 1996, the Company completed transactions with investors in which the Company received cash proceeds of $15,669,000 from financings through issuances of $10,669,000 of common stock, at $1 per share, and a $5,000,000 subordinated note with a warrant to purchase 1,400,000 shares of common stock at $.001 per share. In addition, $950,000 of convertible notes and $2,000,000 of demand notes (issued between May 13, 1996 and July 2, 1996 to related parties) together with accrued interest of $116,251 were exchanged for 3,066,251 shares of common stock, and shares of Series A preferred stock were converted into 1,176,950 shares of common stock. Also the Company's revolving credit agreement was amended to extend the expiration date, reduce the interest rate and provide for an increase in borrowing availability.

     On August 14, 1997, the Company completed transactions with two investors in which it issued $3,000,000 of subordinated notes with (i) warrants to purchase an aggregate of 740,000 shares of common stock at $1.25 per share and
(ii) warrants to purchase an aggregate amount of up to 1,000,000 shares of common stock at $0.01 per share which warrants may be completely or partially cancelled depending on the economic performance of the Company in fiscal 1999. Also, the Company arranged a standby credit facility of $3,500,000 which the Company may draw on between January 2, 1998 and February 28, 2000 if it attains certain financial covenants. If the Company draws on the standby credit facility, it will issue to the investors warrants to purchase an aggregate of up to 560,000 additional shares of common stock at $1.25 per share.

     In conjunction with the 1997 financing described above, the Company issued a new 9.5% Subordinated Note due August 31, 2002 (the "Replacement Note") in the principal amount of $5,501,091, to replace the Company's 10% Subordinated Pay-In-Kind Note (the "Original Note") due August 31, 2001, in the principal amount of $5,000,000 and certain additional notes in aggregate principal amount of $501,091 reflecting related accrued interest. The Replacement Note is payable semiannually, on a straight-line basis over three years beginning February 2000; whereas, the Original Note was payable semiannually, on a straight-line basis over three years beginning February 1999.

     Also in August 1997, the Company renegotiated the term of its revolving credit agreement by, among other things, making a change in the advance rate which provided greater borrowing capacity. Under the credit agreement, the Company is required to maintain certain financial covenants. As of November 2, 1997, the Company was out of compliance with one of these covenants but has obtained a waiver. The Company may be in violation of one of these covenants as of February 1, 1998 and anticipates being able to obtain a similar waiver, as necessary, at the time. However, there can be no assurance that future financial performance will

                            KRAUSE'S FURNITURE, INC.

result in compliance with these restrictions or restrictions contained in the Company's other loan agreement, or that waivers will be obtained if the Company fails to maintain compliance. Any default under the documents governing indebtedness of the Company could have a significant adverse effect on the financial position, results of operations or liquidity of the Company.

     The Company's management, which underwent a substantial restructuring after the 1996 financing described above, has developed a strategic plan for the business which provides, among other things, for remodeling showrooms to provide a more appealing setting for customers, opening new showrooms in existing markets, increasing product prices to competitive levels, reducing promotional discounting, reconfiguring selling commissions, remerchandising, refocusing advertising, improving the manufacturing process and reducing expenses through budgetary controls. In the opinion of management, all of these plans have been implemented and are expected to contribute significantly to reducing losses and, ultimately, returning the Company to profitability; however, there can be no assurance that the Company will achieve profitability. Management believes that the Company has sufficient sources of financing to continue operations and fund its plan to remodel showrooms and open new showrooms throughout fiscal 1997 and 1998; however, if this is not the case, the Company will need to obtain additional capital and there can be no assurance that any additional equity or debt financing will be available. The Company's long-term success is dependent upon management's ability to successfully execute its strategic plan and, ultimately, to achieve sustained profitable operations.

 3. INVESTMENT -- MR. COFFEE, INC.

     On August 17, 1994, the Company sold all of its Mr. Coffee common stock (1,500,548 shares) for $15.50 per share for a total cash consideration of $23,258,000. The sale was completed pursuant to a merger of Mr. Coffee with Health o meter Products, Inc. and resulted in a pretax gain to the Company of $12,115,000. Since the Company and Mr. Coffee had certain members of the Board of Directors in common, the investment in Mr. Coffee was accounted for using the equity method. The Company's share of Mr. Coffee's earnings in 1994 up to the time of the merger was $316,000.

 4. NOTES PAYABLE

     Notes payable consist of the following:

                                                                FEBRUARY 2,     JANUARY 28,
                                                                   1997            1996
                                                                -----------     -----------
                                                                      (IN THOUSANDS)
        Secured revolving credit notes......................      $ 1,999         $ 5,515
        Subordinated note payable to shareholder............        5,133              --
        Unamortized debt discount, net of accumulated
          amortization of $137,000..........................       (1,263)             --
        Other notes.........................................          478              88
                                                                  -------          ------
                                                                    6,347           5,603
        Less current portion................................           41              19
                                                                  -------          ------
                                                                  $ 6,306         $ 5,584
                                                                  =======          ======

     The secured revolving credit notes were issued under a revolving credit agreement between Krause's and a financial institution that expires in January 2000. The credit agreement provides for revolving loans of up to $10 million based on the value of inventories. As of February 2, 1997, borrowing under the revolving credit facility was limited to approximately $6.0 million as defined in the agreement. Substantially all of Krause's assets are pledged as collateral for the loans which are guaranteed by the Company. Interest on the loans as of February 2, 1997 was payable monthly at the rate of 1.0% in excess of the prime rate (8.25% at February 2, 1997).

                            KRAUSE'S FURNITURE, INC.

     The subordinated note payable to shareholder was issued August 26, 1996 and bears interest at 10% per annum, payable in additional subordinated notes for the first two years after which interest is payable quarterly. Interest aggregating approximately $133,000 was added to the principal balance of the subordinated note during fiscal 1996. Semiannual mandatory redemptions of $1,015,336 are required beginning February 28, 1999 through final maturity on August 31, 2001. The subordinated note was issued with a warrant to purchase 1,400,000 shares of common stock at $.001 per share at any time through August 31, 2006. The fair value of the warrant of $1,400,000 was reflected in the consolidated financial statements as a discount on the subordinated note and an increase in capital in excess of par value. This discount is being amortized to interest expense using the effective interest method over the term of the subordinated note.

     Pursuant to the terms of the Revolving Credit Agreement and the Subordinated Note, the Company and Krause's are required to maintain certain financial ratios and minimum levels of tangible net-worth and working capital. In addition, the Company and Krause's are restricted from entering into certain transactions or making certain payments and dividend distributions without the prior consent of the lenders. As of February 2, 1997, the Company was in compliance with all the terms and conditions of its Note Payable and Revolving Credit Agreement.

     The aggregate annual maturities of long-term debt during each of the five fiscal years subsequent to February 2, 1997 are approximately as follows:
$41,000 in 1997, $74,000 in 1998, $4,111,000 in 1999, $2,098,000 in 2000, and
$1,286,000 in 2001.

 5. INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                                   FISCAL YEARS ENDED
                                                              ----------------------------
                                                              JANUARY 28,     DECEMBER 31,
                                                                 1996             1994
                                                              -----------     ------------
                                                                     (IN THOUSANDS)
        Current
          Federal.........................................      $(2,247)         $2,413
          State...........................................           --             678
                                                                -------          ------
                                                                 (2,247)          3,091
        Deferred federal..................................          920            (920)
                                                                -------          ------
                                                                $(1,327)         $2,171
                                                                =======          ======

     The provision for income taxes differs from the amounts computed by applying the federal statutory rate of 34% to income (loss) before income taxes, as follows:

                                                                FISCAL YEARS ENDED
                                                   --------------------------------------------
                                                   FEBRUARY 2,     JANUARY 28,     DECEMBER 31,
                                                      1997            1996             1994
                                                   -----------     -----------     ------------
                                                                  (IN THOUSANDS)
        Tax at federal statutory rate..........      $(4,552)        $(3,414)         $2,721
        Goodwill amortization..................          347             346             350
        Adjustment of valuation allowance......        5,333           2,144            (920)
        Benefit of net operating loss
          carryforwards........................           --              --            (752)
        State income tax, net of federal
          benefit..............................         (742)           (557)            630
        Other..................................         (386)            154             142
                                                     -------         -------          ------
                                                     $    --         $(1,327)         $2,171
                                                     =======         =======          ======

                            KRAUSE'S FURNITURE, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                FEBRUARY 2,     JANUARY 28,
                                                                   1997            1996
                                                                -----------     -----------
                                                                      (IN THOUSANDS)
        Deferred tax liabilities............................     $      --        $   200
        Deferred tax assets:
          Net operating loss carryforwards..................        12,075          7,510
          Reserves and accruals not currently deductible for
             tax purposes...................................         1,443            900
          Other.............................................           125            100
                                                                  --------        -------
          Total deferred tax assets.........................        13,643          8,510
          Valuation allowance for deferred tax assets.......       (13,643)        (8,310)
                                                                  --------        -------
          Net deferred tax assets...........................            --            200
                                                                  --------        -------
             Net deferred taxes.............................     $      --        $    --
                                                                  ========        =======

     The change in the valuation allowance was a net increase of $5,333,000 for the fiscal year ended February 2, 1997, and a net increase of $2,144,000 for the fiscal year ended January 28, 1996. The valuation allowance was increased since the realization of net deferred tax assets is uncertain.

     As of February 2, 1997 the Company has federal net operating loss carryforwards of approximately $32 million which begin to expire in 2003, if not utilized. As a result of various equity transactions, one of the Company's subsidiaries has experienced a change of ownership, as defined in the Internal Revenue Code. As a result of these ownership changes and other provisions of the Internal Revenue Code, utilization of approximately $10 million of these net operating loss carryforwards is limited to the future income of one of the Company's subsidiaries and is further limited to approximately $1 million per year on a cumulative basis. As of February 2, 1997, approximately $3 million of the limited loss carryforwards was available. In addition, the Company had state net operating loss carryforwards of approximately $14 million, which begin to expire in the year 1997, if not utilized.

 6. STOCKHOLDERS' EQUITY

     At February 2, 1997, there were outstanding warrants to purchase 1,754,956 shares of the Company's common stock. One million four hundred thousand of such shares are subject to a warrant, issued as part of the 1996 financing (Note 2), at a exercise price of $.001 per share exercisable in whole or in part at any time or from time to time until August 31, 2006. Warrants to purchase an additional 354,956 shares of the Company's common stock at exercise prices ranging from $1.33 to $15.00 per share with expiration dates ranging from May 1998 to June 2005 are also outstanding. The warrants generally provide for certain antidilution adjustments.

     As of February 2, 1997, 4,688,956 shares of the company's common stock are reserved for issuance upon exercise of warrants and stock options (Note 7).

 7. STOCK OPTION PLANS

     The Company has elected to follow APB 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123, "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing employee stock options.

                            KRAUSE'S FURNITURE, INC.

     The 1997 Stock Incentive Plan was approved by the Board of Directors in January 1997 and is scheduled to be presented to stockholders at the next annual meeting of stockholders for their approval. Until stockholder approval is obtained all awards under this plan are specifically conditioned upon obtaining stockholder approval and, if the approval is not obtained, will be canceled. The 1997 plan provides for the issuance of awards covering up to 800,000 shares to employees, officers, directors, and consultants. Awards under this plan can consist of options, stock appreciation rights, dividend equivalent rights, restricted stock, performance shares, deferred stock units or other stock based awards.

     Directors who are not employees of the Company, other than one non-employee director who has indicated that he cannot accept an award because of his current employment by a stockholder, receive automatic grants of deferred stock units covering shares having a fair market value of $10,000 for each year of service as a director. These awards provide deferred compensation to directors equivalent to an investment in shares on the date the award is effective. Payout of the award is made in stock following a director's retirement from the Board of Directors or death. Normally the payment is made in five annual installments, but a director may elect to receive a single payment.

     In August 1996, the Company awarded the Chief Executive Officer of the Company an option to purchase 1,234,000 shares of common stock at an exercise price of $1.00 per share with vesting to occur over three years. Compensation expense was recorded in fiscal 1996 in the amount of $293,000 based upon the vesting provisions and the market value of the stock on the date of grant.

     Options to purchase the Company's common stock are outstanding under the Company's 1990 Employees Stock Option Plan, 1994 Directors Stock Option Plan, and various plans established by Krause's prior to the time it was acquired by the Company. All of these plans have been cancelled and no further grants may be made under them.

     Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995; risk-free interest rates of 6.85% and 6.79%, dividend yields of 0% for both periods, volatility factors of the expected market price of the Company's common stock of .68% for both periods; and a weighted-average life of the options of 6.5 and 6.0 years, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The pro forma disclosures are not likely to be representative of the effects on reported net income (loss) for future years. The Company's pro forma information follows (in thousands, except for per share information):

                                                                     1996        1995
                                                                    -------     ------
        Pro forma net loss........................................  $13,188     $8,715
        Pro forma net loss per share..............................  $  1.26     $ 2.21

     As of February 2, 1997, under all option plans, a total of 2,934,000 shares of common stock are reserved for future issuance, options to purchase 1,722,457 shares of common stock were outstanding, options to

                            KRAUSE'S FURNITURE, INC.

purchase 409,222 were exercisable, at a weighted average exercise price of $1.25, and options for 1,211,543 shares were available for future grants.

     The following table reflects option activity and related exercise prices, actual and weighted average, under all stock option plans from December 31, 1993 to February 2, 1997.

                                                                                   WEIGHTED
                                               NUMBER OF         ACTUAL            AVERAGE
                                                OPTIONS      EXERCISE PRICE     EXERCISE PRICE
                                               ---------     --------------     --------------
        Outstanding December 31, 1993........    329,020     $3.09 - $8.34             --
        Granted..............................     35,501     $6.00 - $7.13             --
        Exercised............................     (4,678)    $3.09                     --
                                               ---------
        Outstanding December 31, 1994........    359,843     $3.09 - $8.34             --
        Granted..............................    140,828     $2.16 - $6.48          $2.73
        Forfeited............................   (140,298)    $3.09 - $6.38          $5.02
                                               ---------
        Outstanding January 28, 1996.........    360,373     $2.16 - $8.34          $4.48
        Granted..............................  1,617,000     $ .78 - $1.62          $1.12
        Forfeited............................   (254,916)    $ .78 - $8.34          $4.32
                                               ---------
        Outstanding February 2, 1997.........  1,722,457     $ .78 - $7.13          $1.35
                                               =========

     The weighted-average grant-date fair value of options granted during 1996 and 1995, for options where the exercise price on the date of grant was equal to the stock price on that date, was $2.14 and $1.09, respectively. The weighted average grant date fair value of options granted during 1996 for options where the exercise price on the date of grant was less than the stock price on that date was $1.29.

     The following table reflects the weighted average exercise price of options outstanding, weighted average remaining contractual life of options outstanding, number of shares exercisable and the weighted average exercise price of exercisable options as of February 2, 1997.

                                                                                            WEIGHTED
                                                       WEIGHTED                         AVERAGE EXERCISE
NUMBER OF        ACTUAL            WEIGHTED            AVERAGE           NUMBER OF          PRICE OF
 OPTIONS        EXERCISE           AVERAGE            REMAINING           OPTIONS         EXERCISABLE
OUTSTANDING    PRICE RANGE      EXERCISE PRICE     CONTRACTUAL LIFE     EXERCISABLE         OPTIONS
----------    -------------     --------------     ----------------     -----------     ----------------
 1,592,000    $ .78 - $1.95         $1.13              9.7 years          310,167             $1.00
    69,832    $1.96 - $4.00         $2.52               .9 years           48,503             $2.55
    60,625    $4.01 - $7.13         $5.71              2.1 years           50,552             $5.66
                                                                         --------
 1,722,457    $ .78 - $7.13         $1.35              9.0 years          409,222             $1.25
                                                                         ========

 8. RETIREMENT PLAN

     The Company has a 401(k) retirement plan (effective January 1, 1994) to which eligible employees may contribute up to 18% of their annual earnings. At its discretion the Company matches employees' contributions. The Company's contributions were immaterial in fiscal 1996, 1995 and 1994.

 9. COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries lease production, office and retail facilities and equipment under operating leases. Lease terms range from three to 25 years and most leases contain renewal options and certain leases contain purchase options. The Company's administrative offices and manufacturing facilities lease has a remaining term of 12 years with four five-year renewal options. Retail showrooms are all leased with rents either fixed or with fixed minimums coupled with contingent rents based on the Consumer Price Index or a percentage of sales.

                            KRAUSE'S FURNITURE, INC.

     Commitments as of February 2, 1997 under operating leases require approximate future minimum annual rental payments as follows:

                                 FISCAL YEAR                              TOTAL
            ------------------------------------------------------  -----------------
                                                                     (IN THOUSANDS)
            1997..................................................       $14,777
            1998..................................................        13,811
            1999..................................................        12,061
            2000..................................................        10,283
            2001..................................................         7,729
            Thereafter............................................        23,739
                                                                      ----------
                                                                         $82,400
                                                                      ==========

     Total rent expense under all operating leases was approximately $15,389,000, $15,631,000, and $14,965,000 for the fiscal years ended February 2,
1997, January 28, 1996 and December 31, 1994, respectively.

     The Company and its subsidiaries are also parties to various legal actions and proceedings incident to normal business activity. Management believes that any liability in the event of final adverse determination of any of these matters would not be material to the Company's consolidated financial position, liquidity or results of operations.

10. RELATED PARTY TRANSACTIONS

     In fiscal 1996, 1995, and 1994, Permal Capital Management, Inc. (PCMI) provided various management services for the Company and its subsidiaries, for which PCMI received $58,333, $100,000, and $200,000, respectively. PCMI's services for the Company included assistance with regard to executive management, financial consulting and strategic planning. Thomas M. DeLitto, President of PCMI, served as President and Chief Executive Officer of the Company from January to December 1994, served as Chief Executive Officer from April 1995 to August 1996 and is currently Vice Chairman of the Company's Board of Directors.

                            KRAUSE'S FURNITURE INC.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                     ASSETS

                                                                                   NOVEMBER 2,
                                                                                      1997
                                                                                   -----------
Current assets:
  Cash and cash equivalents......................................................   $     250
  Accounts receivable, net of allowance of $194 for doubtful accounts............         780
  Inventories....................................................................      16,499
  Prepaid expenses...............................................................         552
                                                                                     --------
     Total current assets........................................................      18,081
Property, equipment, and leasehold improvements, net.............................       7,085
Goodwill, net....................................................................      14,621
Leasehold interests, net.........................................................       1,269
Other assets.....................................................................       2,428
                                                                                     --------
                                                                                    $  43,484
                                                                                     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................................   $   8,820
  Accrued payroll and related expenses...........................................       1,469
  Other accrued liabilities......................................................       3,719
  Customer deposits..............................................................       5,213
  Current portion of notes payable...............................................          41
                                                                                     --------
     Total current liabilities...................................................      19,262
Long-term liabilities:
  Notes payable..................................................................      11,073
  Other liabilities..............................................................       2,137
                                                                                     --------
     Total long-term liabilities.................................................      13,210
Commitments and contingencies....................................................          --
Stockholders' equity:
  Convertible preferred stock, $.001 par value; 666,667 authorized, no shares
     outstanding.................................................................          --
  Common stock, $.001 par value; 35,000,000 shares authorized, 19,020,539 shares
     outstanding.................................................................          19
  Capital in excess of par value.................................................      50,952
  Accumulated deficit............................................................     (39,959)
                                                                                     --------
     Total stockholders' equity..................................................      11,012
                                                                                     --------
                                                                                    $  43,484
                                                                                     ========

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         THIRTY-NINE WEEKS ENDED
                                                                       ---------------------------
                                                                       NOVEMBER 2,     OCTOBER 27,
                                                                          1997            1996
                                                                       -----------     -----------
Net sales............................................................    $85,569        $  82,738
Cost of sales........................................................     41,840           42,364
                                                                         -------         --------
Gross profit.........................................................     43,729           40,374
Operating expenses:
  Selling............................................................     40,558           43,556
  General and administrative.........................................      6,780            7,852
  Amortization of goodwill...........................................        765              765
                                                                         -------         --------
                                                                          48,103           52,173
                                                                         -------         --------
Loss from operations.................................................     (4,374)         (11,799)
Interest expense.....................................................     (1,177)            (782)
Other income (expense)...............................................        (58)             207
                                                                         -------         --------
Net loss.............................................................    $(5,609)       $ (12,374)
                                                                         =======         ========
Net loss per share...................................................    $  (.30)       $   (1.62)
                                                                         =======         ========
Average number of common shares outstanding..........................     19,021            7,661

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                   CONVERTIBLE                        CAPITAL IN
                                 PREFERRED STOCK    COMMON STOCK      EXCESS OF                       TOTAL
                                 ---------------   ---------------       PAR        ACCUMULATED   STOCKHOLDERS'
                                 SHARES   AMOUNT   SHARES   AMOUNT      VALUE         DEFICIT        EQUITY
                                 ------   ------   ------   ------   ------------   -----------   -------------
Balance at February 2, 1997....    --       $--    19,021    $ 19      $ 49,874      $ (34,350)      $15,543
Issuance of common stock
  purchase warrants............    --       --         --      --           925             --           925
Compensation expense on stock
  option grant.................    --       --         --      --           153             --           153
Net loss.......................    --       --         --      --            --         (5,609)       (5,609)
                                  ---      ---     ------     ---       -------       --------       -------
Balance at November 2, 1997....    --       $--    19,021    $ 19      $ 50,952      $ (39,959)      $11,012
                                  ===      ===     ======     ===       =======       ========       =======

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         THIRTY-NINE WEEKS ENDED
                                                                       ---------------------------
                                                                       NOVEMBER 2,     OCTOBER 27,
                                                                          1997            1996
                                                                       -----------     -----------
Cash flows from operating activities:
Net loss.............................................................   $  (5,609)      $  (12,374)
  Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation and amortization...................................       1,802            1,853
     Other non-cash charges..........................................         786               --
  Change in assets and liabilities:
     Accounts receivable.............................................         340               51
     Income tax refund receivable....................................          --            1,467
     Inventories.....................................................      (2,486)           2,006
     Prepaid expenses and other assets...............................         424             (291)
     Accounts payable and other liabilities..........................         653             (643)
     Customer deposits...............................................        (408)            (650)
                                                                          -------        ---------
       Net cash used by operating activities.........................      (4,498)          (8,581)
                                                                          -------        ---------
Cash flows from investing activities:
  Capital expenditures...............................................      (1,498)            (563)
                                                                          -------        ---------
     Net cash used by investing activities...........................      (1,498)            (563)
                                                                          -------        ---------
Cash flows from financing activities:
  Proceeds from long-term borrowings.................................     102,005           97,050
  Principal payments on long-term borrowings.........................     (99,986)        (101,072)
  Proceeds from issuance of subordinated note........................       3,000            5,000
  Proceeds from issuance of notes....................................          --            2,950
  Net proceeds from issuance of common stock.........................          --           10,221
                                                                          -------        ---------
     Net cash provided by financing activities.......................       5,019           14,149
                                                                          -------        ---------
Net increase (decrease) in cash......................................        (977)           5,005
Cash and cash equivalents at beginning of period.....................       1,227            1,336
                                                                          -------        ---------
Cash and cash equivalents at end of period...........................   $     250       $    6,341
                                                                          =======        =========
Supplemental disclosures of cash flow information -- Cash paid during
  the period for interest............................................   $     373       $      431
Noncash investing and financing activities:
  Preferred stock converted into common stock........................          --            7,523
  Exchange of notes payable and related accrued interest for common
     stock...........................................................          --            3,066
  Issuance of common stock purchase warrants.........................         925            1,400

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     1. The accompanying consolidated financial statements of Krause's Furniture, Inc. (the "Company") and its wholly owned subsidiaries, including the Company's principal subsidiary, Krause's Custom Crafted Furniture Corp., formerly Krause's Sofa Factory, ("Krause's"), have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation for the periods reported. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules or regulations, although management believes that the disclosures made are adequate to make the information presented not misleading.

     These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended February 2, 1997. The results of operations for the thirty-nine weeks ended November 2, 1997 are not necessarily indicative of results to be expected in future periods.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates.

     2. The Company has reported losses from operations in each of the past five years and for the thirty-nine weeks ended November 2, 1997 due to inefficiencies within its operations and due to an industry-wide softness in retail sales. As a result of such losses, the Company had an accumulated deficit of $39,959,000 and a working capital deficiency of $1,181,000 at November 2, 1997. The Company expects to incur operating losses in fiscal year 1997.

     On August 26, 1996 and September 10, 1996, the Company completed transactions with investors in which the Company received cash proceeds of $15,669,000 from financings through issuances of $10,669,000 of common stock, at $1 per share, and a $5,000,000 subordinated note with a warrant to purchase 1,400,000 shares of common stock at $.001 per share. In addition, $950,000 of convertible notes and $2,000,000 of demand notes (issued between May 13, 1996 and July 2, 1996 to related parties) together with accrued interest of $116,251 were exchanged for 3,066,251 shares of common stock and outstanding Series A preferred stock was converted into 1,176,950 shares of common stock. Also the Company's revolving credit agreement was amended to extend the expiration date, reduce the interest rate and provide for an increase in borrowing availability.

     The Company's management, which underwent a substantial restructuring after the 1996 financing described above, has developed a strategic plan for the business which provides, among other things, for remodeling showrooms to provide a more appealing setting for customers, opening new showrooms in existing markets, increasing product prices to competitive levels, reducing promotional discounting, reconfiguring selling commissions, remerchandising, refocusing advertising, improving the manufacturing process and reducing expenses through budgetary controls. Many of these plans were implemented since the latter part of fiscal 1996 and are expected to contribute significantly to reducing losses and, ultimately, returning the Company to profitability; however, there can be no assurance that the Company will achieve profitability. Management believes that the Company has sufficient sources of financing to continue operations throughout fiscal 1997. However, the Company's long-term success is dependent upon management's ability to successfully execute its strategic plan and, ultimately, to achieve sustained profitable operations (see Note 4 for discussion of 1997 financing).

                            KRAUSE'S FURNITURE, INC.

                                  (UNAUDITED)

     3. Inventories are carried at the lower of cost or market using the first-in, first-out method and are comprised of the following:

                                                                          NOVEMBER 2,
                                                                              1997
                                                                         --------------
                                                                         (IN THOUSANDS)
        Finished goods.................................................     $ 12,190
        Work in progress...............................................          211
        Raw materials..................................................        4,098
                                                                             -------
                                                                            $ 16,499
                                                                             =======

     4. Notes payable consists of the following:

                                                                          NOVEMBER 2,
                                                                              1997
                                                                         --------------
                                                                         (IN THOUSANDS)
        Secured revolving credit notes.................................     $  4,094
        Subordinated note payable to shareholder due 2002..............        5,501
        Unamortized debt discount, net of accumulated amortization of
          $381.........................................................       (1,019)
        Subordinated notes payable to shareholders due 2003............        3,000
        Unamortized debt discount, net of accumulated amortization of
          $60..........................................................         (865)
        Other notes....................................................          403
                                                                             -------
                                                                              11,114
        Less current portion...........................................           41
                                                                             -------
                                                                            $ 11,073
                                                                             =======

     The secured revolving credit notes were issued under a revolving credit agreement between Krause's and a financial institution that expires in January 2000. The credit agreement, which was most recently amended December 11, 1997, provides for revolving loans of up to $10 million based on the value of inventories. As of November 2, 1997, borrowing under the revolving credit facility was limited to approximately $7.7 million, as defined in the agreement. Substantially all of Krause's assets are pledged as collateral for the loans which are guaranteed by the Company. Interest on the loans is payable monthly at the rate of 1.0% in excess of the prime rate (8.50% at November 2, 1997).

     On August 14, 1997, the Company concluded a Supplemental Securities Purchase Agreement (the "Agreement") among the Company, General Electric Capital Corporation ("GECC") and Japan Omnibus Ltd. ("JOL"), a company formerly known as Edison Investments Inc. Under the Agreement, the Company sold 9.5% subordinated notes in an aggregate principal amount of $3,000,000 to GECC and JOL, which notes are payable semi-annually on a straight-line basis over three years beginning February 2000, and issued to GECC and JOL warrants to purchase an aggregate of 740,000 shares of common stock of the Company at a purchase price of $1.25 per share. The fair value of the warrant of $925,000 was reflected in the consolidated financial statements as a discount on the subordinated note and an increase in capital in excess of par value. This discount is being amortized to interest expense using the effective interest method over the term of the subordinated note. The Company also issued to GECC and JOL a warrant to purchase an aggregate amount of up to 1,000,000 shares of the Company's common stock at a price of $0.01 per share which warrant may be completely or partially cancelled depending on the economic performance of the Company in fiscal 1999.

     Also, under the Agreement, the Company, at its option and subject to the attainment of certain financial covenants, may draw on a standby credit facility with GECC and JOL by selling additional 9.5% subordinated notes in an aggregate principal amount of up to $3,500,000; such standby credit facility is available from January 2, 1998 to February 28, 2000. If the Company elects to draw down on the credit available from GECC

                            KRAUSE'S FURNITURE, INC.

                                  (UNAUDITED)

and JOL by issuing notes, the Agreement provides that the Company shall issue to GECC and JOL warrants to purchase an aggregate of up to 560,000 additional shares of the common stock of the Company.

     In conjunction with the financing described above, the Company issued to GECC a new 9.5% Subordinated Note due August 31, 2002 (the "Replacement Note") in the principal amount of $5,501,091, to replace the Company's 10% Subordinated Pay-In-Kind Note (the "Original Note") due August 31, 2001, in principal amount of $5,000,000, and certain additional notes in aggregate principal amount of $501,091 reflecting accrued interest. The Original Note was issued with a warrant to purchase 1,400,000 shares of common stock at $.001 per share at any time through August 31, 2006. The fair value of the warrant of $1,400,000 was reflected in the consolidated financial statements as a discount on the subordinated note and an increase in capital in excess of par value. This discount is being amortized to interest expense using the effective interest method over the term of the subordinated note. The Replacement Note is payable semiannually, on a straight-line basis over three years beginning February 2000 whereas the Pay-In-Kind Note was payable semiannually, on a straight-line basis over three years beginning February 1999.

     Pursuant to the terms of the revolving credit agreement and the subordinated notes, the Company and Krause's are required to maintain certain financial ratios and minimum levels of tangible net worth and working capital. In addition, the Company and Krause's are restricted from entering into certain transactions or making certain payments and dividend distributions without the prior consent of the lenders. As of November 2, 1997, Krause's was not in compliance with two of the covenants contained in the revolving credit agreement and may not be in compliance with a financial covenant at the end of its current fiscal year. On December 11, 1997, the financial institution waived the non-compliance as it relates to the November 2, 1997 reporting period.

     5. Net loss per share amounts were computed based on the weighted average number of common shares outstanding during the periods reported. Common equivalent shares are not included in the computation since such share equivalents are antidilutive.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. Equity instruments, such as options and warrants are excluded if antidilutive in the calculation of diluted earnings per share. Since the effect of stock options is already excluded in the computation of net loss per share, the adoption of Statement 128 will not result in any change in the loss per share amounts reported for the thirty-nine weeks ended November 2, 1997 or October 27, 1996.

     6. Effective in fiscal 1998, the Company will be required to adopt Statements of Financial Accounting Standards (SFAS) No. 129 "Capital Structure", SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". The impact of adoption of these pronouncements is not expected to be material to the Company's financial position or results of operations.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE PLACEMENT AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................      2
Risk Factors..........................      9
Use of Proceeds.......................     16
Dividend Policy.......................     16
Price Range of Common Stock...........     16
Dilution..............................     17
Capitalization........................     18
Selected Consolidated Financial
  Data................................     19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     20
Business..............................     29
Management............................     36
Certain Transactions..................     44
Principal and Selling Stockholders....     46
Plan of Distribution..................     47
Description of Capital Stock..........     48
Legal Matters.........................     50
Experts...............................     50
Additional Information................     51
Index to Consolidated Financial
  Statements..........................     52

======================================================
======================================================
                                4,000,000 SHARES

                        [KRAUSE'S FURNITURE, INC. LOGO]

                                  COMMON STOCK
                               -----------------

                                   PROSPECTUS
                               -----------------

                                CRUTTENDEN ROTH
                                  INCORPORATED
                               December   , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized list of the estimated expenses to be incurred in connection with the offering of the securities being offered hereunder other than underwriting discounts and commissions.

            Registration Fee..........................................  $       *
                                                                        --------
            Printing and Engraving....................................          *
                                                                        --------
            Legal Fees and Expenses...................................          *
                                                                        --------
            Blue Sky Fees and Expenses................................          *
                                                                        --------
            Accountants' Fees and Expenses............................          *
                                                                        --------
            Escrow Agent's Fees.......................................          *
                                                                        --------
                      Total**.........................................          *
                                                                        ========

---------------

 * To be supplied by amendment.

** All costs to be borne by the Company.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL contains detailed provisions on indemnification of directors and officers against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with legal proceedings. Section 102(a)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director of the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation of the Company eliminates the liability of each of its directors to its stockholders or the Company for monetary damages for breach of fiduciary duty to the full extent provided by the Delaware General Corporation Law (the "DGCL"), as such law exists or may hereafter be amended.

     Indemnification applies to any threatened, pending or completed action, suit or proceeding, whether, civil, criminal, administrative or investigative. Indemnification may include all expenses (including attorneys' fees, judgments, fines, ERISA excise taxes and amounts paid in settlement) reasonably incurred by the indemnified person.

     The Company maintains a directors and officers liability and reimbursement insurance policy intended to reimburse the Company for any payments made by it pursuant to its indemnification obligations.

     The foregoing statements are subject to the detailed provisions of Section 102(a)(7) of the DGCL and the Certificate of Incorporation of the Company, as applicable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     1. Within the past three years the Company sold an aggregate of 1,677 shares of Common Stock to one employee for consideration in the aggregate amount of $5,150 pursuant to the Company's 1990 Employees Stock Option Plan.

     2. From May 13, 1996, through June 19, 1996, the Company sold an aggregate principal amount of $950,000 of its Series 1996-I and Series 1996-II Convertible Promissory Notes (the "Notes") to certain directors, officers and 5% stockholders of the Company and parties related to them. In connection with the General Electric Capital Corporation ("GECC") financing, the holders of the Notes converted the principle amount and accrued interest due under the Notes into an aggregate of 970,140 shares of Common Stock at a conversion price of $1.00 per share. The purchasers of the Notes were certain officers, directors and affiliates of the Company.

     3. On May 21, 1996, the Company issued its Demand Promissory Note in the principal amount of $1,500,000 to Edson Investments, Inc. ("Edson"). On July 2, 1996, the Company issued a second Demand Promissory Note in the principal amount of $500,000 to Edson. In connection with the GECC financing, Edson acquired 2,096,111 shares of Common Stock at a price of $1.00 per share in consideration for its cancellation of the Company's obligation to repay the principal and accrued interest of the $96,111 owed under these Demand Promissory Notes. Edson changed its name to Japan Omnibus Ltd. and is the Selling Stockholder in this Registration Statement.

     4. On August 26, 1996, and September 10, 1996, the Company completed a private placement of 10,699,000 shares of Common Stock to 55 investors, some of whom are related to each other, at a price of $1.00 per share. In addition, the Company issued its subordinated note in the aggregate principal amount of $5,000,000 and a warrant to purchase 1,400,000 additional shares of Common Stock at a purchase price of $.001 per share to GECC. The purchasers of shares in this private placement and the number of shares purchased are as follows:

                                            NO. OF SHARES              NO. OF SHARES
                     NAME                 ON AUGUST 26, 1996       ON SEPTEMBER 10, 1996
        -------------------------------  --------------------     -----------------------
        GECC...........................             5,000,000
        Permal Noscal Ltd..............               405,000
        Zaxis Partners, L.P............                40,000
        Sidney Kimmel..................                50,000
        Quadra Appreciation Fund,
          Inc..........................                 5,000
        Branagh Revocable Trust........                 5,000
        Sanford J. Colen...............                20,000
        Jean R. Perrette...............               250,000
        Isaac Robert Souede............               250,000
        Thomas M. DeLitto..............                25,000
        C. Redington Barrett, III......                 5,000
        Hurley & Co....................                35,000
        United Gulf Bank...............               225,000
        ATCO Holdings Ltd..............               400,000
        ATCO Development, Inc..........               100,000
        G(2) Investment Partners.......                60,000                      30,000
        Fairmont Services Ltd..........               400,000
        Carlton Securities N.V.........               100,000
        Emmanual Bagdjian..............               210,000
        Heliopolis Inc.................               100,000
        T. Michael Wallace.............               100,000                     300,000
        Gary S. Gladstein..............               100,000                     100,000
        Peter L. Rhulen................               100,000
        Pollat, Evans & Co., Inc.......                15,000
        Maureen Erin Hawley Trust I....               112,500
        Allison Booth Hawley Trust I...               112,500
        Caitlin Hale Hawley Trust I....               112,500
        Shannon Follen Hawley Trust
          I............................               112,500
        Hawley Family Trust............               500,000
        Philip M. Hawley...............                30,000
        Dr. Philip M. Hawley, Jr.......                20,000
        H.D. Investment Group, Inc.....                                            25,000
        Morgan Adams, Inc..............                                            50,000
        Theodore D. Konopisos..........                                            22,000

                                            NO. OF SHARES              NO. OF SHARES
                     NAME                 ON AUGUST 26, 1996       ON SEPTEMBER 10, 1996
        -------------------------------  --------------------     -----------------------
        William A. MacLaughlin IRA.....                                            25,000
        Gregory M. Simon...............                                            20,000
        Hugh H. Wilson, Jr.............                                            15,000
        Codell Holdings Ltd............                                           100,000
        J. Stephen Emerson IRA.........                                           100,000
        J. Stephen Emerson.............                                           100,000
        Paul Marciano Trust............                                           100,000
        G. Tyler Runnels...............                                            50,000
        Charles Perez..................                                           100,000
        JMG Capital Partners L.P.......                                            50,000
        William C. Miller, IV..........                                            25,000
        Tendencia Investments
          Overseas.....................                                           250,000
        Lawrence S. Black..............                                            50,000
        Maureen Erin Hawley Trust II...                                            25,000
        Allison Booth Hawley Trust
          II...........................                                            25,000
        Caitlan Hale Hawley Trust II...                                            25,000
        Shannon Follen Hawley Trust
          II...........................                                            25,000
        Ian and Francine Jack..........                                            10,000
        Keith and Tanya Jacobs.........                                            10,000
        J. Richard Cordsen.............                                            27,000
        J.D. Yates.....................                                            10,000

     5. On August 14, 1997, the Company concluded a Supplemental Securities Purchase Agreement (the "1997 Financing") among the Company, GECC and Japan Omnibus Ltd. ("JOL"). Under the terms of the 1997 Financing, the Company sold subordinated notes in an aggregate principal amount of $3,000,000 to GECC and JOL. The Company issued warrants in conjunction with the notes, as follows: (i) to GECC a warrant to purchase 600,000 shares of the Common Stock at a purchase price of $1.25 per share and to JOL a warrant to purchase 140,000 shares of the Common Stock at a purchase price of $1.25 per share; (ii) to GECC and JOL warrants for the purchase of up to 1,000,000 shares of the Company's common stock at a price of $0.01 per share (the "Performance Warrants"); the Performance Warrants will be canceled if the Company meets certain economic performance targets. The Company also agreed to issue additional warrants if it draws on the standby credit facility.

     Except for the issuance of the Series 1996-II Convertible Promissory Notes and the shares of Common Stock acquired upon conversion thereof described in item 2, the issuances of securities in the above transactions were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder as transactions not involving a public offering. The issuance of Series 1996-II convertible Promissory Notes and the shares of Common Stock acquired upon conversion thereof described in item 2 above, were deemed exempt from registration under Securities Act in reliance on Regulation S promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS

  EXHIBIT
  NUMBER                                       DESCRIPTION
  -------   ---------------------------------------------------------------------------------
  * 1       Form of Placement Agent Agreement.
    3.1     Certificate of Incorporation.(1)
    3.1a    Certificate of Amendment of Certificate of Incorporation dated November 28,
            1994.(5)
    3.1b    Certificate of Amendment of Certificate of Incorporation dated August 1, 1995.(6)
    3.1c    Certificate of Amendment of Certificate of Incorporation dated June 7, 1996.(7)
    3.1d    Certificate of Amendment of Certificate of Incorporation dated August 1, 1996.(7)
    3.2     By-laws.(1)
    4.1     Loan and Security Agreement dated January 20, 1995 by and between Congress
            Financial Corporation (Western) and Krause's Sofa Factory and Castro Convertible
            Corporation.(3)
    4.1a    First Amendment to Loan and Security Agreement dated May 10, 1996 by and between
            Congress Financial Corporation (Western) and Krause's Sofa Factory and Castro
            Convertible Corporation.(6)
    4.1b    Second Amendment to Loan and Security Agreement dated as of August 26, 1996 by and between Congress Financial Corporation (Western) and Krause's Sofa Factory
            and Castro Convertible Corporation.(10)
    4.1c    Third Amendment to Loan and Security Agreement dated as of November 25, 1996 by and between Congress Financial Corporation (Western) and Krause's Sofa Factory
            and Castro Convertible Corporation.(10)
    4.1d    Amended and Restated Subordination Agreement dated as of August 26, 1996 by and between Congress Financial Corporation (Western) and Krause's Furniture, Inc.(10)
    4.1e    Fourth Amendment to Loan and Security Agreement dated as of August 14, 1997 by and between Congress Financial Corporation (Western) and Krause's Sofa Factory
            and Castro Convertible Corporation.(12)
    4.1f    Fifth Amendment to Loan and Security Agreement dated as of December 11, 1997 by and between Congress Financial Corporation (Western) and Krause's Custom Crafted
            Furniture Corp. and Castro Convertible Corporation.
    4.1g    Letter agreement between Krause's Furniture, Inc. and Congress Financial
            Corporation (Western).(12)
    4.2     Guarantee dated January 20, 1995 by Krause's Furniture, Inc. to Congress
            Financial Corporation (Western).(3)
    4.5     Certificate of Designations of Preferred Stock.(4)
  * 5       Opinion of Morrison & Foerster LLP with respect to legality.
   10.1     1994 Directors Stock Option Plan.(5)
   10.2     1990 Employees Stock Option Plan.(2)
   10.3     Form of Securities Purchase Agreement between the Company and GECC dated as of
            August 26, 1996.
   10.5     Form of Warrant to Purchase 1,400,000 Shares of Common Stock. (8)
   10.6     Form of Securities Purchase Agreement between the Company and Certain
            Stockholders dated as of August 26, 1996.(8)
   10.7     Form of Stockholders Agreement among the Company, GECC and certain other stockholders of the Company dated as of August 26, 1996.(8)
   10.8     Form of Registration Rights Agreement among the Company and GECC and certain other stockholders of the Company dated as of August 26, 1996.(8)
   10.9     Employment Agreement with Philip M. Hawley.(8)
   10.10    1997 Stock Incentive Plan.(11)

  EXHIBIT
  NUMBER                                       DESCRIPTION
  -------   ---------------------------------------------------------------------------------
   10.11    Supplemental Securities Purchase Agreement among Krause's Furniture, Inc.,
            General Electric Corporation and Japan Omnibus Ltd., dated as of August 14,
            1997.(12)
   10.12    Letter agreement dated August 14, 1997 regarding Permal Group shares.(12)
   10.13    Letter agreement dated August 14, 1997 regarding warrant dilution provisions.(12)
   11       Statement regarding computation of per share earnings.
   21       Subsidiaries.
  *23.1     Consent of Morrison & Foerster LLP (included in its opinion filed as Exhibit 5).
   23.2     Consent of Ernst & Young LLP, Independent Auditors.

---------------

 (1) Incorporated herein by reference to Exhibits to Registrant's Form S-4 dated June 19, 1992 (File No. 33-48725).

 (2) Incorporated herein by reference to Exhibit 10.2 to Registrant's Form 10-K for the year ended December 31, 1990 (File No. 0-17868).

 (3) Incorporated herein by reference to Exhibit to Registrant's Form 8-K dated as of January 20, 1995 (File No. 0-17868).

 (4) Incorporated herein by reference to Exhibit 4.3 to Registrant's Form 8-K dated as of October 7, 1993 (File No. 0-17868).

 (5) Incorporated herein by reference to Exhibit 10.1 to Registrant's Form 10-K dated as of December 31, 1994 (File No. 0-17868).

 (6) Incorporated herein by reference to Exhibits to Registrant's Form 10-K dated as of January 28, 1996 (File No. 0-17868).

 (7) Incorporated herein by reference to Exhibits to Registrant's Form 10-Q dated as of July 28, 1996 (File No. 0-17868).

 (8) Incorporated herein by reference to Exhibits to Registrant's Form 8-K dated as of August 26, 1996 (File No. 0-17868).

 (9) Incorporated herein by reference to Exhibits to Registrant's Form S-1 dated March 12, 1997 (File No. 333-19485).

(10) Incorporated herein by reference to Exhibits to Registrant's Form 10-K dated May 2, 1997 (File No. 0-17868).

(11) Incorporated herein by reference to Exhibit A to Registrant's Proxy Statement on Schedule 14A dated May 7, 1997 (File No. 0-17868).

(12) Incorporated herein by reference to Exhibits to Registrant's Form 8-K dated August 14, 1997 (File No. 0-17868).

(13) Incorporated herein by reference to Exhibits to Registrant's Form 10-Q dated as of December 17, 1997 (File No. 0-17868).

  *  To be filed by amendment.
---------------

       (b)FINANCIAL STATEMENT SCHEDULES
          Report of Ernst & Young LLP, Independent Auditors.
          Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     In accordance with Rule 430A of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), each of the undersigned registrants hereby undertakes:

          (a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (c) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brea, County of Orange, State of California, on December 23, 1997.

                                          KRAUSE'S FURNITURE, INC

                                          By:     /s/ ROBERT A. BURTON

                                            ------------------------------------
                                                      Robert A. Burton
                                              Senior Vice President and Chief
                                                      Financial Officer

                               POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints Philip M. Hawley, Robert A. Burton and Judith O. Lasker, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-1 in connection with the offering of common stock by Krause's Furniture, Inc. and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, each thereunto duly authorized, in the City of Brea, County of Orange, State of California, as of December 23, 1997.

                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

            /s/ PHILIP M. HAWLEY               Chairman of the Board and Chief Executive
---------------------------------------------  Officer
              Philip M. Hawley

            /s/ ROBERT A. BURTON               Senior Vice President and Chief Financial
---------------------------------------------  Officer (Principal Financial Officer,
              Robert A. Burton                 Principal Accounting Officer)

            /s/ THOMAS M. DELITTO              Vice Chairman of the Board
---------------------------------------------
              Thomas M. DeLitto

           /s/ KAMAL G. ABDELNOUR              Director
---------------------------------------------
             Kamal G. Abdelnour

            /s/ JEFFREY H. COATS               Director
---------------------------------------------
              Jeffrey H. Coats

             /s/ PETER H. DAILEY               Director
---------------------------------------------
               Peter H. Dailey

              /s/ JOHN A. GAVIN                Director
---------------------------------------------
                John A. Gavin

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Krause's Furniture, Inc.

     We have audited the consolidated financial statements of Krauses Furniture, Inc. as of February 2, 1997 and January 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended February 2, 1997, January 28, 1996 and December 31, 1994, and for the month ended January 29, 1995, and have issued our report thereon dated March 28, 1997, except for Note 2, as to which the date is December 17, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                         /s/ ERNST & YOUNG LLP

Orange County, California
March 28, 1997,
except for Note 2, as to which the date is December 17, 1997

                            KRAUSE'S FURNITURE, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
 FISCAL YEARS ENDED FEBRUARY 2, 1997 AND JANUARY 28, 1996, MONTH ENDED JANUARY
                              29, 1995 AND FISCAL
                          YEAR ENDED DECEMBER 31, 1994

                                                    ADDITIONS
                                        BALANCE     CHARGED TO     CHARGED                       BALANCE
            ALLOWANCE FOR              BEGINNING     COST AND     TO OTHER                         END
          DOUBTFUL ACCOUNTS            OF PERIOD     EXPENSES     ACCOUNTS     DEDUCTIONS(A)    OF PERIOD
-------------------------------------  ---------    ----------    ---------    -------------    ---------
Fiscal 1996..........................  $ 291,487     $244,613     $      --      $ 209,293      $ 326,807
Fiscal 1995..........................    616,148      218,414            --        543,075        291,487
Month ended January 29, 1995.........    591,744       24,404            --             --        616,148
Fiscal 1994..........................    395,322      566,000      (320,000)(b)      49,578       591,744

---------------

(a) Represents accounts written off.

(b) Represents allowance for sales returns reclassified to accrued liabilities to conform to the presentation for the fiscal year ended January 28, 1996.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                        DESCRIPTION
------    ------------------------------------------------------------------------------------
* 1       Form of Placement Agent Agreement.
  3.1     Certificate of Incorporation.(1)
  3.1a    Certificate of Amendment of Certificate of Incorporation dated November 28, 1994.(5)
  3.1b    Certificate of Amendment of Certificate of Incorporation dated August 1, 1995.(6)
  3.1c    Certificate of Amendment of Certificate of Incorporation dated June 7, 1996.(7)
  3.1d    Certificate of Amendment of Certificate of Incorporation dated August 1, 1996.(7)
  3.2     By-laws.(1)
  4.1     Loan and Security Agreement dated January 20, 1995 by and between Congress Financial
          Corporation (Western) and Krause's Sofa Factory and Castro Convertible
          Corporation.(3)
  4.1a    First Amendment to Loan and Security Agreement dated May 10, 1996 by and between
          Congress Financial Corporation (Western) and Krause's Sofa Factory and Castro
          Convertible Corporation.(6)
  4.1b    Second Amendment to Loan and Security Agreement dated as of August 26, 1996 by and between Congress Financial Corporation (Western) and Krause's Sofa Factory and
          Castro Convertible Corporation.(10)
  4.1c    Third Amendment to Loan and Security Agreement dated as of November 25, 1996 by and between Congress Financial Corporation (Western) and Krause's Sofa Factory and
          Castro Convertible Corporation.(10)
  4.1d    Amended and Restated Subordination Agreement dated as of August 26, 1996 by and between Congress Financial Corporation (Western) and Krause's Furniture, Inc.(10)
  4.1e    Fourth Amendment to Loan and Security Agreement dated as of August 14, 1997 by and between Congress Financial Corporation (Western) and Krause's Sofa Factory and
          Castro Convertible Corporation.(12)
  4.1f    Fifth Amendment to Loan and Security Agreement dated as of December 11, 1997 by and between Congress Financial Corporation (Western) and Krause's Custom Crafted
          Furniture Corp. and Castro Convertible Corporation.
  4.1g    Letter agreement between Krause's Furniture, Inc. and Congress Financial Corporation
          (Western).(12)
  4.2     Guarantee dated January 20, 1995 by Krause's Furniture, Inc. to Congress Financial
          Corporation (Western).(3)
  4.5     Certificate of Designations of Preferred Stock.(4)
* 5       Opinion of Morrison & Foerster LLP with respect to legality.
 10.1     1994 Directors Stock Option Plan.(5)
 10.2     1990 Employees Stock Option Plan.(2)
 10.3     Form of Securities Purchase Agreement between the Company and GECC dated as of
          August 26, 1996.(8)
 10.4     Form of $5,000,000 10% Subordinated Pay-In-Kind Note due August 31, 2001.(8)
 10.5     Form of Warrant to Purchase 1,400,000 Shares of Common Stock.(8)
 10.6     Form of Securities Purchase Agreement between the Company and Certain Stockholders dated as of August 26, 1996.(8)
 10.7     Form of Stockholders Agreement among the Company, GECC and certain other stockholders of the Company dated as of August 26, 1996.(8)

EXHIBIT
NUMBER                                        DESCRIPTION
------    ------------------------------------------------------------------------------------
 10.8     Form of Registration Rights Agreement among the Company and GECC and certain other stockholders of the Company dated as of August 26, 1996.(8)
 10.9     Employment Agreement with Philip M. Hawley.(8)
 10.10    1997 Stock Incentive Plan.(11)
 10.11    Supplemental Securities Purchase Agreement among Krause's Furniture, Inc., General
          Electric Corporation and Japan Omnibus Ltd., dated as of August 14, 1997.(12)
 10.12    Letter agreement dated August 14, 1997 regarding Permal Group shares.(12)
 10.13    Letter agreement dated August 14, 1997 regarding warrant dilution provisions.(12)
 11       Statement regarding computation of per share earnings.
 21       Subsidiaries.
*23.1     Consent of Morrison & Foerster LLP (included in its opinion filed as Exhibit 5).
 23.2     Consent of Ernst & Young LLP, Independent Auditors.

---------------

 (1) Incorporated herein by reference to Exhibits to Registrant's Form S-4 dated June 19, 1992 (File No. 33-48725).

 (2) Incorporated herein by reference to Exhibit 10.2 to Registrant's Form 10-K for the year ended December 31, 1990 (File No. 0-17868).

 (3) Incorporated herein by reference to Exhibit to Registrant's Form 8-K dated as of January 20, 1995 (File No. 0-17868).

 (4) Incorporated herein by reference to Exhibit 4.3 to Registrant's Form 8-K dated as of October 7, 1993 (File No. 0-17868).

 (5) Incorporated herein by reference to Exhibit 10.1 to Registrant's Form 10-K dated as of December 31, 1994 (File No. 0-17868).

 (6) Incorporated herein by reference to Exhibits to Registrant's Form 10-K dated as of January 28, 1996 (File No. 0-17868).

 (7) Incorporated herein by reference to Exhibits to Registrant's Form 10-Q dated as of July 28, 1996 (File No. 0-17868).

 (8) Incorporated herein by reference to Exhibits to Registrant's Form 8-K dated as of August 26, 1996 (File No. 0-17868).

 (9) Incorporated herein by reference to Exhibits to Registrant's Form S-1 dated March 12, 1997 (File No. 333-19485).

(10) Incorporated herein by reference to Exhibits to Registrant's Form 10-K dated May 2, 1997 (File No. 0-17868).

(11) Incorporated herein by reference to Exhibit A to Registrant's Proxy Statement on Schedule 14A dated May 7, 1997 (File No. 0-17868).

(12) Incorporated herein by reference to Exhibits to Registrant's Form 8-K dated August 14, 1997 (File No. 0-17868).

(13) Incorporated herein by reference to Exhibits to Registrant's Form 10-Q dated as of December 17, 1997 (File No. 0-17868).

  *  To be filed by amendment.